Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-210506

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

356,666 shares of Common Stock

Visualant, Incorporated

This prospectus covers the resale by the selling stockholder named herein of up to 356,666 shares of our common stock that we may issue to the selling stockholder upon conversion of Series B Redeemable Convertible Preferred Stock at a conversion price of $7.50 per share, subject to certain adjustments. The common stock covered by this prospectus may be offered for resale from time to time by the selling stockholder identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

Our common stock is quoted on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol "VSUL". On March 29, 2016, the last reported sale price for our common stock on the OTCQB Marketplace was $6.68 per share.

On June 17, 2015, we effected a 1-for-150 reverse stock split of our common stock. All warrant, option, share and per share information in this prospectus gives retroactive effect to the 1-for-150 split with all numbers rounded up to the nearest whole share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 7 IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS THE INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$7.50	$2,675,000
Underwriting discounts and commissions (1)	$-	$-
Proceeds to selling stockholder (2)	$7.50	$2,675,000

(1)  Not applicable.
(2)  No proceeds will go to the Company.

The date of this prospectus is April 21, 2016

i

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors". These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements".

Our trademarks Visualant™ and ChromaID™ are used throughout this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" section of this prospectus and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.  As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," "our company," “Visualant, Inc.” and "Visualant" refer to Visualant, Incorporated and our wholly-owned subsidiary TransTech Systems, Inc., unless the context otherwise requires.

On June 17, 2015, we effected a 1-for-150 reverse stock split of our common stock. All warrant, option, share and per share information in this prospectus gives retroactive effect to the 1-for-150 split with all numbers rounded up to the nearest whole share

Overview

Our Company

We are focused primarily on the development of a proprietary technology which is capable of uniquely identifying and authenticating almost any substance using light to create, record and detect the unique digital “signature” of the substance.  We call this our “ChromaID™” technology.

Our ChromaID™ Technology

We have developed a proprietary technology to uniquely identify and authenticate almost any substance. This patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material.  This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature.  Each ChromaID signature is comprised of from hundreds to thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication and verification applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light.  Spectrophotometers typically have a higher cost and utilize a form factor more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific frequencies of light resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications.  The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration.  The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. The Visualant scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result.

ChromaID was invented by scientists from the University of Washington under contract with Visualant.  We have pursued an aggressive intellectual property strategy and have been granted nine patents.  We also have 21 patents pending.  We possess all right, title and interest to the issued patents.  Ten of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, Intellectual Ventures through its subsidiary IDMC.

In 2010, we acquired TransTech Systems, Inc. (“TransTech”) as an adjunct to our business.  TransTech is a distributor of products for employee and personnel identification.  TransTech currently provides substantially all of our revenues.  We intend, however, to further develop and market our ChromaID technology.

The following summarizes our plans for our proprietary ChromaID technology. Based on our anticipated expenditures on this technology, the expected efforts of our management and our relationship with Intellectual Ventures and its subsidiary, IDMC, and our other strategic partner, Sumitomo Precision Products, Ltd., we expect our ChromaID technology to provide an increasing portion of our revenues in future years from product sales, licenses, royalties and other revenue streams., as discussed further below.

ChromaID:  A Foundational Platform Technology

Our ChromaID technology provides a platform upon which a myriad of applications can be developed.  As a platform technology, it is analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed.  The ChromaID technology is an enabling technology that brings the science of light and photonics to low cost, real world commercialization opportunities across multiple industries. The technology is foundational and as such, the basis upon which we believe a significant business can be built.

As with other foundational technologies, a single application may reach across multiple industries. The ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension this same technology can identify pure water from water with contaminants present. It can provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It can detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different clear liquids.

The cornerstone of a company with a foundational platform technology is its intellectual property.  ChromaID was invented by scientists from the University of Washington under contract with Visualant.  We have pursued an aggressive intellectual property strategy and have been granted nine patents.  We currently have 21 patents pending.  We possess all right, title and interest to the issued patents.  Ten of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, the IDMC subsidiary of Intellectual Ventures.

At the Photonics West trade show held in San Francisco in February 2013, we were honored to receive a PRISM award from the Society of Photo-Optical Instrumentation Engineers International, better known as SPIE. The PRISM awards recognizes photonic products that break with conventional ideas, solve problems, and improve life through the application of light-based technologies.

IDMC Relationship

In November 2013, we entered into a strategic relationship with Invention Development Management Company, a subsidiary of Intellectual Ventures, a private intellectual property fund with over $5 billion under management.  Intellectual Ventures owns over 40,000 IP assets and has broad global relationships for the invention of technology, the filing of patents and the licensing of intellectual property.  IDMC has worked to expand the reach and the potential application of the ChromaID technology and has filed ten patents base on the ChromaID technology, which it has licensed to us.  In connection with IDMC’s work to expand our intellectual property portfolio, we agreed to curtail outbound marketing activities of our technology through the fourth calendar quarter of 2014.

Initial testing in our laboratories and the work of the IDMC inventors have shown that the ChromaID technology has a number of broad and useful applications a few of which include:

•	Milk identification for quality, protein and fat content and impurities
•	Identification of liquids for counterfeits or contaminants
•	Detecting adulterants in food and food products compromising its quality
•	Color grading of diamonds
•	Identifying real cosmetics versus counterfeit cosmetics
•	Identifying counterfeit medications versus real medications
•	Identifying regular flour versus gluten free flour
•	Authenticating secure identification cards

Products

Our first delivered product, the ChromaID Lab Kit, scans and identifies solid surfaces. We are marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security cards, cosmetic companies, scanner manufactures and food processing companies.

Our second product, the ChromaID Liquid Lab Kit, scans and identifies liquids.  This product is currently in prototype form.  Similar to our first product, it will be marketed to customers who are considering licensing the technology. Rather than use an LED emitter to reflect light off of a surface that is captured by a photodiode to generate a ChromaID signature the liquid analysis product shines light through the liquid (transmissive) with the LEDs positioned on one side of the liquid sample and the photo detectors on the opposite side. This device is in a functional state in our laboratory and we anticipate having a Liquid ChromaID Lab Kit available for customers by the Company during the fall of 2015. Target markets include, but are not limited to, water companies, petrochemical companies, pharmaceutical companies, and numerous consumer applications.

The ChromaID Lab Kits allows potential licensors of our technology to work with our technology and develop solutions for their particular application.  Our contractual arrangements with IDMC are described in greater detail below.

Our next planned product should be an exemplar product is a prototype that will be produced to address several markets. The primary purpose of this prototype will be to demonstrate the technology to prospective business partners, and will consist of a small, hand held, battery powered, Bluetooth enabled scanning device.  The scanner should wirelessly connect to a smart phone or tablet to transfer the scanned data.  The smart phone application will include two or three industry specific but generic applications that allow for the demonstration of the scanning and matching of the ChromaID signatures. The applications will focus on drug identification, food safety and liquid detection. The prototype device will lend itself to consumer applications and can be a consumer product as well.

Our Commercialization Plans for the ChromaID Technology

We shipped our first ChromaID product, the ChromaID Lab Kits, to our strategic partner IDMC during the last calendar quarter of 2013 and first calendar quarter of 2014, after we completed final assembly and testing. As part of our agreement with IDMC, we curtailed our ChromaID marketing efforts through the fourth calendar quarter of 2014 while IDMC worked to expand our intellectual property portfolio. Thereafter, we began to actively market the ChromaID Lab Kits to interested and qualified customers.  Some ChromaID Lab Kits are provided free of charge to potential customers.  Others are sold for a modest price.  To date, we have achieved limited revenue from the sale of our ChromaID Lab Kits.

The Lab Kit includes the following:

ChromaID Scanner. A small device made with electronic and optical components and firmware which pulses light onto a flat material and records and digitizes the light that is reflected back from that material. The device is the size of a typical flashlight (5.5” long and 1.25” diameter).  However, the technology can be incorporated into almost any size, shape and configuration.

ChromaID Lab Software. A software application that runs on a Windows PC. The software allows for configuration of the scanner, controls the behavior of the ChromaID Scanner, displays a graph of the captured ChromaID signature profile, stores the ChromaID signature in a database and uses algorithms to compare the accuracy of the match of the unknown scan to the known ChromaID signature profile.  This software is intended for lab and experimental use only and is not required for commercialized product applications.

Software Development Toolkit. A collection of software applications, API (an abbreviation of application program interface – a set of routines, protocols, and tools for building software applications) definitions and file descriptions that allow a customer to extract the raw data from the ChromaID signatures and run their own software routines against that raw data.

The ChromaID Lab Kit allows customers to experiment with and evaluate the ChromaID technology and determine if it is appropriate for their specific applications. The primary electronic and optical parts of the ChromaID scanner, called the “scan head,” could be supplied to customers to integrate into their own products.  A set of ChromaID Developer Tools are also available.  These allow customers to develop their own applications and products based on the ChromaID technology.

ChromaID signatures must be stored, managed, and readily accessible for comparison, matching and authentication purposes. The database can be owned and operated by the end customer, but in the case of thousands of ChromaID signatures, database management may be outsourced to us or a third party provider.  These database services could be made available on a per-access transaction basis or on a monthly or annual subscription basis.  The actual storage location of the database can be cloud-based, on a stand-alone scanning device or on a mobile device via a Bluetooth connection depending on the requirements of access, size of the database and security as defined by the customer. As a result, large databases can be accessed by cell phone or other mobile technologies using either local storage or cloud based storage.

Based on the commercialization plans outlined above, our business model anticipates deriving revenue from several sources:

•	Sales of the ChromaID Lab Kit and ChromaID Liquid Lab Kit
•	Non Recurring Engineering (NRE) fees to assist customers with scan integration into their products
•	Licensing of the ChromaID technology
•	Royalties per unit generated from the sales of scan heads
•	Per click transaction revenue from accessing the unique ChromaID signatures
•	Developing custom product applications for customers
•	ChromaID database administration and management services

Our Acceleration of Business Development in the United States and Around the World

We are coordinating our internal business development, sales and marketing efforts with those of our strategic partners IDMC, and Sumitomo Precision Products to leverage market data and information in order to focus on specific target vertical markets which have the greatest potential for early adoption.  The ChromaID Lab Kit provides a means for us to demonstrate the technology to customers in these markets.  It also allows customers to experiment with developing unique applications for their particular use.  Our Business Development team is pursuing license opportunities with customers in our target markets.

There is no requirement for FDA or other government approval for the current applications of our ChromaID technology. Over time, as we explore the application of our ChromaID technology for medical diagnostics and other applications, we expect that there will be requirements for FDA and other government approvals before applications using the technology in medical and other regulated fields can enter the marketplace.

Research and Development

Our research and development efforts are primarily focused improving the core foundational ChromaID technology and developing new and unique applications for the technology.   As part of this effort, we typically conduct testing to ensure that ChromaID application methods are compatible with the customer’s requirements, and that they can be implemented in a cost effective manner. We are also actively involved in identifying new application methods.  Our team has considerable experience working with the application of light-based technologies and their application to various industries. We believe that its continued development of new and enhanced technologies relating to our core business is essential to our future success. We spent $362,661 and $670,742 for the years ended September 30, 2015 and 2014, respectively, on development activities.  Our research and development efforts are supported internally, through its relationship with IDMC and through contractors led by Dr. Tom Furness and his team at RATLab LLC.

TransTech Systems, Inc.

Our wholly owned subsidiary, TransTech Systems, Inc., is a distributor of products, including systems solutions, components and consumables, for employee and personnel identification in government and the private sector, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance to value-added resellers and system integrators throughout North America.

We expect our ownership of TransTech to accelerate our market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring our proprietary ChromaID technology.  TransTech currently provides substantially all of our revenues.  Its management team functions independently from Visualant’s and its operations require a minimal commitment of our management time and other resources.  Our acquisition of TransTech in June 2010 and its operations are described in greater detail below.

Agreements with Sumitomo Precision Products Co., Ltd.

In May 2012, we entered into a Joint Research and Product Development Agreement with Sumitomo Precision Products Co., Ltd., a publicly-traded Japanese corporation, for the commercialization of our ChromaID technology.   In March 2013, we entered into an amendment to this agreement, which extended the Joint Development Agreement from March 31, 2013 to December 31, 2013.  The extension provided for continuing work between Sumitomo and Visualant focused upon advancing the ChromaID technology and market research aimed at identifying the most significant markets for the ChromaID technology. This collaborative work supported the development of the ChromaID Lab Kit. This agreement expired December 31, 2013. The current version of the technology was introduced to the marketplace as a part of our ChromaID Lab Kit during the fourth quarter of 2013.  Sumitomo invested $2,250,000 in exchange for 115,385 shares of restricted shares of common stock priced at $19.50 per share that was funded on June 21, 2012.

We also entered into a License Agreement with Sumitomo in May 2012, under which Sumitomo paid the Company an initial payment of $1 million.  The License Agreement granted Sumitomo an exclusive license for the then extant ChromaID technology.  The territories covered by this license include Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). The Sumitomo License fee was recorded as revenue over the life the Joint Research and Product Development Agreement and was fully recorded as of May 31, 2013. On May 21, 2015, we entered into an amendment to the License Agreement, which, effective as of June 18, 2014, eliminated the Sumitomo exclusivity and provides that if we sell products in certain territories – Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines) – the Company will pay Sumitomo a royalty rate of 2% of net sales (excluding non-recurring engineering revenues) over the remaining term of the five-year License Agreement (through May 2017).

Risks That We Face

Our business is subject to a number of risks of which you should be aware before making an investment decision. We are exposed to various risks related to our business and financial position (specifically our need for additional financing), this offering, our common stock and our recent reverse stock split.  These risks are discussed more fully in the "Risk Factors" section of this prospectus beginning on page 7.

Corporate Information

We were incorporated under the laws of the State of Nevada on October 8, 1998. Our executive offices are located at 500 Union Street, Suite 420, Seattle, WA 98101. Our telephone number is (206) 903-1351 and our principal website address is located at www.visualant.net. The information contained on, or that can be accessed through, our website is not incorporated into and is not a part of this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

SUMMARY OF THE OFFERING

Securities offered:	This prospectus covers the resale by the selling stockholder named herein of up to 356,666 shares of our common stock.

Common stock outstanding before the offering (1):	1,259,644

Common stock to be outstanding after this offering (2):	1,616,310 shares

Use of proceeds:	We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

Risk Factors:	You should read the "Risk Factors" section starting on page 7 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

OTCQB Symbol:	VSUL

Reverse Split:
On June 17, 2015, we effected a 1-for-150 reverse stock split of our common stock. All warrant, option, share and per share information in this prospectus gives retroactive effect to the 1-for-150 split with all numbers rounded up to the nearest whole share.

(1)	The number of shares of our common stock outstanding before this offering is based on 1,259,644 shares of our common stock outstanding as of March 31, 2016, and excludes, as of that date:

• 56,641 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $18.19 per share;

• 23,334 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock;

• 830,326 shares of our common stock issuable upon the exercise of outstanding warrants at an average exercise price of $3.21 per share.  The exercise prices of these warrants will be adjusted to the final per share price in this offering.  These warrants will expire on or before January 2020;

• Up to 28,544 shares of our common stock issuable upon the exercise of placement agent warrants exercisable at $2.50 per share.  These placement agent warrants will be issued only upon the exercise of the Series A Warrants, and are issuable ratably based upon the number of Warrants exercised;

• An unknown number of shares of our common stock issuable upon the conversion of $975,000 of Convertible Notes Payable and an unknown number of our common shares issuance upon the exercise of $710,000 of warrants related to Convertible Notes Payable;

• 20,525 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

• 356,666 shares of our common stock issuable upon the conversion of Series B Redeemable Preferred Stock, at an assumed exercise price of $7.50, subject to certain adjustments. These shares of common stock are being registered in this offering.

(2)
Includes 356,666 shares of our common stock issuable upon the conversion of Series B Redeemable Preferred Stock, at an assumed exercise price of $7.50, subject to certain adjustments. These shares of common stock are being registered in this offering.

Summary Financial Information

The following tables set forth a summary of our historical financial data as of, and for the period ended on, the dates indicated. We have derived the statements of operations data for the years ended September 30, 2015 and 2014 from our audited financial statements included in this prospectus. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the "Capitalization” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus.

Statements of Operations Data:

(in thousands, except for share and per share data)

	Three Months
	Ended	Years Ended September 30,
	December 31, 2015	2015	2014	2013	2012	2011

STATEMENT OF OPERATIONS DATA:
Net revenue	$1,285	$6,291	$7,983	$8,573	$7,924	$9,136
Cost of goods sold	1,087	5,274	6,694	6,717	6,344	7,570
Gross profit	198	1,017	1,289	1,856	1,580	1,566
Research and development expenses	92	363	670	1,169	177	134
General and administrative expenses	736	2,984	3,180	4,581	3,625	3,691
Operating (loss)	(630)	(2,330)	(2,561)	(3,894)	(2,222)	(2,259)
Other expense	(1,382)	(271)	1,538	(2,741)	(533)	(146)
Net profit (loss)	(2,012)	(2,601)	(1,023)	$(6,635)	$(2,755)	$(2,405)
Income taxes current benefit	-	30	(6)	$(30)	$(29)	$(9)
Net profit (loss)	(2,012)	(2,631)	(1,017)	(6,605)	(2,726)	(2,396)
Noncontrolling interest	-	-	-	$17	$6	$14
Net profit (loss) attributable to Visualant, Inc. and Subsidiaries common shareholders	$(2,012)	$(2,631)	$(1,017)	$(6,622)	$(2,732)	$(2,410)
Net (loss) per share	$(1.73)	$(2.33)	$(0.92)	$(8.06)	$(6.24)	$(8.42)
Weighted average number of shares	1,161,366	1,131,622	1,108,964	819,563	437,049	284,552

Balance Sheet Data:

(in thousands)

As of
December 31, 2015
BALANCE SHEET DATA:
Total current assets	$976
Total assets	2,435
Total current liabilities	9,693
Total current liabilities without derivative liabilities	4,666
Total liabilities	9,693
Stockholder's (deficiency) equity	(7,258)
Stockholder's (deficiency) equity without derivative liabilities	(3,207)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to the Commercialization of Our Products

We may not be able to generate sufficient revenue from the commercialization of our ChromaID technology and related products to achieve or sustain profitability.

We are in the process of commercializing our ChromaID™ technology.  To date, we have entered into one License Agreement with Sumitomo Precision Products Co., Ltd. and have a strategic relationship with IDMC.  Failure to sell our ChromaID products, grant additional licenses and obtain royalties or develop other revenue streams will have a material adverse effect on our business, financial condition and results of operations.

We believe that our commercialization success is dependent upon our ability to significantly increase the number of customers that are using our products. To date, we have generated minimal revenue from sales of our ChromaID products. In addition, demand for our ChromaID products may not increase as quickly as planned and we may be unable to increase our revenue levels as expected. We are currently not profitable. Even if we succeed in introducing the ChromaID technology and related products to our target markets, we may not be able to generate sufficient revenue to achieve or sustain profitability.

We are in the early stages of commercialization and our ChromaID technology and related products may never achieve significant commercial market acceptance.

Our success depends on our ability to develop and market products that are recognized as accurate and cost-effective. Many of our potential customers may be reluctant to use our new technology. Market acceptance will depend on many factors, including our ability to convince potential customers that our ChromaID technology and related products are an attractive alternative to existing light-based technologies. We will need to demonstrate that our products provide accurate and cost-effective alternatives to existing light-based authentication technologies. Compared to most competing technologies, our technology is relatively new, and most potential customers have limited knowledge of, or experience with, our products. Prior to implementing our ChromaID technology and related products, potential customers are required to devote significant time and effort to testing and validating our products. In addition, during the implementation phase, customers may be required to devote significant time and effort to training their personnel on appropriate practices to ensure accurate results from our technology and products. Any failure of our ChromaID technology or related products to meet customer expectations could result in customers choosing to retain their existing testing methods or to adopt systems other than ours.

Many factors influence the perception of a system including its use by leaders in the industry.  If we are unable to induce industry leaders in our target markets to implement and use our ChromaID technology and related products, acceptance and adoption of our products could be slowed. In addition, if our products fail to gain significant acceptance in the marketplace and we are unable to expand our customer base, we may never generate sufficient revenue to achieve or sustain profitability.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

We commenced our formal commercial launch in the fourth fiscal quarter of 2014 and anticipate growth in our business operations. Since our inception in 1998, we have increased our number of employees to 15 as of December 31, 2015 and we expect to increase our number of employees further as our business grows. This future growth could create strain on our organizational, administrative and operational infrastructure, including quality control, customer service and sales and marketing. Our ability to manage our growth properly will require us to continue to improve our operational, financial, and management controls, as well as our reporting systems and procedures. If our current infrastructure is unable to handle our growth, we may need to expand our infrastructure and staff and implement new reporting systems. The time and resources required to implement such expansion and systems could adversely affect our operations. Our expected future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, and integrate additional employees. Our future financial performance and our ability to commercialize our products and to compete effectively will depend, in part, on our ability to manage this potential future growth effectively, without compromising quality.

Risks Relating to our Business and Financial Condition

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have experienced net losses since inception. As of December 31, 2015, we had an accumulated deficit of $26.2 million and net losses in the amount of $2,631,000 and $1,017,000 for the years ended September 30, 2015 and 2014, respectively. There can be no assurance that we will achieve or maintain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital.  Our operating expenses may increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer.  Our ChromaID business has produced limited revenues, and may not produce significant revenues in the near term, or at all, which would harm our ability to continue our operations or obtain additional financing and require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as business with an early-stage technology in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

We need additional financing to support our technology development and ongoing operations, pay our debts and maintain ownership of our intellectual properties; we will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

We are currently operating at a loss.  We believe that our cash on hand will be sufficient to fund our operations through March 31, 2016. We need additional financing to implement our business plan and to service our ongoing operations, pay our current debts (described below) and maintain ownership of our intellectual property. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and/or divest all or a portion of our business.   We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt.  Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

The common stock covered by this prospectus may be offered for sale from time to time by the selling stockholder identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

Our services and license agreement with Invention Development Management Company, LLC is important to our business strategy and operations.

In November 2013, we entered into a Services and License Agreement with Invention Development Management Company. IDMC is a subsidiary of Intellectual Ventures, which collaborates with inventors, partners with companies and invests both expertise and capital in the process of invention. This agreement was amended in November 2014 to license ten patents filed by IDMC related to the ChromaID technology to us.

The amended agreement with IDMC covers a number of areas that are important to our operations, including the following:

•
The agreement requires IDMC to identify and engage inventors to develop new applications of our ChromaID technology, present the developments to us for approval, and file at least ten patent applications to protect the developments;

•	We received a worldwide, nontransferable, exclusive license to the licensed intellectual property developed under this agreement within the identification, authentication and diagnostics field of use;
•	We received a nonexclusive and nontransferable option to acquire a worldwide, nontransferable, nonexclusive license to intellectual property held by IDMC within that same field of use; and
•	We granted to IDMC certain licenses to our intellectual property outside the identification, authentication and diagnostics field of use.

Failure to operate in accordance with the IDMC agreement, or an early termination or cancellation of this agreement for any reason, would have a material adverse effect on ability to execute our business strategy and on our results of operations and business.

We need to continue as a going concern if our business is to succeed.

Because of our recurring losses and negative cash flows from operations, the audit report of our independent registered public accountants on our consolidated financial statements for the year ended September 30, 2015 contains an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.  Factors identified in the report include our historical net losses, negative working capital, and the need for additional financing to implement our business plan and service our debt repayments. If we are not able to attain profitability in the near future our financial condition could deteriorate further, which would have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment. Further, we may be unable to pay our debt obligations as they become due, which include obligations to secured creditors.  If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.  Additionally, we are subject to customary operational covenants, including limitations on our ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

We have obligations to repay approximately $2,849,935 in various loans in the near future, and if we do not satisfy these obligations, the lenders may have the right to demand payment in full or exercise other remedies.

We have a $199,935 Business Loan Agreement with Umpqua Bank (the “Umpqua Loan”), which currently matures on December 31, 2016 and provides for interest at 3.25% per year.  Related to the Umpqua Loan, we entered into a demand promissory note for $200,000 on January 10, 2014 with an entity with which Ronald P. Erickson, our Chief Executive Officer, is affiliated.  This demand promissory note will be effective in case of a default by us under the Umpqua Loan.

We also have two other demand promissory notes payable to entities affiliated with Mr. Erickson, totaling $600,000.  Each of these notes were issued between January and July 2014, provide for interest of 3% per year and now mature on March 31, 2016.  They also provide for a second lien on our assets if not repaid by March 31, 2016 or converted into convertible debentures or equity on terms acceptable to the Mr. Erickson. Mr. Erickson and/or entities with which he is affiliated also have advanced $668,500 and have unreimbursed expenses and compensation of approximately $386,500.  We owe Mr. Erickson, or entities with which he is affiliated, $1,675,000 as of March 31, 2016.

We also have convertible notes payable to investors totaling $710,000 to fund short-term working capital.  These notes accrue interest at a rate of 8% per annum, become due during September 2016 and February 2017 and are convertible into common stock as part of our next financing, at a conversion price equal to the price of the common stock sold in our next public financing. The investors received $710,000 in warrants that are exercisable into common stock at the price equal to the price of the common stock sold in our next public financing.

We entered into 10% Convertible Promissory Notes and Securities Purchase Agreements with three accredited investors on February 4, 2016 totaling $165,000 to fund short-term working capital. The Notes become due on February 3, 2017 and are convertible into common stock after six months from issuance. The Notes are convertible at 60% of the average of the lowest trading price in the 25 days prior to conversion. We issued a total of 10,500 shares of restricted common stock to the investors. We received $128,500 net of all fees.

We entered into a Convertible Note Payable with Vis Vires Group, Inc. on February 18, 2016 for $100,000 to fund short-term working capital.  The Vis Vires Note accrued interest at a rate of 8% per annum and becomes due on November 22, 2016 and was convertible into common stock on August 19, 2016. The Vis Vires Note was convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion. We received $86,000 net of all fees.

We require additional financing, to service and/or repay these debt obligations. If we raise additional capital through borrowing or other debt financing, we may incur substantial interest expense. If and when we raise more equity capital in the future, it will result in substantial dilution to our current stockholders.

Our management has concluded that we have material weaknesses in our internal controls over financial reporting and that our disclosure controls and procedures are not effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis. During the audit of our financial statements for the year ended September 30, 2015, our management identified material weaknesses in our internal control over financial reporting. If these weaknesses continue, investors could lose confidence in the accuracy and completeness of our financial reports and other disclosures.

In addition, our management has concluded that our disclosure controls and procedures were not effective due to the lack of an audit committee “financial expert.”  These material weaknesses, if not remediated, create an increased risk of misstatement of the Company’s financial results, which, if material, may require future restatement thereof. A failure to implement improved internal controls, or difficulties encountered in their implementation or execution, could cause future delays in our reporting obligations and could have a negative effect on us and the trading price of our common stock.

If the company were to dissolve or wind-up, holders of our common stock would not receive a liquidation preference.

If we were to wind-up or dissolve our company and liquidate and distribute our assets, our common stockholders would share in our assets only after we satisfy any amounts we owe to our creditors and preferred equity holders.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, it is very unlikely that sufficient assets will remain available after the payment of our creditors and preferred equity holders to enable you to receive any liquidation distribution with respect to any common stock you hold.

If components used in our finished products become unavailable, or third-party manufacturers otherwise experience delays, we may incur delays in shipment to our customers, which would damage our business.

We depend on third-party suppliers for substantially all of our components and products. We purchase these products and components from third-party suppliers that serve the advanced lighting systems market and we believe that alternative sources of supply are readily available for most products and components. However, consolidation could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing necessary amounts of key components at competitive prices. In addition, for certain of our customized components, arrangements for additional or replacement suppliers will take time and result in delays. We purchase products and components pursuant to purchase orders placed from time to time in the ordinary course of business. This means we are vulnerable to unanticipated price increases and product shortages. Any interruption or delay in the supply of components and products, or our inability to obtain components and products from alternate sources at acceptable prices in a timely manner, could harm our business, financial condition and results of operations.

While we believe alternative manufacturers for these products are available, we have selected these particular manufacturers based on their ability to consistently produce these products per our specifications ensuring the best quality product at the most cost effective price. We depend on our third-party manufacturers to satisfy performance and quality specifications and to dedicate sufficient production capacity within scheduled delivery times. Accordingly, the loss of all or one of these manufacturers or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative manufacturer could be found.

We are dependent on key personnel.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace, including Ronald P. Erickson, our Chief Executive Officer. We do not maintain key person life insurance covering any of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations, and the ability of all personnel to work together effectively as a team.  Our officers do not currently have employment agreements.  Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.   Our success also depends on our continued ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, manufacturing, administrative and sales and marketing personnel. Competition for these individuals is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting and retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products and adversely impact our relationships with existing and future customers.  The inability to attract and retain necessary technical, managerial, manufacturing, administrative and sales and marketing personnel could harm our ability to obtain new customers and develop new products and could adversely affect our business and operating results.

We have limited insurance which may not cover claims by third parties against us or our officers and directors.

We have limited directors’ and officers’ liability insurance and commercial liability insurance policies. Claims by third parties against us may exceed policy amounts and we may not have amounts to cover these claims.  Any significant claims would have a material adverse effect on our business, financial condition and results of operations.  In addition, our limited directors’ and officers’ liability insurance may affect our ability to attract and retain directors and officers.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition and our results of operations.

We rely on a combination of patent, trademark, and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights.  Obtaining and maintaining a strong patent position is important to our business.  Patent law relating to the scope of claims in the technology fields in which we operate is complex and uncertain, so we cannot be assured that we will be able to obtain or maintain patent rights, or that the patent rights we may obtain will be valuable, provide an effective barrier to competitors or otherwise provide competitive advantages. Others have filed, and in the future are likely to file, patent applications that are similar or identical to ours or those of our licensors. To determine the priority of inventions, or demonstrate that we did not derive our invention from another, we may have to participate in interference or derivation proceedings in the USPTO or in court that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. We cannot be assured our patent applications will prevail over those filed by others. Also, our intellectual property rights may be subject to other challenges by third parties. Patents we obtain could be challenged in litigation or in administrative proceedings such as ex parte reexam, inter partes review, or post grant review in the United States or opposition proceedings in Europe or other jurisdictions.

There can be no assurance that:

•	any of our existing patents will continue to be held valid, if challenged;
•	patents will be issued for any of our pending applications;
•	any claims allowed from existing or pending patents will have sufficient scope or strength to protect us;
•	our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage; or
•	any of our products or technologies will not infringe on the patents of other companies.

If we are enjoined from selling our products, or if we are required to develop new technologies or pay significant monetary damages or are required to make substantial royalty payments, our business and results of operations would be harmed.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or interferences against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could have a material adverse effect on our results of operations and business.

Claims by others that our products infringe their patents or other intellectual property rights could prevent us from manufacturing and selling some of our products or require us to pay royalties or incur substantial costs from litigation or development of non-infringing technology.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert our attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. We have engaged in litigation and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. A successful claim of intellectual property infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results.

Our TransTech vendor base is concentrated.

Evolis, Fargo, Ultra Electronics - Magicard Division and NiSCA, are major vendors of TransTech whose products account for approximately 73% of TransTech’s revenue. TransTech buys, packages and distributes products from these vendors after issuing purchase orders. Any loss of any of these vendors would have a material adverse effect on our business, financial condition and results of operations.

We currently have a very small sales and marketing organization. If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities, we may not be able to successfully commercialize our ChromaID technology.

We currently have one full-time sales and business development manager for the ChromaID technology.  This individual oversees sales of our products and IP licensing and manages critical customer and partner relationships. In addition, he manages and coordinates the business development resources at our strategic partners IDMC and Sumitomo Precision Products as they relate to our ChromaID technology. We also work with third party entities that are focused in specific market verticals where they have business relationships that can be leveraged. Our subsidiary, TransTech Systems, has six sales and marketing employees on staff to support the ongoing sales efforts of that business. In order to commercialize products that are approved for commercial sales, we sell directly to our customers, collaborate with third parties that have such commercial infrastructure and work with our strategic business partners to generate sales. If we are not successful entering into appropriate collaboration arrangements, or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our ChromaID technology, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize ChromaID without strategic partners or licensees include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Government regulatory approval may be necessary before some of our products can be sold and there is no assurance such approval will be granted.

Although we do not need regulatory approval for our current applications, our ChromaID technology may have a number of potential applications in fields of use which will require prior governmental regulatory approval before the technology can be introduced to the marketplace. For example, we are exploring the use of our ChromaID technology for certain medical diagnostic applications.  There is no assurance that we will be successful in developing medical applications for our ChromaID technology.  If we were to be successful in developing medical applications of our technology, prior approval by the FDA and other governmental regulatory bodies may be required before the technology could be introduced into the marketplace.  There is no assurance that such regulatory approval would be obtained for a medical diagnostic or other applications requiring such approval.

We may engage in acquisitions, mergers, strategic alliances, joint ventures and divestures that could result in final results that are different than expected.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets, the possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition, and various potential difficulties involved in integrating acquired businesses into our operations.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to effectively transfer liabilities, contracts, facilities and employees to any purchaser; identify and separate the intellectual property to be divested from the intellectual property that we wish to retain; reduce fixed costs previously associated with the divested assets or business; and collect the proceeds from any divestitures.

If we do not realize the expected benefits of any acquisition or divestiture transaction, our financial position, results of operations, cash flows and stock price could be negatively impacted.

Our growth strategy depends in part on our ability to execute successful strategic acquisitions. We have made strategic acquisitions in the past and may do so in the future, and if the acquired companies do not perform as expected, this could adversely affect our operating results, financial condition and existing business.

We may continue to expand our business through strategic acquisitions. The success of any acquisition will depend on, among other things:

•	the availability of suitable candidates;

•	higher than anticipated acquisition costs and expenses;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions and obtaining any consents necessary under our credit facility;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

We may not be successful in effectively integrating acquired businesses and completing acquisitions in the future. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

We are subject to corporate governance and internal control requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

We must comply with corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as well as additional rules and regulations currently in place and that may be subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial.

Our management has concluded that our disclosure controls and procedures were not effective due to the lack of an audit committee “financial expert.”  We expect to appoint an additional independent director to serve as Audit Committee Chairman.  This director will be an “audit committee financial expert” as defined by the SEC. However, we cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters in the future. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

The Capital Source credit facility contains covenants that may limit our flexibility in operating our business and failure to comply with any of these covenants could have a material adverse effect on our business.

In December 8, 2009, we entered into the Capital Source credit facility. These Capital Source credit facility contains covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	sell, transfer, lease or dispose of certain assets;

•	engage in certain mergers and consolidations;

•	incur debt or encumber or permit liens on certain assets, except in the limited circumstances permitted under the loan and security agreements;

•	make certain restricted payments, including paying dividends on, or repurchasing or making distributions with respect to, our common stock; and

•	enter into certain transactions with affiliates.

A breach of any of the covenants under the Capital Source credit facility could result in a default under the Capital Source credit facility. Upon the occurrence of an event of default under the Capital Source credit facility, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we are unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure such indebtedness.

The exercise prices of the IDMC warrant and Series A, B, C and D warrants may require further adjustment.

In connection with the June 2013 Special Situations financing described below under “Liquidity and Capital Resources”, we have outstanding Series A Warrants to purchase a total of 345,018 shares of common stock with a current exercise price of $2.50 per share, and Series B Warrants to purchase a total of 346,685 shares of common stock with a current exercise price of $2.50 per share, the IDMC warrant to purchase 97,169 shares of common stock with a current exercise price of $2.50 per share, Series C Warrants to purchase 23,334 shares of common stock with a current exercise price of $2.50 per share and Series D Warrants to purchase 23,334 shares of common stock at an exercise price of current exercise price of $2.50 per share (collectively, the “Special Situations Warrants”).  The Special Situations Warrants contain an adjustment provision that would require an adjustment in the exercise price of the Special Situations Warrants if we issue common stock, warrants or equity below the price that is reflected in the Special Situations Warrants (currently $2.50 per share).  If we issue any additional shares of common stock, warrants or other equity securities at a price below the exercise prices of the Special Situations Warrants, it would result in a reduction in the exercise price of the Special Situations Warrants. A downward adjustment in the exercise price of the Special Situations Warrants could also affect the market price of the common stock.

Risks Relating to Our Stock

The price of our common stock is volatile, which may cause investment losses for our stockholders.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

•
Announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments and litigation;

•	Issuance of convertible or equity securities and related warrants for general or merger and acquisition purposes;
•	Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes;
•	Sale of a significant number of shares of our common stock by stockholders;
•	General market and economic conditions;
•	Quarterly variations in our operating results;
•	Investor and public relation activities;
•	Announcements of technological innovations;
•	New product introductions by us or our competitors;
•	Competitive activities; and
•	Additions or departures of key personnel.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition and results of operations.

Transfers of our securities may be restricted by virtue of state securities “blue sky” laws, which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "blue sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities held by many of our stockholders have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

The sale of a significant number of our shares of common stock could depress the price of our common stock.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of March 31, 2016, there were 1,259,644 shares of our common stock issued and outstanding, outstanding stock options grants for the purchase of 56,641 shares of common stock at an $18.19 average exercise price and outstanding warrants for the purchase of 830,326 shares of common stock at a $3.21 average exercise price.  We may be obligated to issue up to 21,693 additional placement agent warrants at $2.50 per share related to the funding which closed June 14, 2013 which have the potential to add additional shares to the total number of shares of common stock issued and outstanding.

In addition, there are 23,334 shares of common stock reserved for issuance upon conversion of Series A Convertible Preferred stock.

There is an unknown number of shares of our common stock issuable upon the conversion of $975,000 of Convertible Notes Payable and an unknown number of our common shares issuance upon the exercise of $710,000 of warrants related to Convertible Notes Payable.

There are 356,666 shares of our common stock issuable upon the conversion of Series B Redeemable Preferred Stock at an assumed exercise price of $7.50 per share, subject to certain adjustments. These shares of common stock are being registered as part of the Registration Statement of which this prospectus is a part.

Significant shares of common stock are held by our principal stockholders, other company insiders and other large stockholders. As “affiliates” of Visualant, as defined under Securities and Exchange Commission Rule 144 under the Securities Act of 1933, our principal stockholders, other of our insiders and other large stockholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

These options, warrants, convertible notes payable and convertible preferred stock could result in further dilution to common stock holders and may affect the market price of the common stock.

Future issuance of additional shares of common stock and/or preferred stock could dilute existing stockholders. We have and may issue preferred stock that could have rights that are preferential to the rights of common stock that could discourage potentially beneficially transactions to our common stockholders.

Pursuant to our certificate of incorporation, we currently have authorized 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. To the extent that common shares are available for issuance, subject to compliance with applicable stock exchange listing rules, our board of directors has the ability to issue additional shares of common stock in the future for such consideration as the board of directors may consider sufficient. The issuance of any additional securities could, among other things, result in substantial dilution of the percentage ownership of our stockholders at the time of issuance, result in substantial dilution of our earnings per share and adversely affect the prevailing market price for our common stock.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over our common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced and these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights senior to those of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Anti-takeover provisions may limit the ability of another party to acquire our company, which could cause our stock price to decline.

Our certificate of incorporation, as amended, our bylaws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

 Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock; our Series A Preferred Stock contains provisions that restrict our ability to take certain actions without the consent of at least 66% of the Series A Preferred Stock then outstanding.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

In addition, our articles of incorporation restrict our ability to take certain actions without the approval of at least 66% of the Series A Preferred Stock then outstanding.  These actions include, among other things;

• authorizing, creating, designating, establishing or issuing an increased number of shares of Series A Preferred Stock or any other class or series of capital stock ranking senior to or on a parity with the Series A Preferred Stock;

• adopting a plan for the liquidation, dissolution or winding up the affairs of our company or any recapitalization plan (whether by merger, consolidation or otherwise);

• amending, altering or repealing, whether by merger, consolidation or otherwise, our articles of incorporation or bylaws in a manner that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; and

• declaring or paying any dividend (with certain exceptions) or directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of our capital stock, stock options or convertible securities (with certain exceptions).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that are, or may be deemed, "forward-looking statements." In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes", "estimates", "anticipates", "expects", "plans", "intends", "may", "could", "might", "will", "should", "approximately" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned exploration activities, our results of operations, financial condition, liquidity, prospects, growth and strategies, the length of time that we will be able to continue to fund our operating expenses and capital expenditures, our expected financing needs and sources of financing, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and rare earth element market developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described in the "Risk Factors" section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or for any other reason.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholder. All proceeds from the sale of such securities by the selling stockholder under this prospectus will be for the account of the selling stockholder, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the respective obligations of the selling stockholder, we are responsible for the fees, costs and expenses of this Registration Statement, which includes our legal and accounting fees, printing costs, and filing and other miscellaneous fees and expenses.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is currently quoted on the OTCQB under the symbol "VSUL". The following table sets forth the range of the high and low sale prices of the common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. Consequently, the information provided below may not be indicative of our common stock price under different conditions.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors.  For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

Period Ended	High	Low
Year Ending September 30, 2016
January 1, 2016 to March 28, 2016	$8.04	$6.00
December 31, 2015	$9.00	$4.30

Year Ending September 30, 2015
September 30, 2015	$8.00	$2.80
June 30, 2015	$13.50	$6.00
March 31, 2015	$13.50	$7.50
December 31, 2014	$18.00	$7.50

Year Ending September 30, 2014
September 30, 2014	$13.50	$9.00
June 30, 2014	$15.00	$9.00
March 31, 2014	$16.50	$10.50
December 31, 2013	$19.50	$9.00

As of March 29, 2016, the high and low sales price of our common stock was $6.40 per share and $6.91 per share, respectively. As of March 31, 2016, there were 1,259,644 shares of common stock outstanding held by approximately 38 stockholders of record. This number does not include approximately 2,300 beneficial owners whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and intend, for the foreseeable future, to retain any future earnings to finance the growth and development of our business. Our future dividend policy will be determined by our Board of Directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2015:

In thousands, except for share and per share data

	December 31, 2015
	Actual	Pro Forma
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$141	$2,549
Convertible notes payable	479	479
Series A Convertible Preferred stock	-	-
Common stock	1	1
Additional paid in capital	18,919	21,594
Accumulated deficit	(26,178)	(26,446)
Derivative liability - warrants	4,051	4,051
Total stockholders' (deficit) equity	(3,207)	(800)
Total capitalization	$(2,728)	$(321)

• on an actual basis; and

• on a pro forma basis to give effect to this offering

You should read this table together with the sections entitled "Summary Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

The number of shares of our common stock outstanding before this offering is based on 1,259,644 shares of our common stock outstanding as of March 31, 2016, and excludes, as of that date:

• 56,641 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $18.19 per share;

• 23,334 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock;

• 830,326 shares of our common stock issuable upon the exercise of outstanding warrants at an average exercise price of $3.21 per share.  The exercise prices of these warrants will be adjusted to the final per share price in this offering.  These warrants will expire on or before January 2020;

• Up to 28,544 shares of our common stock issuable upon the exercise of placement agent warrants exercisable at $2.50 per share.  These placement agent warrants will be issued only upon the exercise of the Series A Warrants, and are issuable ratably based upon the number of Warrants exercised;

• An unknown number of shares of our common stock issuable upon the conversion of $975,000 of Convertible Notes Payable and an unknown number of our common shares issuance upon the exercise of $710,000 of warrants related to Convertible Notes Payable;

• 20,525 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

• 356,666 shares of our common stock issuable upon the conversion of Series B Redeemable Preferred Stock at an assumed exercise price of $7.50, subject to certain adjustments. These shares of common stock are being registered in this offering.

The pro forma information discussed above is to illustrate only and will change based on the actual public offering price, number of shares and other terms of this offering determined in pricing.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value deficit of $3,207,000, net of derivative liability – warrants of $4,051,000, is the amount of our total tangible assets less our total liabilities as of December 31, 2015. Net historical tangible book value (deficit) per share of ($2.725) is our historical net tangible book value deficit divided by the number of shares of common stock outstanding as of December 31, 2015.

Pro forma as adjusted net book value is our pro forma net tangible book value (deficit), after giving effect to the sale of shares of our common stock by the selling stockholder in this offering at an assumed public offering price of $7.50 per share. Our pro forma as adjusted net book value as of December 31, 2015, after giving effect to this offering, would have been approximately ($800,000), or ($0.495) per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $2.231 per share to our existing stockholders, and an immediate dilution of $7.995 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$7.500
Pro forma net tangible book value per share as of December 31, 2015	$(2.725)
Increase in net tangible book value per share attributable to this offering	$2.231
Pro forma as adjusted net tangible book value per share after this offering		$(0.495)
Amount of dilution in net tangible book value per share to new investors in this offering		$7.995

The pro forma information discussed above is illustrative only and will change based on the actual public offering price, number of shares and other terms of this offering determined at pricing.

If any shares are issued upon exercise of outstanding options or warrants, you may experience further dilution. The number of shares of our common stock outstanding before this offering is based on 1,259,644 shares of our common stock outstanding as of March 31, 2016, and excludes, as of that date:

• 56,641 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $18.19 per share;

• 23,334 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock;

• 830,326 shares of our common stock issuable upon the exercise of outstanding warrants at an average exercise price of $3.21 per share.  The exercise prices of these warrants will be adjusted to the final per share price in this offering.  These warrants will expire on or before January 2020;

• Up to 28,544 shares of our common stock issuable upon the exercise of placement agent warrants exercisable at $2.50 per share.  These placement agent warrants will be issued only upon the exercise of the Series A Warrants, and are issuable ratably based upon the number of Warrants exercised;

• An unknown number of shares of our common stock issuable upon the conversion of $975,000 of Convertible Notes Payable and an unknown number of our common shares issuance upon the exercise of $710,000 of warrants related to Convertible Notes Payable;

• 20,525 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

• 356,666 shares of our common stock issuable upon the conversion of Series B Redeemable Preferred Stock at an assumed exercise price of $7.50, subject to certain adjustments. These shares of common stock are being registered in this offering.

We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.  To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity securities in the future, there may be further dilution to new investors participating in this offering.

SELLING SECURITY HOLDERS

The following table sets forth the number of shares of our common stock which may be sold by the selling stockholder pursuant to this prospectus. We agreed to register for resale the shares covered by this prospectus as a condition to the purchase of 255 shares of Series B Preferred Stock by Discover Growth Fund, which were sold to the selling stockholder in a private placement and which are convertible into our common stock. We are registering these securities in order to permit the selling stockholder to dispose of its shares of common stock from time to time.

The selling stockholder may decide to sell all, some, or none of the securities listed below.   See the section entitled “Plan of Distribution.”  We cannot provide an estimate of the number of our securities that the selling stockholder will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The selling stockholder has had no material relationship with us or our affiliates during the last three years, other than as a purchaser of the Series B Shares from us in the private placement. To our knowledge, the selling stockholder is not a registered broker-dealer or an affiliate of a broker-dealer.   In connection with the private placement, we paid sales commission and expenses of $50,000 and issued warrants exercisable into 6,667 shares of common stock to Garden State Securities, Inc., who acted as the Company’s exclusive placement agent.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. Column B lists the number of shares of common stock beneficially owned by the selling stockholder prior to this offering. Column C lists the shares of common stock covered by this prospectus that may be disposed of by the selling stockholder. Column D lists the number of shares of common stock that will be beneficially owned by the selling stockholder assuming all of the shares covered by this prospectus are sold. Column E lists the percentage of shares of common stock that will be beneficially owned by the selling stockholder assuming all of the shares covered by this prospectus are sold.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

	Common Stock
	Beneficially	Common Stock
	Owned Prior to	Beneficially	Common Stock	% Beneficial
	this	Owned After	Being	Ownership
Name of Selling Shareholder (A)	Offering (B)	Offering (C)	Offered (D)	After Offering (E)
Discover Growth Fund	-	-	356,666	*

	-	-	356,666	*

*Less than 1% ownership.

DESCRIPTION OF SERIES B PREFERRED STOCK PURCHASE AGREEMENT AND NOTE

On March 8, 2016, we received approval from the State of Nevada for the Certificate of Designations of Preferences, Powers, Rights and Limitations of Series B Redeemable Convertible Preferred Stock. The Certificate authorized 5,000 shares of Series B Preferred Stock at a par value of $.001 per share that is convertible into common stock at $7.50 per share, subject to certain adjustments as set forth in the Certificate.

We entered into a Stock Purchase Agreement with the selling stockholder pursuant to which the Company issued 255 Shares of Series B Redeemable Preferred Shares (“Series B Preferred Shares”) of the Company at $10,000.00 per share with a 5.0% original issue discount for the sum of $2,500,000.

At closing, the Company sold 51 Series B Preferred Shares in exchange for payment to the Company of $500,000 in cash and issued an additional 204 Series B Preferred Shares in exchange for delivery of a full recourse 1% Promissory Note (“Note”) for $1,995,000 and payment to the Company of $5,000 in cash. The Note is collateralized by the Series B Preferred Shares. Under the terms of the Note, the Company is to receive an additional $500,000 for each $5 million, or in certain cases a lower amount, in aggregate trading volume of the common stock, so long as it meets certain other requirements. Any remaining balance under the Note is payable at its maturity in seven years.

The Series B Preferred Shares are convertible into common stock at $7.50 per share; provided that the investor may not convert any Series B Preferred Shares into common stock until that portion of the Note underlying the purchase of the converted portion of Series B Preferred Shares is paid in cash to Company.

The Company also has agreed to file this Registration Statement to register the resale of all shares of common stock issuable upon conversion of the Series B Shares and to make reasonable best efforts to cause such Registration Statement to be declared effective under the Act as promptly as practicable.

PLAN OF DISTRIBUTION

We are registering 356,666 number of shares of common stock under this prospectus that may be issued by us to the selling stockholder upon conversion of Series B Redeemable Convertible Preferred Stock held by the selling stockholder in order to permit the resale of these shares of common stock.  The Series B Preferred Stock was sold to the selling stockholder on March 8, 2016, and we are required under the terms of the Stock Purchase Agreement between the Company and the investor to register the common stock issuable upon conversion of the Series B Preferred Stock.  We will not receive any of the proceeds from the sale of common stock by the selling stockholder.  Under the terms of the Stock Purchase Agreement, we have agreed to pay all fees and expenses incident to our obligation to register these shares of common stock.

The selling stockholder may decide not to sell any of its shares of common stock, or may sell all or a portion of its shares of common stock.  The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of any sale of shares, and may sell the shares directly or through one or more broker-dealers or agents.  To the extent that the selling stockholder employs broker-dealers or other agents in connection with the sale of its stock, the selling stockholder will pay any commissions, discounts or other amounts due to such broker-dealers or agents.  To our knowledge, the selling stockholder has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the sale or distribution of the shares of common stock offered hereby.

The selling stockholder, which as used herein includes its donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the Registration Statement of which this prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted by applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus as supplemented or amended to reflect such transaction.

The aggregate proceeds to the selling stockholder from the sale of the common stock will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from these stock sales by the selling stockholder.

The selling stockholder also may resell all or a portion of its shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conform to the requirements of that rule.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholder(s), the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates.  In addition, to the extent applicable we will make copies of this prospectus as it may be supplemented or amended from time to time available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectus, prospectus supplement, or any information incorporated by reference therein, or arising out of or based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company will not be liable for any liabilities finally adjudicated to be caused solely by a false statement of material fact contained within written information provided by such the selling stockholder expressly for the purpose of including it in this Registration Statement or the prospectus that is part of this Registration Statement.

We also have agreed with the selling stockholder to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (1) the date on which all of the shares covered by this prospectus have been sold, or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

In connection with the private placement to the selling stockholder, we paid sales commission and expenses of $50,000 and issued warrants exercisable into 6,667 shares of common stock to Garden State Securities, Inc., who acted as the Company’s exclusive placement agent.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Visualant was incorporated in 1998.  Since 2007 we have been focused primarily on the development of a proprietary technology which is capable of uniquely identifying and authenticating almost any substance using light at the “photon” level to detect the unique digital “signature” of the substance.  We call this our “ChromaID™” technology.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business.  TransTech is a distributor of products for employee and personnel identification.  TransTech currently provides substantially all of our revenues.  We intend, however, to use a majority of the proceeds of this offering to further develop and market our ChromaID technology.

We are in the process of commercializing our ChromaID™ technology.  To date, we have entered into one License Agreement with Sumitomo Precision Products Co., Ltd. and have a strategic relationship with IDMC.   Failure to sell our ChromaID products, grant additional licenses and obtain royalties or develop other revenue streams will have a material adverse effect on our business, financial condition and results of operations.

We believe that our commercialization success is dependent upon our ability to significantly increase the number of customers that are purchasing and using our products. To date we have generated minimal revenue from sales of our ChromaID products. In addition, demand for our ChromaID products may not increase as quickly as planned and we may be unable to increase our revenue levels as expected. We are currently not profitable. Even if we succeed in introducing the ChromaID technology and related products to our target markets, we may not be able to generate sufficient revenue to achieve or sustain profitability.

Results of Operations

Three Months Ended December 31, 2015 Compared to Three Months Ended December 31, 2014

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year.

(dollars in thousands)

	Three Months Ended December 31,
	2015	2014	$ Variance	% Variance

Revenue	$1,285	$1,843	$(558)	-30.3%
Cost of sales	1,087	1,545	(458)	29.6%
Gross profit	198	298	(100)	-33.6%
Research and development expenses	92	119	(27)	22.7%
Selling, general and administrative expenses	736	653	83	-12.7%
Operating loss	(630)	(474)	(156)	-32.9%
Other income (expense):
Interest expense	(39)	(37)	(2)	-5.4%
Other income	2	6	(4)	-66.7%
(Loss) on change - derivative liability warrants	(1,345)	(2,651)	1,306	49.3%
Total other (expense)	(1,382)	(2,682)	1,300	48.5%
Loss before income taxes	(2,012)	(3,156)	1,144	36.2%
Income taxes - current provision	-	1	(1)	-100.0%
Net loss	$(2,012)	$(3,157)	$1,145	36.3%

Sales

Net revenue for the three months ended December 31, 2015 decreased $558,000 to $1,285,000 as compared to $1,843,000 for the three months ended December 31, 2014. The decrease was due to lower sales at TransTech of $1,282,000 resulting from a reduction in sales from the products of one large vendor.

Cost of Sales

Cost of sales for the three months ended December 31, 2015 decreased $458,000 to $1,087,000 as compared to $1,545,000 for the three months ended December 31, 2014. The decrease was due to lower sales and gross margins at TransTech,

Gross profit was $198,000 for the three months ended December 31, 2015 as compared to $298,000 for the three months ended December 31, 2014. Gross profit was 15.4% for the three ended December 31, 2015 as compared to 16.2% for the three months ended December 31, 2014. The gross profit increase related to lower sales prices at TransTech.

Research and Development Expenses

Research and development expenses for the three months ended December 31, 2015 decreased $27,000 to $92,000 as compared to $119,000 for the three months ended December 31, 2014. The decrease was due to reduced expenditures for suppliers related to the commercialization of our ChromaID technology.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended December 31, 2015 increased $83,000 to $736,000 as compared to $653,000 for the three months ended December 31, 2014. The increase primarily was due to increase in investor relations expenses of $89,000 and consulting expenses of $43,000, offset by a decrease in business development expenses of $24,000 and in other general expenses $25,000. As part of the selling, general and administrative expenses for the three months ended December 31, 2015, we incurred investor relation expenses of $96,000 and business development expenses of $8,000.

Other Income/Expense

Other expense for the three months ended December 31, 2015 was $1,382,000 as compared to $2,682,000 for the three months ended December 31, 2014. The other expense for the three months ended December 31, 2015 included other income of $2,000, offset by loss on change - derivative liability of $1,345,000, and interest expense of $39,000. The loss on change derivative liability warrants related to derivative instruments included in the June 2013 private placement, the November 2013 IDMC Services and License Agreement, our convertible notes payable and the issuance of Series A Convertible Preferred Stock.

The other expense for the three months ended December 31, 2014 included other income of $6,000, offset by loss on change - derivative liability of $2,651,000 and interest expense of $37,000. The loss on change- derivative liability warrants relates to derivative instruments included in the June 2013 private placement, the November 2013 IDMC Services and License Agreement and Convertible Notes Payable.

Net Loss

Net loss for the three months ended December 31, 2015 was $2,012,000 as compared to $3,157,000 for the three months ended December 31, 2014. Net loss for the three months ended December 31, 2015 included non-cash other expense of $1,516,000 including (i) depreciation and amortization of $54,000; (ii) issuance of capital stock for services and expenses of $104,000; (iii) stock based compensation of $12,000; and (iv) loss on change – derivative liability warrants of $1,346,000. TransTech’s net loss from operations was $86,000 for the three months ended December 31, 2015 as compared net income of $15,000 for the three months ended December 31, 2014.

The net loss for the three months ended December 31, 2014 included non-cash expense of $2,781,000, including (i) depreciation and amortization of $104,000; (ii) stock based compensation of $21,000; (iii) loss on change- derivative liability warrants of $2,651,000; (iv) share and warrant issuances of $3,000; and (v) other of $2,000.

We expect losses to continue as we commercialize our ChromaID technology.

Year Ended September 30, 2015 Compared to Year Ended September 30, 2014

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year.

(dollars in thousands)

	Years Ended September 30,
	2015	2014	$ Variance	% Variance

Revenue	$6,291	$7,983	$(1,692)	-21.2%
Cost of sales	5,274	6,694	(1,420)	21.2%
Gross profit	1,017	1,289	(272)	-21.1%
Research and development expenses	363	670	(307)	45.8%
Selling, general and administrative expenses	2,984	3,180	(196)	6.2%
Operating loss	(2,330)	(2,561)	231	9.0%
Other income (expense):
Interest expense	(170)	(105)	(65)	-61.9%
Other income	41	38	3	7.9%
Loss on conversion of debt	(34)	-	(34)	-100.0%
(Loss) gain on change- derivative liability warrants	(108)	1,605	(1,713)	-100.0%
Total other (expense) income	(271)	1,538	(1,809)	-117.6%
Loss before income taxes	(2,601)	(1,023)	(1,578)	-154.3%
Income taxes - current (provision) benefit	30	(6)	36	-600.0%
Net loss	(2,631)	(1,017)	(1,614)	-158.7%
Noncontrolling interest	-	-	-	0.0%
Net loss attributable to Visualant, Inc. common shareholders	$(2,631)	$(1,017)	$(1,614)	-158.7%

Sales

Net revenue for the year ended September 30, 2015 decreased $1,692,000 to $6,291,000 as compared to $7,983,000 for the year ended September 30, 2014. The decrease was due to lower sales at TransTech of $1,692,000 resulting from a reduction in sales from the products of one large vendor.

Cost of Sales

Cost of sales for the year ended September 30, 2015 decreased $1,420,000 to $5,274,000 as compared to $6,694,000 for the year ended September 30, 2014. The decrease was due to lower sales.

Gross profit was $1,017,000 for the year ended September 30, 2015 as compared to $1,289,000 for the year ended September 30, 2014. Gross profit was 16.2% for the year ended September 30, 2015 as compared to 16.1% for the year ended September 30, 2014.

Research and Development Expenses

Research and development expenses for the year ended September 30, 2015 decreased $307,000 to $363,000 as compared to $670,000 for the year ended September 30, 2014. The decrease was due to reduced expenditures for suppliers related to the commercialization of our ChromaID technology and the effect of the Services and License Agreement with IDMC, which reduced cash expenditures.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended September 30, 2015 decreased $196,000 to $2,984,000 as compared to $3,180,000 for the year ended September 30, 2014.

The decrease primarily was due to lower expenses at TransTech ($127,000), reduced corporate development ($65,000), reduced amortization ($66,000), and a decrease in other general expenses ($72,000), offset by increased stock based compensation expenses ($134,000). As part of the selling, general and administrative expenses for the year ended September 30, 2015, we incurred investor relation expenses of $39,000 and business development expenses of $105,000.

Other Income (Expense)

Other expense for the year ended September 30, 2015 was $271,000 as compared to other income of $1,538,000 for the year ended September 30, 2014. The other expense for the year ended September 30, 2015 included other income of $41,000, offset by loss on change - derivative liability of $108,000, interest expense of $170,000. The loss on change derivative liability warrants related to derivative instruments included in the June 2013 private placement, the November 2013 IDMC Services and License Agreement, our convertible notes payable and the issuance of Series A Convertible Preferred Stock.

The income for the year ended September 30, 2014 included gain on change - derivative liability of $1,605,000 and other income of $38,000, offset by interest expense of $104,000. The gain on change- derivative liability warrants relates to derivative instruments included in the June 2013 private placement and the November 2013 IDMC Services and License Agreement.

Net Loss

Net loss for the year ended September 30, 2015 was $2,631,000 as compared to a net loss of $1,017,000 for the year ended September 30, 2015. The increase was primarily due to an increase in loss on change - derivative liability of $1,713,000. The net loss for the year ended September 30, 2015, included non-cash expenses of $706,000, including (i) loss on change- derivative liability warrants of $108,000, (ii) other of $42,000, offset by (iii) depreciation and amortization of $353,000; (iv) stock based compensation of $65,000; and (v) share and warrant issuances of $138,000. TransTech’s net loss from operations was $194,000 for the year ended September 30, 2015 as compared to a net loss of $64,000 for the year ended September 30, 2014.

The net loss for the year ended September 30, 2014 included non-cash income of $819,000, including (i) depreciation and amortization of $418,000; (ii) stock based compensation of $88,000; and (iii) share and warrant issuances of $308,000, offset by (i) gain on change- derivative liability warrants of $1,605,000; and (ii) other of $28,000. TransTech net loss from operations was $64,000 for the year ended September 30, 2014 as compared to a net loss of $406,000 for the year ended September 30, 2013.

We expect losses to continue as we commercialize our ChromaID™ technology.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

We had cash of $141,000 and net working capital deficit of approximately $4,666,000 (excluding the derivative liability- warrants of $4,051,000) as of December 31, 2015.  We expect losses to continue as we commercialize our ChromaID™ technology. Our cash used in operations for the years ended September 30, 2015 and 2014 was ($240,000) and $(1,379,000), respectively.  We believe that our cash on hand will be sufficient to fund our operations through June 30, 2016.

The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended September 30, 2015 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital from financing transactions.

We need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business.  We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt.  Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

As of November 3, 2015, we received commitments from debtors to convert $1,000,000 into our common stock as part of any public offering. These conversions are expected to increase stockholder’s equity by $1,000,000.

On June 14, 2013, the Company entered into a Purchase Agreement, Warrants, and Stock Purchase Agreement with Special Situations Technology Funds and 40 other accredited investors, pursuant to which the Company issued 348,685 shares of common stock at $15.00 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.

In connection with the  Special Situations transaction, in June 2013 we have outstanding Series A Warrants to purchase a total of 345,018 shares of common stock with a current exercise price of $2.50 per share, and Series B Warrants to purchase a total of 346,685 shares of common stock with a current exercise price of $2.50 per share, the IDMC warrant to purchase 97,169 shares of common stock with a current exercise price of $2.50 per share, Series C Warrants to purchase 23,334 shares of common stock with a current exercise price of $2.50 per share and Series D Warrants to purchase 23,334 shares of common stock at an exercise price of current exercise price of $2.50 per share (collectively, the “Special Situations Warrants”).  The Special Situations Warrants contain an adjustment provision that would require an adjustment in the exercise price of the Special Situations Warrants if we issue common stock, warrants or equity below the price that is reflected in the Special Situations Warrants.  If we issue any additional shares of common stock, warrants or other equity securities at a price below the exercise prices of the Special Situations Warrants, it would result in a reduction in the exercise price of the Special Situations Warrants.

We have financed our corporate operations and our technology development through the issuance of convertible debentures, the sale common stock, issuance of common stock in conjunction with an equity line of credit, issuance of preferred common stock and by our Chief Executive Officer and the exercise of warrants.

We finance our TransTech operations from operations and a Secured Credit Facility with Capital Source Business Finance Group. On December 9, 2008, TransTech entered into a $1,000,000 secured credit facility with Capital Source to fund its operations.   On December 12, 2015, the secured credit facility was renewed for an additional six months, with a floor for prime interest of 4.5% (currently 4.5%) plus 2.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $1,000,000. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by Visualant, including a security interest in all assets of Visualant. Availability under this Secured Credit ranges from $0 to $175,000 ($6,000 as of December 31, 2015) on a daily basis. The remaining balance on the accounts receivable line of $410,624 as of December 31, 2015 must be repaid by the time the secured credit facility expires on June 12, 2016, or we renew by automatic extension for the next successive six-month term.

Three Months Ended December 31, 2015

Operating Activities

Net cash used in operating activities for the three months ended December 31, 2015 was $549,000. This amount was primarily related to a net loss of $2,012,000 and a decrease in accounts payable and accrued expenses of $81,000, offset by non-cash other expense of $1,516,000 and a decrease in inventory of $28,000. The non-cash other expense of $1,516,000 includes (i) depreciation and amortization of $54,000; (ii) issuance of capital stock for services and expenses of $104,000; (iii) stock based compensation of $12,000; and (iv) loss on change – derivative liability warrants of $1,346,000.

Financing Activities

Net cash provided by financing activities for the three months ended December 31, 2015 was $608,000. This amount was primarily related to (i) proceeds from the exercise of warrants of $16,000; (ii) proceeds from convertible notes of $370,000; and proceeds from line of credit of $222,000.

Year Ended September 30, 2015

Operating Activities

Net cash used in operating activities for the year September 30, 2015 was $240,000. This amount was primarily related to a net loss of $2,631,000, offset by non-cash other expense of $706,000, decrease in accounts receivable of $167,000, a decrease in inventory of $195,000 and an increase accounts payable and accrued expenses of $1,290,000.

Investing Activities

Net cash provided by investing activities for the year ended September 30, 2015 was $21,000. This amount was primarily related to the investment of proceeds from the sale of equipment of $21,000.

Financing Activities

Net cash provided by financing activities for the year ended September 30, 2015 was $230,000. This amount was primarily related to proceeds from the sale of preferred stock of $350,000 and proceeds from convertible note of $173,000, offset by repayment of line of credit of $124,000, repayment of convertible note of $167,000 and repayment of capital leases of $3,000.

Our contractual cash obligations as of December 31, 2015 are summarized in the table below:

		Less Than			Greater Than
Contractual Cash Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating leases	$12,077	$12,077	$-	$-	$-
Convertible notes payable	479,000	479,000	-	-	-
Notes payable	1,386,149	1,386,149	-	-	-
Capital expenditures	100,000	20,000	40,000	40,000	-
	$1,977,226	$1,897,226	$40,000	$40,000	$-

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

The application of GAAP involves the exercise of varying degrees of judgment. On an ongoing basis, we evaluate our estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances.

Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies (see summary of significant accounting policies more fully described in Note 2 to the financial statements set forth in this report), the following policies involve a higher degree of judgment and/or complexity:

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  We record a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $20,000 and $10,000 reserve for impaired inventory as of December 31, 2015 and September 30, 2015, respectively.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

Revenue Recognition – Visualant and TransTech revenue are derived from other products and services. Revenue is considered realized when the services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, we defer all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned.

Stock Based Compensation – We have share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of our common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by us at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, we recognize stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Revenue Recognition

Visualant and TransTech revenue are derived from the sale of products and services. Service revenue is considered realized when the services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, we defer all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned. The Sumitomo License fee was recorded as revenue over the life the Joint Development Agreement and was fully recorded as of May 31, 2013.

Stock Based Compensation

We have share-based compensation plans under which employees, consultants, suppliers and directors may be granted shares of our restricted common stock, as well as options to purchase shares of our common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by us at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, we recognize stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and shares of restricted common stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Quantitative and Qualitative Disclosure about Market Risk

We have no investments in any market risk sensitive instruments either held for trading purposes or entered into for other than trading purposes.

BUSINESS

We are focused primarily on the development of a proprietary technology which is capable of uniquely identifying and authenticating almost any substance using light to create, record and detect the unique digital “signature” of the substance.  We call this our “ChromaID™” technology.

Our ChromaID™ Technology

We have developed a proprietary technology to uniquely identify and authenticate almost any substance. This patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material.  This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature.  Each ChromaID signature is comprised of from hundreds to thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication and verification applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light.  Spectrophotometers typically have a higher cost and utilize a form factor more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific frequencies of light resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications.  The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration.  The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. The Visualant scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result.

ChromaID was invented by scientists from the University of Washington under contract with Visualant.  We have pursued an aggressive intellectual property strategy and have been granted nine patents.  We also have 21 patents pending.  We possess all right, title and interest to the issued patents.  Ten of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, Intellectual Ventures through its subsidiary IDMC.

In 2010, we acquired TransTech Systems, Inc. (“TransTech”) as an adjunct to our business.  TransTech is a distributor of products for employee and personnel identification.  TransTech currently provides substantially all of our revenues.  We intend, however, to further develop and market our ChromaID technology.

The following summarizes our plans for our proprietary ChromaID technology. Based on our anticipated expenditures on this technology, the expected efforts of our management and our relationship with Intellectual Ventures and its subsidiary, IDMC, and our other strategic partner, Sumitomo Precision Products, Ltd., we expect our ChromaID technology to provide an increasing portion of our revenues in future years from product sales, licenses, royalties and other revenue streams., as discussed further below.

ChromaID:  A Foundational Platform Technology

Our ChromaID technology provides a platform upon which a myriad of applications can be developed.  As a platform technology, it is analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed.  The ChromaID technology is an enabling technology that brings the science of light and photonics to low cost, real world commercialization opportunities across multiple industries. The technology is foundational and as such, the basis upon which we believe a significant business can be built.

As with other foundational technologies, a single application may reach across multiple industries. The ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension this same technology can identify pure water from water with contaminants present. It can provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It can detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different clear liquids.

The cornerstone of a company with a foundational platform technology is its intellectual property.  ChromaID was invented by scientists from the University of Washington under contract with Visualant.  We have pursued an aggressive intellectual property strategy and have been granted nine patents.  We currently have 21 patents pending.  We possess all right, title and interest to the issued patents.  Ten of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, the IDMC subsidiary of Intellectual Ventures.

At the Photonics West trade show held in San Francisco in February 2013, we were honored to receive a PRISM award from the Society of Photo-Optical Instrumentation Engineers International, better known as SPIE. The PRISM awards recognizes photonic products that break with conventional ideas, solve problems, and improve life through the application of light-based technologies.

IDMC Relationship

In November 2013, we entered into a strategic relationship with Invention Development Management Company, a subsidiary of Intellectual Ventures, a private intellectual property fund with over $5 billion under management.  Intellectual Ventures owns over 40,000 IP assets and has broad global relationships for the invention of technology, the filing of patents and the licensing of intellectual property.  IDMC has worked to expand the reach and the potential application of the ChromaID technology and has filed ten patents base on the ChromaID technology, which it has licensed to us.  In connection with IDMC’s work to expand our intellectual property portfolio, we agreed to curtail outbound marketing activities of our technology through the fourth calendar quarter of 2014.

Initial testing in our laboratories and the work of the IDMC inventors have shown that the ChromaID technology has a number of broad and useful applications a few of which include:

•	Milk identification for quality, protein and fat content and impurities
•	Identification of liquids for counterfeits or contaminants
•	Detecting adulterants in food and food products compromising its quality
•	Color grading of diamonds
•	Identifying real cosmetics versus counterfeit cosmetics
•	Identifying counterfeit medications versus real medications
•	Identifying regular flour versus gluten free flour
•	Authenticating secure identification cards

Products

Our first delivered product, the ChromaID Lab Kit, scans and identifies solid surfaces. We are marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security cards, cosmetic companies, scanner manufactures and food processing companies.

Our second product, the ChromaID Liquid Lab Kit, scans and identifies liquids.  This product is currently in prototype form.  Similar to our first product, it will be marketed to customers who are considering licensing the technology. Rather than use an LED emitter to reflect light off of a surface that is captured by a photodiode to generate a ChromaID signature the liquid analysis product shines light through the liquid (transmissive) with the LEDs positioned on one side of the liquid sample and the photo detectors on the opposite side. This device is in a functional state in our laboratory and we anticipate having a Liquid ChromaID Lab Kit available for customers by the Company during the fall of 2015. Target markets include, but are not limited to, water companies, petrochemical companies, pharmaceutical companies, and numerous consumer applications.

The ChromaID Lab Kits allows potential licensors of our technology to work with our technology and develop solutions for their particular application.  Our contractual arrangements with IDMC are described in greater detail below.

Our next planned product should be an exemplar product is a prototype that will be produced to address several markets. The primary purpose of this prototype will be to demonstrate the technology to prospective business partners, and will consist of a small, hand held, battery powered, Bluetooth enabled scanning device.  The scanner should wirelessly connect to a smart phone or tablet to transfer the scanned data.  The smart phone application will include two or three industry specific but generic applications that allow for the demonstration of the scanning and matching of the ChromaID signatures. The applications will focus on drug identification, food safety and liquid detection. The prototype device will lend itself to consumer applications and can be a consumer product as well.

Our Commercialization Plans for the ChromaID Technology

We shipped our first ChromaID product, the ChromaID Lab Kits, to our strategic partner IDMC during the last calendar quarter of 2013 and first calendar quarter of 2014, after we completed final assembly and testing. As part of our agreement with IDMC, we curtailed our ChromaID marketing efforts through the fourth calendar quarter of 2014 while IDMC worked to expand our intellectual property portfolio. Thereafter, we began to actively market the ChromaID Lab Kits to interested and qualified customers.  Some ChromaID Lab Kits are provided free of charge to potential customers.  Others are sold for a modest price.  To date, we have achieved limited revenue from the sale of our ChromaID Lab Kits.

The Lab Kit includes the following:

ChromaID Scanner. A small device made with electronic and optical components and firmware which pulses light onto a flat material and records and digitizes the light that is reflected back from that material. The device is the size of a typical flashlight (5.5” long and 1.25” diameter).  However, the technology can be incorporated into almost any size, shape and configuration.

ChromaID Lab Software. A software application that runs on a Windows PC. The software allows for configuration of the scanner, controls the behavior of the ChromaID Scanner, displays a graph of the captured ChromaID signature profile, stores the ChromaID signature in a database and uses algorithms to compare the accuracy of the match of the unknown scan to the known ChromaID signature profile.  This software is intended for lab and experimental use only and is not required for commercialized product applications.

Software Development Toolkit. A collection of software applications, API (an abbreviation of application program interface – a set of routines, protocols, and tools for building software applications) definitions and file descriptions that allow a customer to extract the raw data from the ChromaID signatures and run their own software routines against that raw data.

The ChromaID Lab Kit allows customers to experiment with and evaluate the ChromaID technology and determine if it is appropriate for their specific applications. The primary electronic and optical parts of the ChromaID scanner, called the “scan head,” could be supplied to customers to integrate into their own products.  A set of ChromaID Developer Tools are also available.  These allow customers to develop their own applications and products based on the ChromaID technology.

ChromaID signatures must be stored, managed, and readily accessible for comparison, matching and authentication purposes. The database can be owned and operated by the end customer, but in the case of thousands of ChromaID signatures, database management may be outsourced to us or a third party provider.  These database services could be made available on a per-access transaction basis or on a monthly or annual subscription basis.  The actual storage location of the database can be cloud-based, on a stand-alone scanning device or on a mobile device via a Bluetooth connection depending on the requirements of access, size of the database and security as defined by the customer. As a result, large databases can be accessed by cell phone or other mobile technologies using either local storage or cloud based storage.

Based on the commercialization plans outlined above, our business model anticipates deriving revenue from several sources:

•	Sales of the ChromaID Lab Kit and ChromaID Liquid Lab Kit
•	Non Recurring Engineering (NRE) fees to assist customers with scan integration into their products
•	Licensing of the ChromaID technology
•	Royalties per unit generated from the sales of scan heads
•	Multi-unit sales of the above referenced exemplar product for as yet to be determined consumer product applications
•	Per click transaction revenue from accessing the unique ChromaID signatures
•	Developing custom product applications for customers
•	ChromaID database administration and management services

Our Acceleration of Business Development in the United States and Around the World

We are coordinating our internal business development, sales and marketing efforts with those of our strategic partners IDMC, and Sumitomo Precision Products to leverage market data and information in order to focus on specific target vertical markets which have the greatest potential for early adoption.  The ChromaID Lab Kit provides a means for us to demonstrate the technology to customers in these markets.  It also allows customers to experiment with developing unique applications for their particular use.  Our Business Development team is pursuing license opportunities with customers in our target markets.

There is no requirement for FDA or other government approval for the current applications of our ChromaID technology. Over time, as we explore the application of our ChromaID technology for medical diagnostics and other applications, we expect that there will be requirements for FDA and other government approvals before applications using the technology in medical and other regulated fields can enter the marketplace.

Research and Development

Our research and development efforts are primarily focused improving the core foundational ChromaID technology and developing new and unique applications for the technology.   As part of this effort, we typically conduct testing to ensure that ChromaID application methods are compatible with the customer’s requirements, and that they can be implemented in a cost effective manner. We are also actively involved in identifying new application methods.  Our team has considerable experience working with the application of light-based technologies and their application to various industries. We believe that its continued development of new and enhanced technologies relating to our core business is essential to our future success. We spent $362,661 and $670,742 for the years ended September 30, 2015 and 2014, respectively, on development activities.  Our research and development efforts are supported internally, through its relationship with IDMC and through contractors led by Dr. Tom Furness and his team at RATLab LLC.

Our Patents

We believe that our nine patents, 21 patent applications, and two registered trademarks, and our trade secrets, copyrights and other intellectual property rights are important assets for us. Our patents will expire at various times between 2027 and 2033. The duration of our trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

The patents that have been granted to Visualant include:

On August 9, 2011, we were issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, we were issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, we were issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, we were issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, we were issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, we were issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, we were issued US Patent No. 8,888,207 B2 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033.

On March 23, 2015, we were issued US Patent No. 8,988,666 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On May 26, 2015, we were patent US Patent No. 9,041,920 B2 entitled “Device for Evaluation of Fluids using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033.

We pursue an aggressive patent strategy to expand our unique intellectual property in the United States and other countries.

Services and License Agreement Invention Development Management Company, L.L.C.

In November 2013, we entered into a Services and License Agreement with Invention Development Management Company. IDMC is a subsidiary of Intellectual Ventures, which collaborates with inventors and partners with pioneering companies and invests both expertise and capital in the process of invention. On November 19, 2014, we amended the Services and License Agreement with IDMC. This amendment exclusively licenses 10 filed patents to us.

The agreement requires IDMC to identify and engage inventors to develop new applications of our ChromaID™ technology, present the developments to us for approval, and file at least 10 patent applications to protect the developments. IDMC is responsible for the development and patent costs. We provided the Chroma ID Lab Kits to IDMC at no cost and are providing ongoing technical support. In addition, to provide time for this accelerated expansion of its intellectual property we delayed the selling of the ChromaID Lab Kits for 140 days except for certain select accounts. We have continued our business development efforts during this period and have worked with IDMC and their global business development resources to secure potential customers and licensees for the ChromaID technology. We shipped 20 ChromaID Lab Kits to inventors in the IDMC network during December 2013 and January 2014. As part of our agreement with IDMC, we curtailed our ChromaID marketing efforts through the fourth calendar quarter of 2014 while IDMC worked to expand our intellectual property portfolio. Thereafter, we began to actively market the ChromaID Lab Kits to interested and qualified customers.

We have received a worldwide, nontransferable, exclusive license to the intellectual property developed under the IDMC agreement during the term of the agreement, and solely within the identification, authentication and diagnostics field of use, to (a) make, have made, use, import, sell and offer for sale products and services; (b) make improvements; and (c) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

We received a nonexclusive and nontransferable option to acquire a worldwide, nontransferable, nonexclusive license to the useful intellectual property held by IDMC within the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer to sell products and services and (b) grant sublicenses to any and all of the foregoing rights. The option to acquire this license may be exercised for up to two years from the effective date of the Agreement.

IDMC is providing global business development services to us for geographies not being pursued by Visualant. Also, IDMC has introduced us to potential customers, licensees and distributors for the purpose of identifying and pursuing a license, sale or distribution arrangement or other monetization event.

We granted to IDMC a nonexclusive, worldwide, fully paid, nontransferable, sublicenseable, perpetual license to our intellectual property solely outside the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer for sale products and services and (b) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

We granted to IDMC a nonexclusive, worldwide, fully paid up, royalty-free, nontransferable, non-sublicenseable, perpetual license to access and use our technology solely for the purpose of marketing the aforementioned sublicenses of our intellectual property to third parties outside the designated fields of use.

In connection with the original license agreement, we issued a warrant to purchase 97,169 shares of common stock to IDMC as consideration for the exclusive intellectual property license and application development services. The warrant has a current exercise price of $2.50 per share and expires November 10, 2018. The per share price is subject to adjustment based on any issuances below $2.50 per share except as described in the warrant.

We agreed to pay IDMC a percentage of license revenue for the global development business services and a percentage of revenue received from any company introduce to us by IDMC. We also have also agreed to pay IDMC a royalty when we receive royalty product revenue from an IDMC-introduced company. IDMC has agreed to pay us a license fee for the nonexclusive license of our intellectual property.

The term of both the exclusive intellectual property license and the nonexclusive intellectual property license commences on the effective date of November 11, 2013, and terminates when all claims of the patents expire or are held in valid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.

The term of the Agreement commences on the effective date until either party terminates the Agreement at any time following the fifth anniversary of the effective date by providing at least ninety days’ prior written notice to the other party.

TransTech Systems, Inc.

Our wholly owned subsidiary, TransTech Systems, Inc., is a distributor of products, including systems solutions, components and consumables, for employee and personnel identification in government and the private sector, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance to value-added resellers and system integrators throughout North America.

We expect our ownership of TransTech to accelerate our market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring our proprietary ChromaID technology.  TransTech currently provides substantially all of our revenues.  Its management team functions independently from Visualant’s and its operations require a minimal commitment of our management time and other resources.  Our acquisition of TransTech in June 2010 and its operations are described in greater detail below.

Agreements with Sumitomo Precision Products Co., Ltd.

In May 2012, we entered into a Joint Research and Product Development Agreement with Sumitomo Precision Products Co., Ltd., a publicly-traded Japanese corporation, for the commercialization of our ChromaID technology.   In March 2013, we entered into an amendment to this agreement, which extended the Joint Development Agreement from March 31, 2013 to December 31, 2013.  The extension provided for continuing work between Sumitomo and Visualant focused upon advancing the ChromaID technology and market research aimed at identifying the most significant markets for the ChromaID technology. This collaborative work supported the development of the ChromaID Lab Kit. This agreement expired December 31, 2013. The current version of the technology was introduced to the marketplace as a part of our ChromaID Lab Kit during the fourth quarter of 2013.  Sumitomo invested $2,250,000 in exchange for 115,385 shares of restricted shares of common stock priced at $19.50 per share that was funded on June 21, 2012.

We also entered into a License Agreement with Sumitomo in May 2012, under which Sumitomo paid the Company an initial payment of $1 million.  The License Agreement granted Sumitomo an exclusive license for the then extant ChromaID technology.  The territories covered by this license include Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). The Sumitomo License fee was recorded as revenue over the life the Joint Research and Product Development Agreement and was fully recorded as of May 31, 2013. On May 21, 2015, we entered into an amendment to the License Agreement, which, effective as of June 18, 2014, eliminated the Sumitomo exclusivity and provides that if we sell products in certain territories – Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines) – the Company will pay Sumitomo a royalty rate of 2% of net sales (excluding non-recurring engineering revenues) over the remaining term of the five-year License Agreement (through May 2017).

Potential Markets and Customers

Our plan is to develop markets and customers who have a need to authenticate, detect, identify, verify or diagnose materials or substances which may include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, water purification and quality companies, currency paper and ink manufacturers, security card manufacturers, cosmetic companies and food processing companies.

Market opportunities include identification, detection, or diagnosis of:

•	Pharmaceuticals – pill counting and verification
•	Food safety – testing for contaminants and quality
•	Gemstones – diamond color grading
•	Liquid analysis – water purity
•	Law enforcement - illicit drug identification for law enforcement applications
•	Paint – color matching
•	ID badges – counterfeit ID detection
•	Secure packaging - Container seals and packaging materials with invisible markings

•	Cosmetics – matching skin tones to correct products
•	Documents and Currency– detect counterfeit paper and inks
•	Medical - Noninvasive skin analysis for discovery of diseases or medical conditions

Our Strategy

To date, the substantial portion of our non-TransTech revenue has been generated from the development license with Sumitomo Precision Products and sales of our ChromaID Lab Kits. We expect to continue to grow revenues from sales of our Lab Kits, non-recurring engineering fees, licenses, per unit royalties and subscriptions, as well as “per click” revenues.  Key aspects of our strategy include:

Customize and Refine our Solutions to Meet Potential Customers’ Needs

We are continuously improving and expanding our potential product offerings by testing the incorporation of our technologies into different media, such as the new ChromaID Liquid Lab Kit that is in the prototype stage.  Each vertical market has specific requirements for their potential product application that will involve determining the range of LEDs and photodiodes that will provide optimum performance and the associated form factor required for their product.  Our goal is to develop a cost-effective scanning system for each potential industry and customer that can be incorporated into that potential customer’s products that they will then take to market.

Continue to Expand Applications for ChromaID Technology

While we have basic proof of concepts for applications in several large markets to date, we plan to continue our ongoing effort to expand proof-of-concept testing in other vertical markets that have yet to be tested. We have also identified and are further examining opportunities to collaborate with companies and universities to develop new applications for the ChromaID technology.  We believe the strength of our solutions is based on the unique and proprietary ChromaID signature that is created from every scan.

Target Potential High-Volume Markets

We will continue to focus our efforts on target vertical markets that are characterized by a high level of vulnerability to counterfeiting, product tampering, piracy, fraud, identity theft, contamination and adulteration.  We believe the ChromaID technology can be a lower cost, real time, flexible form factor solution in the following areas: access control, quality and process control, food safety, water quality, law enforcement support, standardization and medical diagnostics.  Our current target markets include pharmaceuticals, food quality and safety, gemstone grading, water purity, law enforcement, paint color matching, identity cards, chemical identification, cosmetics, currency, process control and healthcare. If and when we have significantly penetrated these markets, we intend to expand into additional related high volume markets.

Pursue Strategic Acquisitions and Alliances

We intend to pursue strategic acquisitions of companies and technologies that strengthen and complement our core technologies, improve our competitive positioning, allow us to penetrate new markets, and grow our customer base. We also intend to work in collaboration with potential strategic partners in order to continue to market and sell new product lines derived from, but not limited to, ChromaID technology.

Target Additional Markets

In fourth fiscal quarter of 2014, we began introducing our technology and services in Europe, the United States and Asia. Several potential customers are currently analyzing our technology. At the present time, we are focusing our efforts on the pharmaceutical industry, the food safety industry, law enforcement and homeland security.   In the future, we plan to expand our focus to include identification cards and other secure documents, industrial materials, agrochemicals, pharmaceuticals, consumer products, cosmetics, currency and medical diagnostics.

Industry Background

Visualant’s ChromaID is a part of the broad industry built upon photonics or light-based technology. Photonics science includes the generation, emission, transmission, modulation, signal processing, switching, amplification, and detection/sensing of light. Though covering all light's technical applications over the whole spectrum, most photonic applications are in the range of visible and near-infrared light. The term photonics developed as an outgrowth of the first practical semiconductor light emitters invented in the early 1960s and optical fibers developed in the 1970s.

Photonics came into common use in the 1980s as fiber-optic data transmission was adopted by telecommunications network operators. At that time, the term was used widely at Bell Laboratories. Its use was confirmed when the IEEE Lasers and Electro-Optics Society established an archival journal named Photonics Technology Letters at the end of the 1980s.

Photonics covers a huge range of science and technology applications, including laser manufacturing, biological and chemical sensing, medical diagnostics and therapy, display technology, and optical computing.

Applications of photonics includes all areas from everyday life to the most advanced science, e.g. light detection, telecommunications, information processing, lighting, metrology, spectroscopy, holography, medicine (surgery, vision correction, endoscopy, health monitoring), military technology, laser material processing, visual art, biophotonics, agriculture and robotics.

The world photonics market, according to the World Photonics Report of 2013 was a $350 billion market and will grow to a $650 billion market by 2020.

Our business model is focused on the use of structured light - a disruptive conceptual breakthrough in photonics. Light-emitting diodes (LEDs) shine a single wavelength of pulsed light in increasing steps of intensity onto a subject. Photodiodes capture the light that is returned via reflection or re emission of that light. The photodiode produces an analog signal that is then converted into a 24 bit digital data point for each pulse of light. A typical scan is comprised of hundreds of pulses of light across a number of specific frequency LED’s creating a unique ChromaID signature for the subject being scanned.  In a typical application a “reference” or “master” ChromaID signature is captured and stored in a database for that specific subject.  When an unknown substance is scanned to produce its own ChromaID signature, (the “discovery scan”), the unknown substance’s ChromaID signature is compared to that of the known (or “reference”) ChromaID signature. Algorithms are used to compare the two sets of data and determine if the “discovery” signature is the same as the “reference” ChromaID signature. This accuracy threshold can be adjusted from 51 % to 99.995 % accuracy based on the requirements for each specific application of the ChromaID technology.  Historically, a number of the applications for ChromaID technology were performed by spectrophotometers.  The sales of spectrophotometers by companies such as Ocean Optics, Perkin Elmer, Fisher Thermo Scientific and Agilent are multibillion dollar businesses.  Spectrophotometers combine broad-spectrum light; a diffraction grating to split it; and a linear array for graphical presentation in software. They tend to be bulky, fragile, and expensive; scanning and analysis are complex. We believe our ChromaID technology uses lower cost components, provides more accurate data, has a very flexible form factor and the information it provides can be easily understood. The use of structured light by our ChromaID technology provides a platform for the development of a myriad of applications in the categories of identification, authentication and diagnostics.

We believe that the ChromaID technology is analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed.  The ChromaID technology may be considered an enabling technology that brings the science of light and photonics to low cost, real world commercialization opportunities across multiple industries. ChromaID is a sensor technology which, with its low cost, small form factor, and ease of connectivity can be an enabling technology for the broad Internet of Things and integrated into many aspects of everyday life providing useful information relating health, life and safety. The technology is foundational and as such, the basis upon which we believe a significant business can be built.

A number of our current and potential markets are set forth below.

Current and Potential Markets

PHARMACEUTICALS

The ChromaID technology has many potential applications in the pharmaceutical industry. These may include counterfeit drug detection, raw materials verification, clean room environment verification, process and quality control applications, medical waste disposal and packaging verification. There are many issues in the pharmaceutical industry that have health safety, litigation and financial loss implications resulting in billions of dollars globally.

Internal tests of the ChromaID technology to cost effectively address a number of the issues that are of concern for the pharmaceutical industry. The ChromaID technology has been proven that it is able to distinguish authentic pills from counterfeit pills and one manufacturer’s aspirin from another manufacturer’s aspirin by simply scanning and comparing the scan results. We have worked with potential partners to use the ChromaID technology to identify controlled substances prior to their safe and secure disposal in hospital environments. We are currently working with a partner who is exploring using the ChromaID technology in high speed pill sorting and counting equipment to authenticate and verify that the correct pill is going into the package or bottle.

We have worked with a company to verify raw materials prior to them being processed into nutraceutical products.

With the ChromaID Liquid Development Kit we have been able to detect pure liquids from those with contaminants in them with potential applications in production control as well as real-time monitoring of patient liquid medicine delivery systems for potential dilution and verifiability issues.

The pharmaceutical industry faces major problems relative to counterfeit, diluted or falsely labeled drugs that make their way through healthcare systems worldwide, posing a health threat to patients and a financial threat to drug manufacturers and distributors. According to the Center for Medicine in the Public Interest in the United States of America, worldwide sales of counterfeit medicines could top $75 billion this year, a 90% rise in five years. In some countries, counterfeit prescription drugs comprise as much as 70% of the drug supply and have been responsible for thousands of deaths in some of the world’s most impoverished nations, according to the WHO. Counterfeit pharmaceuticals are estimated to be a billion-dollar industry, though some estimate it to be much larger. In 2010, the WHO reported that in over 50% of cases, medicines purchased over the Internet from illegal sites that conceal their physical address have been found to be counterfeit. According to the WHO, counterfeiting can apply to both branded and generic products and counterfeit pharmaceuticals may include products with the correct ingredients but false packaging, with the wrong ingredients, without active ingredients or with insufficient active ingredients.

Throughout the channel of distribution, from raw material sourcing to end consumer purchasing, the ChromaID technology can be used to detect erroneous or counterfeit products and help provide safety and security throughout the supply chain from manufacturers to consumers.

FOOD SAFETY AND QUALITY

Counterfeit food threats are becoming more common as supply chains become more global and as imaging and manufacturing technology become more accessible. There are numerous alarming examples of counterfeit foods that have been reported. For instance, long-grain rice is being labelled and sold as basmati rice, Spanish olive oil is being bottled and sold as Italian olive oil, and mixtures of industrial solvents and alcohol are being sold as vodka. In addition, herbal teas have been found to contain no herbs or tea and juices have been found to contain vegetable oil, which is used as a flame retardant, and labeled tuna turns out to be an unidentifiable concoction of random meats. Although many of these stories have emerged from the UK and Europe, the fake-food problem is also relevant in the United States.

Around the world, food fraud is an epidemic and we believe the ChromaID technology can make a significant contribution in the area of food authentication, food safety and food quality. We are currently in discussions with potential customers about a consumer-based food safety testing device.   We are in discussions with another potential customer who has expressed interest in using the technology to perform milk quality analysis including protein and fat content.

In our labs we have been able to identify and differentiate whole milk from 2%, 1% and fat free products. We have also been able to differentiate the same milk product, 2% milk for example, from different manufacturers. We intend to work with research laboratories and universities to perform validation studies that the technology can detect bacteria such as Listeria and E. coli on the surfaces of meat, fish and poultry.

We have performed initial testing on nutraceutical products and are able to differentiate pure products such as green tea, dried blueberry and dried barberry from those containing small amounts of Maltodextrin, which is a product “extender”.

ChromaID technology also may have applicability in the field both in aiding in pest and disease management and in using our ability to determine the best time for crop harvest.  Light reflectivity can also indicate the maturity of a plant’s fruit.  The timing of a harvest has a direct impact upon a crop’s value.

GEMSTONE COLOR AND QUALITY

Visualant is currently working with parties who are directly involved with the assessment and grading of diamonds and gemstones.  In some cases the acknowledged global standard for gemstone certification, the GIA (Gemological Institute of America), uses subjective evaluation for elements of diamond quality such as color. These evaluations are subject to the inconsistencies of how one individual perceives one color as compared to another individual.   The difference in evaluation can impact the value of the gem being graded.

Laboratory testing that has been performed to date indicates that the ChromaID technology can uniquely and accurately differentiate diamond colors between stones and grades of stones. This would provide for a uniform and consistent evaluation of investment grade diamonds in different markets so, for example, there would be consistency between New York, Tel Aviv and Antwerp for the same stone.

FLUID ANALYSIS

Laboratory experimentation with Visualant’s ChromaID technology has shown that the technology can identify and differentiate between identical looking clear fluids. Laboratory tests on water samples were able to detect and identify the pure water sample and clear samples that had various concentrations of salt or sugar dissolved into the solution.

In another laboratory test the ChromaID technology was able to effectively differentiate between different clear vodkas and accurately identify Smirnoff, Stolichnaya and Grey Goose.  All were in a clear plastic containers yet the ChromaID technology could quickly and accurately identify them. These tests were all performed with the flat surface scanner. Visualant’s newest product, the ChromaID Liquid Lab Kit, has been designed specifically for liquid analysis. This technology shines light through the liquid using a transmissive derivative of the ChromaID technology which will provide even more accurate results with fluids.

Testing to determine adherence to environmental standards of safety and quality in the US is done primarily by small private commercial labs.  These labs are required by municipal and government dictates to use mass spectrometry and gas chromatography for their tests.   Globally, the water testing market totals $3.5 billion annually, according to Global Water Intelligence.  In addition, there is an approaching boom in this market as China as their awareness of their environmental impact and costs continues to grow.

Further, there is a potential application for the ChromaID technology to be inserted in stacks and effluent pipes to monitor quality of discharges.  Currently, mass spectrometer bulbs and sensors are inserted, but they quickly foul due to precipitates and heat reaction of chemicals in the flow.

Among the applications that potential customers have shown an interest in are as follows:

•	Low cost water quality testing device for use in third world environments.
•	Field-deployable water testing tool for fracking water analysis at the well site.
•
Fuel and Oil Analysis.  This area includes all analysis done to detect and identify contaminants in fuel and oil inventories.  This analysis may be done in the field or in controlled settings.  An example of this would be testing for the presence of water in aviation fuel either in line in the aircraft system, or in the hanger as part of routine sampling.

•
Real time monitoring of almost any liquid in a production environment such as water desalination, petrochemical production, bottling plants etc. Today samples must be pulled from the production lines and sent to a laboratory for analysis taking hours or days to obtain results.

•	Inline intravenous drip monitoring of liquid medications such as morphine for dilution, contaminants or adulterants.

The promise of a flow-through liquid quality detection device that provides real time results at a lower cost has many applications.

LAW ENFORCEMENT

In fiscal year 2011, the US government provided $3.9 billion for drug interdiction.  Currently there is no reusable, reliable and easily portable field-based detection system available to law enforcement agencies.  There are many chemical-based tests, but these require a careful adherence to process.

Law enforcement organizations are always seeking a system they can use which will provide absolute proof of authentication.  Laboratory experimentation with the ChromaID technology has successfully shown that it can differentiate salt from sugar, baking powder from flour, one manufacturer’s baking powder from another manufacturer’s baking powder, regular flour from gluten free flour, and aspirin from two different producers.

We have worked with a potential customer in the controlled substance disposal area and, using the ChromaID technology, they were able to successfully identify several similar looking controlled substances from one another.  Putting a controlled substance detection device that provides results in real time in the hands of law enforcement for less than $1,000 would be very valuable tool.

The ChromaID technology could be applied in the area of forensics by identifying automobile paint and soil samples from a crime scene.  A database of all automobile paints by manufacturer and model exists and can be scanned and stored in a ChromaID database.  This would allow for the paint chips at the scene of a crime to be scanned and identify not just the color of the car but also the year, make and model of the suspect vehicle. Law enforcement would know exactly what make and year of car they were looking for, not just a “yellow” car.

PAINT AND COLOR MATCHING

Laboratory testing of the ChromaID technology has demonstrated that the technology is capable of differentiating minute differences in paint colors and finishes.  Our experimentation with Pantone color chips has demonstrated that the ChromaID technology can detect more subtle color differences than a traditional hand held spectrophotometer. In experimenting with a Pantone skin color collection the ChromaID technology could detect a difference in every skin tone sample. A spectrophotometer could only detect a difference in every tenth skin tone sample.

The ChromaID technology could be incorporated into a consumer device that could accurately capture a paint color in the home from a wall, a piece of furniture or even a plant and take that information to paint retailer for correct matching.  Industrial applications could include replacement of the expensive and inaccurate spectrophotometers installed in most paint retailers, or the ability to correctly color metal roofing or siding materials prior to them being manufactured or ordered.

Printing color verification is another application of the technology for accurately verifying the color on a particular printing job before thousands of prints are run. The ChromaID can also differentiate between flat, eggshell, semi-gloss and gloss finishes, something impossible to do with a spectrophotometer.

SECURITY BADGING, IDENTIFICATION CARDS, DOCUMENTS AND CURRENCY

Governments are increasingly vulnerable to counterfeiting, terrorism and other security threats at least in part because currencies, identity and security cards and other official documents can be counterfeited, often with relative ease. Havocscope, a company that collects black market intelligence and identifies security threats, reports that they believe there are over 1 million fake ID’s in use in the United States.

The physical security and access control market is experiencing a major shift toward intellectual property-based solutions.  Until now most of the security solutions were analog, but intellectual property-based solutions have started to garner more confidence in the market.  This shift is influencing equipment purchases, upgrades, processes and training.   The US government’s decision to deploy an integrated, agency-wide, common smart card platform may continue to raise the awareness of smart card technology and hence increase the demand for contactless smart card proximity readers in the public and private sectors alike.

Visualant, with its digital platform including software, is ideally positioned for this trend.

According to the U.S. Immigration and Customs Enforcement, document and benefit fraud poses a severe threat to national security and public safety because it creates a vulnerability that may enable terrorists, criminals and illegal aliens to gain entry to and remain in the United States.  In 2013, almost 40 million "travel" documents were reported as lost or stolen since 2002, according to Interpol.

Maintaining the integrity of the U.S. passport is essential to the State Department’s efforts to protect U.S. citizens from terrorists, criminals and others. The State Department issued approximately 8.8 million passports in fiscal year 2004. During the same year, the States’ Bureau of Diplomatic Security arrested about 500 individuals for passport fraud, and about 300 persons were convicted. Passport fraud is often intended to facilitate other crimes, including illegal immigration, drug trafficking, and alien smuggling.

According to the U.S. Immigration and Customs Enforcement, document and benefit fraud poses a severe threat to national security and public safety because it creates a vulnerability that may enable terrorists, criminals and illegal aliens to gain entry to and remain in the United States.  In 2013, almost 40 million "travel" documents were reported as lost or stolen since 2002, according to Interpol.

The low initial and maintenance costs of the Visualant ChromaID technology, together with the robustness and accuracy of the system, could create opportunities for other innovative applications.  This innovation may involve, among other things, the mode and location of the sensor head, or the form factor of the unit.

Internal testing performed by Visualant on various currency papers, document papers and currency inks have indicated that the technology can accurately detect minute differences in the properties of the papers and inks allowing the counterfeit currency or document to be easily identified using a low cost Chroma ID scanner in either a hand held form factor or incorporated into an ATM type device.   The ChromaID scan is very fast.  It could be incorporated in a currency counter, for example, as each complete scan may take as little as 0.006 seconds.

The ChromaID solution can be used for all types of identification and official documents, such as passports; lawful permanent resident, or “green” cards; visas; drivers’ licenses; Social Security cards; military identification cards; national transportation cards; security cards for access to sensitive physical locations; and other important identity cards, official documents and security-related cards.

TAGGANTS AND CHEMICAL IDENTIFIERS

The idea of using an invisible chemical marker either as a coating or incorporated into a part or product has been successfully tested in our laboratory using the ChromaID technology. The project involved using a unique chemical compound, often referred to as a taggant, in a batch of PVC security badges. The chemical was acquired from a taggant manufacturer and added to a batch of PVC that was then pressed and cut into standard security badge sized cards.

There was no visible difference in the off white color of a standard PVC card vs. the treated taggant card. Once the ChromaID signature for the taggant treated card was recorded, the two batches of cards were mixed together and underwent a series of ChromaID discovery scans. The ChromaID technology was able to identify the “secure” taggant treated security badge even though both cards looked identical to the naked eye.

Adding holograms, RFID chips, overlays and other secure identification methods drives the cost up substantially from a few cents to a few dollars.  Adding a small amount of a chemical compound is very inexpensive yet provides very secure results.  In order to produce a counterfeit card the counterfeiter would need to know (a) that there was an invisible marker, (b) what the chemical was, (c) what the concentration of the chemical was and (d) what the proprietary ChromaID signature was, making it very difficult process for the counterfeiter.

These taggant agents could be incorporated into the material that the part was made of or applied as a low cost coating over parts, in packing tape, in plastic packaging, in credit cards, etc.

There are two distinct advantages of the ChromaID technology over other methods such as DNA certification. The cost would be lower for the chemical taggant to be added to the product and there would be virtually no waiting for results. The ChromaID reader would provide immediate feedback as to whether or not the part is authentic. In conjunction with a DNA test, a two-tier authentication methodology could be developed using the Chroma ID technology as a primary test and a DNA test as a secondary test.

MICROCIRCUITS AND OTHER ELECTRONICS

According to the research firm IHS Inc., counterfeit semiconductors have proliferated through corporations and the military and are a $169 billion risk to the electronics supply chain.

The global trade in recycled electronics parts is enormous and growing rapidly, driven by a confluence of cost pressures, increasingly complex supply chains and the huge growth in the amount of electronic waste disposed around the world, especially Asia. Recycled parts, relabeled and sold as new, threaten not only military systems but also commercial transportation systems, medical devices and systems, and the computers and networks that run financial markets and communications systems. The vast majority of counterfeits discovered in military equipment are semiconductors, the stamp-sized silicon wafers that act as the “brains” of nearly every type of modern electronic system. According to an article in Defense One, the U.S. military is an important consumer of these products; a single F-35 Joint Strike Fighter jet is controlled by more than 2,500 semiconductors.

The United States military and the federal government’s national security agencies have faced significant counterfeiting of electronic chips, chipsets and components. In a government-mandated survey of companies involved in the avionics electronics supply chain, the Commerce Department’s Bureau of Industry and Security found 7,383 electronics counterfeit incidents during 2008. This was an increase from the 5,747 incidents reported in 2007.

The ChromaID technology could be utilized as counterfeit detection system through a coating and scanning methodology. If the surface of the microchip is not unique enough on its own, a clear coating containing a unique chemical identifier could be applied to the product. When scanned with the ChromaID device it would return the correct ChromaID signature in real time. Some manufacturers are currently using DNA as an authentication methodology for microchips; however, this requires laboratory testing and verification which can take 24 hours or more.

PRINTING AND PACKAGING

The scourge of counterfeiting in packaging has greatly intensified in recent years. Counterfeiting has spiked, causing detrimental health concerns for consumers, safety concerns for law enforcement agencies, and financial concerns for businesses worldwide. As a result, the global anti-counterfeit packaging market is estimated to reach approximately $128.6 billion by the year 2019, according to the August 2014 issue of the publication Markets and Markets.

Billions of dollars per year are at stake for companies as they seek ways to ensure that the products sold with their logos and branding are authorized and authentic. The proliferation of counterfeiting requires brand owners and their converter/printer partners to work together to create a multi-layered protection plan so that their packaging and labels protect their brands and deter those trying to profit at their (and their reputation’s) expense.

Counterfeiters have become so good at their unlawful activity that spotting the difference between legitimate and counterfeit products can be daunting. These criminals have many ways to subvert legitimate brands and they are capable of using legitimate packaging with certain knock off products.

As we say at Visualant, a counterfeiter cannot counterfeit what they cannot see. Our ability to see colors outside the humanly visible portion of the color spectrum could significantly reduce counterfeiting.  That, combined with our ability to randomize what we are referring to in our proprietary database, could further frustrate counterfeiters and make our approach virtually “unhackable.”

There are several areas where the ChromaID technology is applicable to protecting products in packaging.  As mentioned above, unique chemicals or taggants that are invisible to the naked eye can be added to packaging material for minimal cost. Some current technology uses a fluorescent light that causes the packaging material to glow red or green. This technology has already been compromised by counterfeiters around the world. Using the same methods, but using a ChromaID scanner for verification could result in a very accurate outcome that is extremely difficult to counterfeit.  We have been working on an informal basis with taggant manufacturers on developing these solutions that could be added to packaging material, plastic wrap or plastic sealing tape, all with no visible indication that they have unique properties that a counterfeiter might detect.

Visualant was recently granted a patent for a technology called “invisible bar coding.” Because the ChromaID technology looks at light outside the humanly visible spectrum the technology, can “see” information that is invisible to the naked eye.  Most bar code printers can produce color information outside the visible spectrum. This information can then be used to not only authenticate a barcode label on a product package but also enhance the amount information that can be stored on that label.

CONSUMER PRODUCTS

ChromaID is a platform technology.  A ChromaID scanner connected to a smartphone via a Bluetooth connection or embedded in a smartphone or tablet would provide the opportunity for the development of numerous applications.  Several ideas for consumer applications of the ChromaID technology have been suggested.  One example is a hand-held paint color checker for use by homeowners, interior designers and paint manufacturers. The form factor could be a small scanner that could connect to a cell phone via Bluetooth connectivity. An application on the phone could then provide color matching and identification on that mobile device.  Another application might be for food safety, food quality or the protein and fat content of some foods.  Another could be used to test the ripeness of a selected fruit or vegetable at the grocery store or in the field.  Cosmetic skin color matching is yet another potential application of the ChromaID technology in the consumer market space.

Counterfeit items are a significant and growing problem with all kinds of consumer packaged goods, especially in the retail and apparel industries. According to Havoscope, the counterfeit clothing and shoes market were worth $24 billion in 2013.  We have developed and are currently marketing a number of solutions aimed at brand protection and authentication for the retail and apparel industries, including the clothing, accessories, fragrances and cosmetics segments.

HOMELAND SECURITY

There are several possible applications for the ChromaID technology in the Homeland Security market. Currently spectrophotometry is used for detection and identification of explosives or toxins. We believe a ChromaID scanner would be a low cost, field-deployable method for doing the same work in real time.

As mentioned under Security Badging, the ChromaID scanner cold be used to create invisible markers in security badges or driver’s licenses, and on equipment and other applications that require high security.  In many cases just adding a simple but invisible chemical to a security badge provides a significantly more secure badge for a minimal increase in cost.

In 2011, a U.S. Commerce Department report indicated separate cases of counterfeiting rose to 9,356 in 2010 from 3,868 in 2005. In 2008, Robert P. Ernst, who led research into counterfeit parts for the U.S. Navy’s Aging Aircraft Program, claimed that as much as 15 percent of all of the replacements the Pentagon was purchasing could be considered counterfeit.

On September 9, 2010, Homeland Security Newswire published an article “Fake chips from China threaten U.S. military systems” in which a U.S. Chamber of Commerce estimate finds that the global market for counterfeit electronics may be as large as $100 billion. While these references include daunting statistics, the underlying problem has not changed because there was no satisfactory technological solution. Senate hearings in November 2011 revealed the discovery of over 1,800 incidents, totaling over 1 million parts, of counterfeit electronic parts in the defense supply chain According to the semiconductor industry association anti-counterfeiting task force, counterfeiting results in a $7.5 billion loss in revenue annually as well as a loss of 11,000 U.S. jobs.

PROCESS CONTROL

Spectrophotometers have been used in production and manufacturing process control applications for many years. These devices are generally quite large and expensive, limiting where they can be used in a production environment and how many can be cost justified.  In internal laboratory testing, using a potential customer’s coating samples, the ChromaID technology was very accurate in determining the “cure level” of a coating applied over a substrate in terms of whether the coating was properly cured, under-cured or over-cured.

The ChromaID scanner was applied to all five samples and each sample had a unique ChromaID signature. This meant that each sample was uniquely identifiable with the ChromaID technology even though all of the samples were the same "color.  The samples had been provided to Visualant for testing with anonymous markings A, B, C, D and E.

When we informed the customer of the test results and that each sample had a unique ChromaID signature or identity, they informed us that samples A and B were under-cured, C and D were properly cured and F was over- cured. These results meant that they could compare the ChromaID signature profiles to determine if the coating had been properly cured.  This example is one instance where the technology can be applied. The applications in food processing, drug manufacture, parts production and other applications can deploy a lower cost and highly accurate sensing technology to improve the production process by detecting problems in the production line on a real time basis.

MEDICAL DIAGNOSTICS

The American Diabetes Association has determined that the cost of diabetes in the US was $245 billion in 2012, as compared to a total cost of $174 billion in 2007.

The development of a non-invasive, lower cost, easy to use blood glucose testing device is an area that Visualant is pursuing.  It is known that UV frequencies of light are able to penetrate beneath the skin for blood analysis applications.   Additionally, the ChromaID scanner / sensor could potentially access a developed library of skin conditions and scan a person’s skin to determine the likelihood of a mole being cancerous or not.

Other medical detection applications of the technology may be to scan a patient as they enter the emergency room to detect if they are sick or have other medical conditions that they are unaware of prior to entering the hospital.

Sales and Marketing

We currently have one employee directly engaged in sales and marketing.  This employee also manages the activities of several independent business development contractors with relationships in specific vertical markets and fields of use.  We also collaborate with our business development partners at IDMC and Sumitomo.  We expect to hire additional sales directors and/or consultants to assist us with sales and marketing efforts with respect to our target vertical markets in the areas of pharmaceuticals, printing and packaging and consumer asset marking.  Our TransTech subsidiary has five people involved in sales and marketing.

Development of License, Royalty and Other Opportunities

Our plan is to develop license and royalty producing opportunities and partners, including major companies in the US, Europe and Asia. We expect to expand our patent portfolio by continually extending the reach and application of our intellectual property.

Our first major license was signed May 31, 2012 with Sumitomo. Our Business Development team is pursuing other license opportunities with customers in our target markets.

Our Acquisition of Visualant Related Assets of the RATLab LLC

On June 7, 2011, we closed the acquisition of all Visualant related assets of the RATLab, namely the rights to the medical field of use of the Chroma ID technology. The RATLab is a Seattle based research and development laboratory created by Dr. Tom Furness, founder and Director of the HITLab International, with labs at Seattle, University of Canterbury in New Zealand, and the University of Tasmania in Australia. With this acquisition, we consolidated all intellectual property relating to the ChromaID technology, except for environmental field of use which was held by Javelin LLC and which was acquired separately (see below).  We acquired these assets of the RATLab for (I) 6,667 shares of our common stock at closing valued at $30.00 per share, the price during the negotiation of this agreement; (ii) payment of $250,000; and (iii) payment of the outstanding promissory note owing to Mr. Furness in the amount of $65,000 with accrued interest of $24,675.

On October 23, 2008, the Company and RATLab entered into definitive agreements which provides for a non-commercial non-exclusive license of the Company’s technology to RATLab for the purpose of continuing research and development with a license back to the Company for enhancements that are developed.  Further, an exclusive license was entered into between the Company and RATLab for selected fields of use.

Our Acquisition of Environmental Field of Use Rights from Javelin LLC

On July 31, 2012, we closed the acquisition of all rights to the ChromaID technology in the environmental field of use from Javelin LLC. We acquired these assets of Javelin for (i) 8,334 shares of our common stock valued at $19.50 per share, the price during the negotiation of the acquisition agreement; and (ii) $100,000 in cash, with $20,000 payable at closing and $80,000 to be paid in four equal installments over a period of eight months, all of which have now been paid.

Our Acquisition of TransTech Systems, Inc.

In June 2010 we acquired TransTech Systems, Inc., based in Aurora, Oregon.  TransTech, which is now a wholly owned subsidiary, is a distributor of products, including systems solutions, components and consumables, for employee and personnel identification in government and the private sector, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance to a growing channel of value-added resellers and system integrators throughout North America.

TransTech provides its channel partners pre-and post-sales support in the industry.  Technical Services covers training and installation support, in-warranty repair, out of warranty repair, and spares programs.  Our Customer Service team, provides full sales, configuration and design, and logistics services.  An increasing number of manufacturers are turning to TransTech Systems for channel development and introduction of their products to our market space.

We closed the acquisition of TransTech on June 8, 2010. We acquired our 100% interest in TransTech by issuing a Promissory Note to James Gingo, the President and sole stockholder of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent per annum from the date of the Note. The Note was secured by a security interest in the stock and assets of TransTech, and was payable over a period of three years. The final balance of $1,000,000 on the Note and accrued interest of $30,397 were paid to Mr. Gingo on June 12, 2013, to complete payment of the purchase price for the TransTech stock.

On June 8, 2010 in connection with the acquisition of TransTech, we issued a total of 25,334 shares of restricted common stock of the Company to James Gingo, Jeff Kruse and Steve Waddle, executives of TransTech, and Paul Bonderson, a TransTech investor.  The parties valued the shares in this transaction at $76,000 or $3.00 per share, the closing bid price during negotiations.

This acquisition is expected to accelerate market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring the company’s proprietary ChromaID technology.

TransTech Products

TransTech products include:

ID Systems & Components: Provision of ID personalization systems to the security industry.  These systems include components such as ID cards, printers, software, supplies, data collection devices, document scanners, photo capture products, document authentication devices, and signature capture products.

Logical and Physical Access Control: Logical access readers used for logging onto computer networks and VPNs, physical access control readers used to gain access into buildings or secure areas, software such as visitor management & temporary card solutions, and additional applications outside of security.

Radio Frequency Identification and Tracking: These products include RF antennas, readers, cards, tags, labels, tracking software, systems integration software and even video surveillance cameras to tie video clips of the asset or article movement to the personnel using them or to record other events surrounding asset and article movement.

Kiosk printers for the self service industry – The self service industry is expanding from ATM’s and grocery store check-out lines to fully integrated systems for paying bills, depositing cash or checks, and using financial services.  TransTech provides Kiosk card printers.  The mechanical functions of the printers are the same as a standard desktop card printer but typically do not have the protective housing and may come with much higher volume feeder capacities.

TransTech Markets

TransTech’s markets include:

Regions: Revenues are derived from over 400 resellers and national accounts in the United States.

Route to Market: TransTech’s focus is on its reseller channel. Approximately 90% of sales are through the reseller channel and government prime vendors.  The remaining approximately 10% is direct to end users.

Distribution Network Development: TransTech is exploring a closer position with its direct channel for tighter market feedback, insurance against manufacturer’s policies, and for financial benefits.  This exploration includes partnering, LLCs, Joint Ventures, and potential acquisitions.

Applications and Verticals: The primary use of TransTech products is for security applications.  These fit within many verticals, including but not limited to, commercial industries, manufacturing, distribution, transportation, government, health care, education, entertainment.  In recent years there has been growth into several non-security applications such as gaming/player’s cards, loyalty cards, gift cards, direct marketing, certifications, amusement, payment, and guest cards.

Key TransTech Partners

Customers: We currently do not have any customer concentrations where one customer exceeds 10% of net revenues on an annual basis.

Suppliers: Evolis, Fargo, Ultra Electronics - Magicard Division and NiSCA are major vendors whose products account for approximately 70% of TransTech’s revenue. TransTech buys, packages and distributes products from these vendors after issuing purchase orders. Our products do not have any limit on availability, subject to proper payment of outstanding invoices.

TransTech Distribution Methods

Distribution is fragmented in the security and authentication marketplace.  There are large companies who increasingly sell directly to customers via the Internet and smaller regional and national distributors who sell to these same customers and provide value added services and support.  Often called value added resellers or VARs, distributors such as TransTech work hard to maintain their customer relationships through the provision of outstanding service and support.

The Visualant technology will be primarily sold as INTELLECTUAL PROPERTY, licensing and component parts of third party solutions and products.  The sales and business development efforts are therefore focused on developing business relationships with those potential customers who have a need for faster, more accurate and lower cost discovery, authentication and verification of surfaces or substances via the spectral pattern creation, recording and storage capabilities provided by the Visualant ChromaID technology.  These applications may be in the industrial, commercial or government security sector, but the end user products most likely will be produced by a third party incorporating the Visualant scan head component as a part of the overall product.

We should be able to leverage our TransTech channel of distribution and obtain a speed to market advantage.  At the same time, where appropriate, Visualant expects to utilize broad global channels of distribution for the ChromaID technology.  We also expect to enter into joint ventures with co-development partners who may have their own channels of distribution.

Our Competition

While we have not seen any direct competition to the patented ChromaID technology and are not aware of any direct competitors using technology with the same or similar capabilities as the Visualant Spectral Pattern Matching technology in the security and authentication marketplace, there are several indirect competitors in the form of other methods for determining the authenticity of products and people.  These competitive products include the use of RFID chips, holograms, iris scans, fingerprints, taggants and other means of determining whether a person or product is authentic.

Competitors to the ChromaID technology include major corporations focused on the spectrophotometer industry such as Perkin Elmer, Ocean Optics and Fisher Thermo Scientific.  The use of light for analysis and testing is a multi-billion-dollar industry driven by these and other corporations.  New entrants, such as SCiO, use light to perform certain specific tasks.  We are not aware of any legacy company or new entrant that possesses the breakthrough foundational technology embodied in the patents which cover ChromaID and its many applications.

There are competitors who do use spectroscopy and IR light to sense and validate various substances. While these methods are not identical to Chroma ID technology, they are functional, but at a relatively higher price. The FDA recently developed an internal product for checking on illegal drugs, and companies like Thermo Scientific and Centice are using Ramen light scattering technologies to analyze various substances confirming that the market is interested the light identification solutions. The previously mentioned products, however, are large and expensive, costing over $10,000 for each product. Many companies compete in the security and authentication marketplace with various solutions, many of which perform well.  We believe that we can provide an accurate, cost effective component which will add value to customers looking for additional inexpensive redundancies to solve their security and authentication problems.

TransTech faces direct competition from OEMs and manufacturers selling directly to end users/customers and from other distributors of both the same products as TransTech distributes and competing products.

Intellectual Property and Proprietary Rights

We rely on a combination of patent, trademark, and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights.

Government Regulation

Our ChromaID technology may have a number of potential applications in fields of use which require prior governmental regulatory approval before the technology can be introduced to the marketplace. For example, the Company is exploring the use of its ChromaID technology for certain medical diagnostic applications.   If it were to be successful in developing medical applications of its technology, prior approval by the FDA and other governmental regulatory bodies may be required before the technology could be introduced into the marketplace.

Properties and Operating Leases

We are obligated under various non-cancelable operating leases for our various facilities and certain equipment.

Corporate Offices

Our executive office is located at 500 Union Street, Suite 420, Seattle, Washington, USA, 98101. We lease 2,244 square feet and our net monthly payment is $2,535. We lease this office on a month-to-month basis.  We believe our facilities are adequate for our foreseeable needs.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations. In March 2011, the lease was extended for a five year term at a monthly rental of $4,751. The lease has expired and TransTech is operating on a month to month lease at $4,751 per month. There are two additional five year renewals available with a set accelerating increase of 10% per 5 year term.

Employees 15 full-time employees, 11 of whom were employed by TransTech. Our senior management is located in the Seattle, Washington office. None of our employees is subject to a collective bargaining agreement or represented by a trade or labor union. We believe that we have a good relationship with our employees.

Legal Proceedings

We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.  We are currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information about our current directors and executive officers:

Name	Age	Director/ Executive Officer
Directors-
Ronald P. Erickson	72	Chairman of the Board, Chief Executive Officer and President (1)
Jon Pepper	64	Director (2)
Ichiro Takesako	57	Director

Executive Officers-
Mark E. Scott	62	Chief Financial Officer and Secretary
Todd Martin Sames	62	Executive Vice President of Business Development

(1) Chairman of the Nominations and Governance Committee.
(2) Chairman of the Audit and Compensation Committees.
All directors hold office until their successors are duly appointed or until their earlier resignation or removal.

Ronald P. Erickson has been a director and officer of Visualant since April 2003. He was appointed as our CEO and President in November 2009 and as Chairman of the Board in February 2015. Previously, Mr. Erickson was our President and Chief Executive Officer from September 2003 through August 2004, and was Chairman of the Board from August 2004 until May 2011.

A senior executive with more than 30 years of experience in the high technology, telecommunications, micro-computer, and digital media industries, Mr. Erickson was the founder of Visualant. He is formerly Chairman, CEO and Co-Founder of Blue Frog Media, a mobile media and entertainment company; Chairman and CEO of eCharge Corporation, an Internet-based transaction procession company,  Chairman, CEO and Co-founder of GlobalTel Resources, a provider of telecommunications services; Chairman, Interim President and CEO of Egghead Software, Inc. a software reseller where he was an original investor; Chairman and CEO of NBI, Inc.; and Co-founder of MicroRim, Inc. the database software developer. Earlier, Mr. Erickson practiced law in Seattle and worked in public policy in Washington, DC and New York, NY. Additionally, Mr. Erickson has been an angel investor and board member of a number of public and private technology companies.  In addition to his business activities, Mr. Erickson serves on the Board of Trustees of Central Washington University where he received his BA degree. He also holds a MA from the University of Wyoming and a JD from the University of California, Davis. He is licensed to practice law in the State of Washington.

Mr. Erickson is our founder and was appointed as a director because of his extensive experience in developing technology companies.

Ichiro Takesako has served as a director since December 28, 2012. Mr. Takesako has held executive positions with Sumitomo Precision Products Co., Ltd or Sumitomo since 1983. Mr. Takesako graduated from Waseda University, Tokyo, Japan where he majored in Social Science and graduated with a Degree of Bachelor of Social Science.

In the past few years, Mr. Takesako has held the following executive position in Sumitomo and its affiliates:

June 2008:	appointed as General Manager of Sales and Marketing Department of Micro Technology Division
April 2009:	appointed as General Manager of Overseas Business Department of Micro Technology Division, in charge of M&A activity of certain business segment and assets of Aviza Technology, Inc.
July 2010:	appointed as Executive Director of SPP Process Technology Systems, 100% owned subsidiary of Sumitomo Precision Products then, stationed in Newport, Wales
August 2011:	appointed as General Manager, Corporate Strategic Planning Group
January 2013:	appointed as Chief Executive Officer of M2M Technologies, Inc., a company invested by Sumitomo Precision products
April 2013:	appointed as General Manager of Business Development Department, in parallel of CEO of M2M Technologies, Inc.
April 2014:	relieved from General Manager of Business Development Department and is responsible for M2M Technologies Inc. as its CEO

Mr. Takesako was appointed as a Director based on his position with Sumitomo and Sumitomo's significant partnership with the Company.

Jon Pepper has served as an independent director since April 2006. Mr. Pepper founded Pepcom in 1980, and continues as the founding partner of Pepcom, an industry leader at producing press-only technology showcase events around the country. Prior to that, Mr. Pepper started the DigitalFocus newsletter, a ground-breaking newsletter on digital imaging that was distributed to leading influencers worldwide. Mr. Pepper has been closely involved with the high technology revolution since the beginning of the personal computer era. He was formerly a well-regarded journalist and columnist; his work on technology subjects appeared in The New York Times, Fortune, PC Magazine, Men's Journal, Working Woman, PC Week, Popular Science and many other well-known publications. Pepper was educated at Union College in Schenectady, New York and the Royal Academy of Fine Arts in Copenhagen.

Mr. Pepper was appointed as a director because of his marketing skills with technology companies.

Other Executive Officers

Mark E. Scott has been our Chief Financial Officer, Secretary and Treasurer since May 2010.  Mr. Scott has significant financial, capital market and relations experience in public microcap companies.  He currently serves as Consulting Chief Financial Officer of GrowLife, Inc., a publicly traded cultivation services provider, since July 2014. Mr. Scott served as the Chairman of its Audit Committee and a Director of GrowLife from June 2014 until October 2015. Mr. Scott also provides consulting services to other entities from time to time.

Mr. Scott was Chief Financial Officer of U.S. Rare Earths, Inc., a consulting position he held from December 2011 to April 2014, and Chief Financial Officer of Sonora Resources Corporation, a consulting position he held from June 2011 to August 2014. Mr. Scott was Chief Financial Officer, Secretary and Treasurer of WestMountain Gold from February 2011 to December 2013 and was a consultant to that company from December 2010 to February 2011. Mr. Scott previously served as Chief Financial Officer and Secretary of IA Global, Inc. (NASDAQ: IAQ) from October 2003 to June 2011. Previously, he held executive financial positions with Digital Lightwave (NASDAQ: DIGL); Network Access Solutions; and Teltronics, Inc. He has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear, and worked at Arthur Andersen. Mr. Scott is also a certified public accountant and received a Bachelor of Arts in Accounting from the University of Washington.

Todd Martin Sames joined the Company as Vice President, Business Development in September 2012.  Mr. Sames was appointed Executive Vice President, Business Development in March 2015. Mr. Sames is responsible for global business development and sales of the ChromaID technology, customer relations and creating new licensing agreements resulting in the commercialization of Visualant’s technology across a wide range of applications with device and equipment manufacturers in several business verticals.

Mr. Sames brings over 25 years of successful emerging technology sales and sales management experience in the areas of enterprise software, audio and video conferencing and networking solutions to corporate clients. From 2010 to 2012, Mr. Sames held a Business Unit Director position at INX, focused on unified communications and collaboration solutions for Fortune 1000 clients.  From 2007 to 2010, Mr. Sames held a Regional Management position at BT Conferencing, Video.  Prior to that, Mr. Sames was the original corporate sales resource for then start-up Portable Software, now Concur Technologies,

During his tenure at Egghead Software, Mr. Sames was the Midwest Regional Manager for Corporate Sales based in Chicago and ultimately Director of Corporate Relationships overseeing corporate purchasing contracts, special projects and innovative new corporate service programs. Mr. Sames has a Bachelor of Arts Degree from the University of Puget Sound and additional certifications in communications technology from Cisco Systems, Polycom, TANDBERG and other technology systems providers.

Board Composition and Appointment of Directors

Our business is managed under the direction of our Board of Directors. Our Board of Directors currently consists of three members. Our Board of Directors conducts its business through meetings of our Board of Directors and our committees. During fiscal 2015, our current Board of Directors held two meetings and acted by unanimous written consent six times. All members of our current Board of Directors attended 75% of the meetings of our board during 2015.

There are no family relationships among any of our directors or executive officers.

Communication with our Board of Directors

Our stockholders and other interested parties may communicate with our Board of Directors by sending written communication in an envelope addressed to "Board of Directors" in care of the Secretary, 500 Union Street, Suite 420, Seattle, Washington 98101.

Director Independence

Our Board of Directors has determined that Jon Pepper satisfies the independence requirements of the SEC and the NASDAQ Capital Market and is considered an independent director. In making such determinations, our Board of Directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Code of Ethics

We have adopted conduct and ethics standards titled the code of ethics, which is available at www.visualant.net. These standards were adopted by our Board of Directors to promote transparency and integrity. The standards apply to our Board of Directors, executives and employees. Waivers of the requirements of our code of ethics or associated polices with respect to members of our Board of Directors or executive officers are subject to approval of the full board.

Board Committees

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee, and the Compensation Committee. The Committees were formed in July 2010. The Audit and Compensation Committees are comprised solely of non-employee, independent directors. The Nominations and Governance Committee has one management director, Ronald Erickson, as Chairman. Charters for each committee are available on our website at www.visualant.net. The discussion below describes current membership for each of the standing Board committees.

Audit Committee

Our Board of Directors established an audit committee in July 2010. Our audit committee provides assistance to the Board in fulfilling its responsibilities to our stockholders relating to: (1) maintaining the integrity of our financial reports, including our compliance with legal and regulatory requirements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function in cooperation with the independent auditors, and (4) the preparation of the report required by the rules of the SEC to be included in our annual proxy statement. Our audit committee is directly responsible for the appointment, compensation and oversight of the independent auditors (including the resolution of any disagreements between management and the independent auditors regarding financial reporting), approving in advance all auditing services, and approving in advance all non-audit services provided by the independent auditors. The independent auditors report directly to the committee. In addition, our audit committee is to review our annual and quarterly financial reports in conjunction with the independent auditors and financial management.

Our Board of Directors has adopted a written charter for the audit committee, a copy of which is available on our website at www.visualant.net.

Compensation Committee

Our Board of Directors established a compensation committee in July 2010. Our compensation committee is responsible for: (1) reviewing and approving goals and objectives underlying the compensation of our Chief Executive Officer, evaluating the CEO's performance in accordance with those goals and objectives, and determining and approving the CEO's compensation; (2) recommending to the board the compensation of executive officers other than the CEO, subject to board approval; (3) administering any incentive compensation and equity-based plans, subject to board approval; (4) preparing the compensation report required by the rules and regulations of the SEC for inclusion in our annual proxy statement; and (5) periodically reviewing the results of our executive compensation and perquisite programs and making recommendations to the board with respect to annual compensation (salaries, fees and equity) for our executive officers and non-employee directors.

Our Board of Directors has adopted a written charter for the compensation committee, a copy of which is available on our website at www.visualant.net.

Nominations and Governance Committee

Our Board of Directors established the nominations and governance committee in July 2010 for the purpose of: (1) assisting the board in identifying individuals qualified to become board members and recommending to the board the nominees for election as directors at the next annual meeting of stockholders; (2) assist the board in determining the size and composition of the board committees; (3) develop and recommend to the board the corporate governance principles applicable to us; and (4) serve in an advisory capacity to the board and the Chairman of the Board on matters of organization, management succession planning, major changes in our organizational and the conduct of board activities.

Our Board of Directors has adopted a written charter for the nominations and governance committee, a copy of which is available on our website at www.visualant.net.

Involvement in Certain Legal Proceedings

None of our current directors or executive officers has, to the best of our knowledge, during the past ten years:

• Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time hereof, or any corporation or business association of which he was an executive officer at or within two years before the time hereof;

• Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

• Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

• Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

• Engaging in any type of business practice; or

• Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

• Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

• Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

• Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the fiscal years ended September, 2015 and 2014

Summary Compensation Table

							All
					Stock	Option	Other
			Salary	Bonus	Awards	Awards	Compensation	Total
Name	Principal Position		($)	($)	($) (6)	($) (6)	($)	($)
Salary-
Ronald P. Erickson (1)	Chief Executive Officer	9/30/2015	$180,000	$-	$-	$-	$-	$180,000
		9/30/2014	$180,000	$-	$-	$-	$-	$180,000

Mark E. Scott (2)	Chief Financial Officer	9/30/2015	$120,000	$-	$20,010	$-	$-	$140,010
	Secretary	9/30/2014	$120,000	$-	$-	$-	$-	$120,000

Richard Mander, Ph.D. (3)	Chief Technology Officer	9/30/2015	$20,834	$-	$-	$-	$1,250	$22,084
		9/30/2014	$187,500	$-	$-	$-	$12,000	$199,500

Todd Martin Sames (4)	Vice President of Business Development	9/30/2015	$120,000	$-	$15,000	$-	$-	$135,000
		9/30/2014	$120,000	$-	$-	$13,500	$-	$133,500

Jeffrey Kruse (5)	President of TransTech Systems, Inc.	9/30/2015	$162,000	$3,000	$15,000	$-	$5,760	$185,760
		9/30/2014	$162,000	$4,500	$-	$-	$6,780	$173,280

(1)            During the years ended September 30, 2015 and 2014, Mr. Erickson was paid a monthly salary of $15,000. As of September 30, 2015 and 2014, Mr. Erickson had accrued but unpaid salary of $180,000 and $105,000, respectively, which is expected to be paid during the year ended September 30, 2016. This accrual was based on the tight cash flow of the Company and agreed to by Mr. Erickson, but there was no formal deferral agreement. There was no accrued interest paid on the unpaid salary.

(2)            During the year ended September 30, 2014 and 2013, Mr. Scott was paid a monthly salary of $10,000. As of September 30, 2015, Mr. Scott had accrued but unpaid salary of $40,000 which is expected to be paid during the year ended September 30, 2016. This accrual was based on the tight cash flow of the Company and agreed to by Mr. Scott, but there was no formal deferral agreement. The 2015 stock award amount for Mr. Scott reflects 1,334 shares of restricted common stock issued by us on January 23, 2015. The restricted common stock was issued at the grant date market value of $15.00 per share.

(3)            Mr. Mander was paid a monthly salary of $12,500 from October 1, 2013 to December 31, 2013. From January 1, 2014 to September 30, 2014, Mr. Mander was paid a monthly salary of $16,667. Mr. Mander was paid $1,000 per month for medical expenses. On November 7, 2014, the Company accepted the resignation of Mr. Mander as Chief Technology Officer. Mr. Mander’s stock option grants expired March 31, 2015 in connection with his resignation.

(4)           During the year ended September 30, 2014 and 2013 Mr. Sames was paid a monthly salary of $10,000. As of September 30, 2015, Mr. Sames had accrued but unpaid salary of $40,000 which is expected to be paid during the year ended September 30, 2016. This accrual was based on the tight cash flow of the Company and agreed to by Mr. Sames, but there was no formal deferral agreement. The 2015 stock award amount for Mr. Sames reflects 1,000 shares of restricted common stock issued by us on January 23, 2015. The restricted common stock was issued at the grant date market value of $15.00 per share.
The 2014 stock option grant amount for Mr. Sames reflects 2,000 shares issued by us on April 2, 2014. The grant was issued at the grant date market value of $15.00 per share and vested by April 1, 2017.

(5)            Mr. Kruse was appointed as President of TransTech in July 2013. As President, Mr. Kruse was paid at the monthly rate of $13,500 from July 2013 to September 30, 2015. As of September 30, 2015, Mr. Kruse had accrued but unpaid salary of $21,000 which is expected to be paid during the year ended September 30, 2016. This accrual was based on the tight cash flow of the Company and agreed to by Mr. Kruse, but there was no formal deferral agreement. Mr. Kruse was paid bonuses of $3,000 and $4,500 for achieving profitability at TransTech during quarters in the years ended September 30, 2015 and 2014, respectively. The 2015 stock award amount for Mr. Kruse reflects 1,000 shares of restricted common stock issued by us on January 23, 2015. The restricted common stock was issued at the grant date market value of $15.00 per share.  Mr. Kruse also was eligible to participate in the TransTech 401k plan.  Mr. Kruse has assumed the part time position of General Manager of TransTech effective September 30, 2015. He is no longer considered an officer of Visualant for SEC reporting purposes.

 (6)           These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards as of Fiscal Year Then Ended September 30, 2015

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	Exercisable	Unexerciseable	Price	Expiration
Name	(#)	(#)	($) (6)	Date

Ronald P. Erickson (1)	13,334	-	$22.50	5/9/2020
	6,667	-	$19.50	6/5/2022

Mark E. Scott (2)	5,668	-	$19.50	6/5/2022

Richard Mander, Ph.D. (3)	-	-	$-
	-	-	$-

Todd Martin Sames (4)	6,667	-	$19.50	9/4/2017
	1,111	889	$15.00	4/1/2019
	-	6,668	$15.00	1/22/2020

Jeffrey Kruse (5)	2,000	-	$13.50	6/7/2020
	4,001	1,334	$15.00	8/26/2018
	-	3,334	$15.00	1/22/2020

(1)	Mr. Erickson’s stock option grants consist of (i) 20,000 shares which vested quarterly over two years from May 10, 2010; and (ii) 6,667 shares which vested quarterly over one year from June 5, 2012.
(2)	Mr. Scott’s stock option grants consist of (i) 3,334 shares which vested March 21, 2013; and (ii) 3,334 shares which vested quarterly over one year from June 5, 2012.
(3)
Mr. Mander’s stock option grants consist of (i) 6,667 shares which vest quarterly over three years from June 26, 2012; and (ii) 3,334 shares which vest quarterly over three years from August 27, 2013. Mr. Mander’s stock option grants expired March 31, 2015.

(4)
Mr. Sames’ stock options grants consist of (i) 6,667 shares which vest quarterly over three years from September 5, 2012; and (ii) 2,000 shares which vest quarterly over three years from April 1, 2014. The 2015 stock option grant for Mr. Sames reflects 6,668 shares at an exercise price of $15.00 per share. The grant vests quarterly over three years after being earned and expires January 22, 2020. As of September 30, 2015, the stock option grant was not earned.

(5)
Mr. Kruse’s stock options grants consist of (i) 2,000 shares which vested 25% at six months and 25% annually thereafter from June 8, 2010; (ii) 667 shares which vested quarterly over three years from November 29, 2011; (ii) 2,000 shares which vest quarterly over three years from April 1, 2014; and (iii) 5,334 shares which vest quarterly over three years from August 27, 2013. The 2015 stock option grant for Mr. Kruse reflects 3,334 shares at an exercise price of $15.00 per share. The grant vests quarterly over three years after being earned and expires January 22, 2020. As of September 30, 2015, the stock option grant was not earned.

(6)	These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Option Exercises and Stock Vested

Our Named Executive Officers did not exercise any stock options during the years ended September 30, 2015 or 2013.

Pension Benefits

We do not provide any pension benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified deferral program.

Employment Agreements

We do not have employment agreements with our Named Executive Officers.

Potential Payments upon Termination or Change in Control

We do not have any potential payments upon termination or change in control with our Named Executive Officers.

Compensation of Directors

We primarily use stock options grants to incentive compensation to attract and retain qualified candidates to serve on the Board. This compensation reflected the financial condition of the Company. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by our members of the Board. During year then ended September 30, 2015, Ronald Erickson did not receive any compensation for his service as a director.  The compensation disclosed in the Summary Compensation Table on page 54 represents the total compensation.

Director Summary Compensation Table

The table below summarizes the compensation paid by us to non-employee directors during the year ended September 30, 2015.

	Stock	Option	Other
Name	Awards	Awards	Compensation	Total
Marco Hegyi (1)	$40,005	$-	$-	$40,005
Jon Pepper	30,000	-	-	30,000
Ichiro Takesako (2)	-	-	-	-

Total	$70,005	$-	$-	$70,005

(1)	Mr. Hegyi’s stock award amount reflects 2,667 restricted shares issued at the grant date market value of $15.00 per share. Mr. Hegyi resigned as a director in February 2015.
(2)	Mr. Pepper’s stock award amount reflects 2,000 restricted shares issued at the grant date market value of $15.00 per share.
(3)	These amounts reflect the grant date market value as required by Regulation S-K Item 402(r)(2), computed in accordance with FASB ASC Topic 718.

Our independent non-employee directors are not compensated in cash.   The only compensation has been in the form of stock awards (see Director Compensation Table) and during the fiscal year ended September 30, 2014, we did not make any grants of stock options to our independent non-employee directors.  There is no formal stock compensation plan for independent non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since March 2013, we have engaged in the following reportable transactions with our directors, executive officers, holders of more than 5% of our voting securities and affiliates, or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities.

Review and Approval of Related Person Transactions

We have operated under a Code of Conduct for many years. Our Code of Conduct requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

The Audit Committee is responsible for reviewing and approving all transactions with related persons. The Company has not adopted a written policy for reviewing related person transactions. The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed.

Relationship with Invention Development Management Company, L.L.C.

In November 2013, we entered into a Services and License Agreement with IDMC. IDMC is a subsidiary of Intellectual Ventures, which collaborates with inventors and partners with pioneering companies and invests both expertise and capital in the process of invention. On November 19, 2014, we amended the Services and License Agreement with IDMC. This amendment exclusively licenses 10 filed patents to us.

The agreement requires IDMC to identify and engage inventors to develop new applications of our ChromaID™ technology, present the developments to us for approval, and file at least 10 patent applications to protect the developments. IDMC is responsible for the development and patent costs. We provided the Chroma ID Lab Kits to IDMC at no cost and are providing ongoing technical support. In addition, to provide time for this accelerated expansion of its intellectual property we delayed the selling of the ChromaID Lab Kits for 140 days except for certain select accounts. We have continued our business development efforts during this period and have worked with IDMC and their global business development resources to secure potential customers and licensees for the ChromaID technology. We shipped 20 ChromaID Lab Kits to inventors in the IDMC network during December 2013 and January 2014. As part of our agreement with IDMC, we curtailed our ChromaID marketing efforts through the fourth calendar quarter of 2014 while IDMC worked to expand our intellectual property portfolio. Thereafter, we began to actively market the ChromaID Lab Kits to interested and qualified customers.

We have received a worldwide, nontransferable, exclusive license to the intellectual property developed under the IDMC agreement during the term of the agreement, and solely within the identification, authentication and diagnostics field of use, to (a) make, have made, use, import, sell and offer for sale products and services; (b) make improvements; and (c) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

We received a nonexclusive and nontransferable option to acquire a worldwide, nontransferable, nonexclusive license to the useful intellectual property held by IDMC within the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer to sell products and services and (b) grant sublicenses to any and all of the foregoing rights. The option to acquire this license may be exercised for up to two years from the effective date of the Agreement.

IDMC is providing global business development services to us for geographies not being pursued by Visualant. Also, IDMC has introduced us to potential customers, licensees and distributors for the purpose of identifying and pursuing a license, sale or distribution arrangement or other monetization event.

We granted to IDMC a nonexclusive, worldwide, fully paid, nontransferable, sublicenseable, perpetual license to our intellectual property solely outside the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer for sale products and services and (b) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

We granted to IDMC a nonexclusive, worldwide, fully paid up, royalty-free, nontransferable, non-sublicensable, perpetual license to access and use our technology solely for the purpose of marketing the aforementioned sublicenses of our intellectual property to third parties outside the designated fields of use.

In connection with the original license agreement, we issued a warrant to purchase 97,169 shares of common stock to IDMC as consideration for the exclusive intellectual property license and application development services. The warrant has a current exercise price of $2.50 per share and expires November 10, 2018. The per share price is subject to adjustment based on any issuances below $2.50 per share except as described in the warrant.

We agreed to pay IDMC a percentage of license revenue for the global development business services and a percentage of revenue received from any company introduce to us by IDMC. We also have also agreed to pay IDMC a royalty when we receive royalty product revenue from an IDMC-introduced company. IDMC has agreed to pay us a license fee for the nonexclusive license of our intellectual property.

The term of both the exclusive intellectual property license and the nonexclusive intellectual property license commences on the effective date of November 11, 2013, and terminates when all claims of the patents expire or are held in valid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.

The term of the Agreement commences on the effective date until either party terminates the Agreement at any time following the fifth anniversary of the effective date by providing at least ninety days’ prior written notice to the other party.

Purchase Agreement with Special Situations and 40 other Accredited Investors

On June 14, 2013, we entered into a Purchase Agreement, Warrants, and Stock Purchase Agreement with Special Situations Technology Funds and forty other accredited investors, pursuant to which we issued 348,685 shares of common stock at $15.00 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction, which closed on June 14, 2013, we issued to the investors (i) five-year Series A Warrants to purchase a total of 348,685 shares of common stock at $22.50 per share; and (ii) five year Series B Warrants to purchase a total of 348,685 shares of common stock at $30.00 per share.  We also issued 28,544 placement agent warrants exercisable at $15.00 per share to GVC Capital, with an obligation to issue up to 28,544 additional placement agent warrants exercisable at $22.50 per share.  The placement agent warrants shall issue only upon the exercise of the Series A Warrants by the investors, and are issuable ratably based upon the number of Warrants exercised by the investors.  The placement agent warrants have a term of five years from the date of closing of the transaction. The transaction was entered into to strengthen our balance sheet, complete the purchase of our TransTech subsidiary, and provide working capital to support the rapid movement of our ChromaID technology into the marketplace. On August 14, 2015, the warrant exercise price was adjusted to $2.50 per share due the issuance of common stock at this price.

Agreements with Sumitomo Precision Products Co., Ltd.

In May 2012, we entered into a Joint Research and Product Development Agreement with Sumitomo Precision Products Co., Ltd., a publicly-traded Japanese corporation, for the commercialization of our ChromaID technology.   In March 2013, we entered into an amendment to this agreement, which extended the Joint Development Agreement from March 31, 2013 to December 31, 2013.  The extension provided for continuing work between Sumitomo and Visualant focused upon advancing the ChromaID technology and market research aimed at identifying the most significant markets for the ChromaID technology. This collaborative work supported the development of the ChromaID Lab Kit. This agreement expired December 31, 2013. The current version of the technology was introduced to the marketplace as a part of our ChromaID Lab Kit during the fourth quarter of 2013.  Sumitomo invested $2,250,000 in exchange for 115,385 shares of restricted shares of common stock priced at $19.50 per share that was funded on June 21, 2012.

We also entered into a License Agreement with Sumitomo in May 2012, under which Sumitomo paid the Company an initial payment of $1 million.  The License Agreement granted Sumitomo an exclusive license for the then extant ChromaID technology.  The territories covered by this license include Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). The Sumitomo License fee was recorded as revenue over the life the Joint Research and Product Development Agreement and was fully recorded as of May 31, 2013. On May 21, 2015, we entered into an amendment to the License Agreement, which, effective as of June 18, 2014, eliminated the Sumitomo exclusivity and provides that if we sell products in certain territories – Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines) – the Company will pay Sumitomo a royalty rate of 2% of net sales (excluding non-recurring engineering revenues) over the remaining term of the five-year License Agreement (through May 2017).

Related Party Transactions with Ronald P. Erickson

Entities affiliated with Mr. Erickson have made advances and loans to us in the total principal amount of $960,000 on or before the date hereof at an average annual interest rate of 4.2%. In addition, Mr. Erickson and/or entities with which Mr. Erickson is affiliated also have unreimbursed 2013 expenses and unpaid salary and interest from 2013 on the outstanding principal amount of the Loans totaling approximately $65,000 as of June 14, 2013. Mr. Erickson and related entities converted $500,000 of the advances and loans as part of the private placement which closed June 14, 2013. The remaining amounts were paid to Mr. Erickson and related entities prior to June 30, 2013.

We have a $199,935 Business Loan Agreement with Umpqua Bank (the “Umpqua Loan”), which currently matures on December 31, 2016 and provides for interest at 3.25% per year.  Related to the Umpqua Loan, we entered into a demand promissory note for $200,000 on January 10, 2014 with an entity with which Ronald P. Erickson, our Chief Executive Officer, is affiliated.  This demand promissory note will be effective in case of a default by us under the Umpqua Loan.

We also have two other demand promissory notes payable to entities affiliated with Mr. Erickson, totaling $600,000.  Each of these notes were issued between January and July 2014, provide for interest of 3% per year and now mature on March 31, 2016.  They also provide for a second lien on our assets if not repaid by March 31, 2016 or converted into convertible debentures or equity on terms acceptable to the Mr. Erickson. Mr. Erickson and/or entities with which he is affiliated also have advanced $668,500 and have unreimbursed expenses and compensation of approximately $386,500.  We owe Mr. Erickson, or entities with which he is affiliated, $1,675,000 as of March 31, 2016.

On January 26, 2015, Mr. Erickson cancelled 6,667 in previous issued stock option at $22.50 per share.

Related Party Transaction with Mark E. Scott

Mr. Mark E. Scott, our Chief Financial Offer, invested $10,000 in the private placement which closed June 14, 2013.

On January 26, 2015, Mr. Scott cancelled 1,000 in previously issued stock options at $19.50 per share.

Indemnification

Our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, we have an Indemnification Agreements with the current Board of Directors.

Policies and Procedures for Related Person Transactions

We have operated under a Code of Conduct and Ethics since December 28, 2012. Our Code of Conduct and Ethics requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with our interests.

Prior to the adoption of our related person transaction policy, there was a legitimate business reason for all the related person transactions described above and we believe that, where applicable, the terms of the transactions are no less favorable to us than could be obtained from an unrelated person.

Our Audit Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2016 by:

•	each director and nominee for director;

•	each person known by us to own beneficially 5% or more of our common stock;

•	each executive officer named in the summary compensation table elsewhere in this report; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or has or shares “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each person shown in the table is c/o Visualant, Inc. 500 Union Street, Suite 420, Seattle Washington, unless otherwise indicated.

	Shares Beneficially Owned		Shares Beneficially Owned
	Prior to this Offering		After this Offering
	Amount	Percentage	Number	Percentage
Directors and Officers-
Ronald P. Erickson (1)	175,524	13.1%	-
Mark E. Scott (2)	17,459	1.4%	-	*
Jon Pepper	13,000	1.0%	-	*
Richard Mander (3)	-	*	-	*
Todd Martin Sames (4)	9,667	*	-	*
Jeffrey Kruse (5)	-	*	-	*
Sumitomo Precision Products Co., Ltd./ Ichiro Takesako	115,385	9.2%	-
Total Directors and Officers (7 in total)	331,035	24.6%	-

* Less than 1%.

(1)    Includes 86,668 shares of shares of common stock beneficially owned and stock option grants to purchase 20,001 shares of our common stock that are exercisable within 60 days, and also includes 66,667 Series A and B Warrants to purchase shares of our common stock that are exercisable within 60 days.

(2)    Includes 10,457 shares of shares of common stock beneficially owned and stock option grants totaling 5,668 shares that Mr. Scott has the right to acquire in 60 days, and also includes 1,334 Series A and B Warrants to purchase shares of our common stock that are exercisable within 60 days.

(3)   Includes stock option grants for 10,000 shares which Mr. Mander forfeited on March 31, 2015 in connection with his resignation.

(4)    Includes 1,667 shares of shares of common stock beneficially owned and stock option grants totaling 8,000 shares that Mr. Sames has the right to acquire in 60 days.

(5)    Mr. Kruse was not a named executive officer as of September 30, 2015.

	Shares Beneficially Owned		Shares Beneficially Owned
	Prior to this Offering		After this Offering
	Number	Percentage	Number	Percentage
Greater Than 5% Ownership

Sumitomo Precision Products Co., Ltd./ Ichiro Takesako (1)	115,385	9.2%

Special Situations Technology Funds, L.P./ Adam Stettner (2)	318,000	21.6%

Invention Development Management Company, L.L.C. (3)	97,169	7.8%

(1)        Reflects the shares beneficially owned by Sumitomo Precision Products Co., Ltd as stated in a Schedule 13D filed with the SEC on June 23, 2012, and which has subsequently confirmed the ownership related to the private placement which closed June 14, 2013. Their address is 1-10 Fuso-cho, Amagasaki, Hyogo, Japan.

(2)       Reflects the shares beneficially owned by Special Situations Technology Funds, L.P. This total includes 106,000 shares and a total of 212,000 Series A and B Warrants to purchase shares of our common stock.  The address of Special Situations Technology Funds, L.P. is 527 Madison Avenue, Suite 2600, New York City, New York.

(3)       Reflects a warrant to purchase 97,169 shares of our common stock that are exercisable within 60 days.  The address for Invention Development Management Company, L.L.C. is 3150 139th Avenue SE, Building 4, Bellevue, Washington.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to our articles of incorporation, as amended and restated, and our bylaws, as amended and restated. We have filed copies of these documents with the SEC as exhibits to our Registration Statement, of which this prospectus forms a part.

Authorized Capital Stock

We have authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares of voting preferred stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

As of March 31, 2016, we had 1,259,644 shares of common stock issued and outstanding, which excludes the following shares, as of that date:

• 56,641 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $18.19 per share;

• 23,334 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock;

• 830,326 shares of our common stock issuable upon the exercise of outstanding warrants at an average exercise price of $3.21 per share.  These warrants will expire on or before January 2020;

• Up to 24,553 shares of our common stock issuable upon the exercise of placement agent warrants exercisable at $2.50 per share.  These placement agent warrants will be issued only upon the exercise of the Series A Warrants, and are issuable ratably based upon the number of Warrants exercised;

• An unknown number of shares of our common stock issuable upon the conversion of $975,000 of Convertible Notes Payable and an unknown number of our common shares issuance upon the exercise of $710,000 of warrants related to Convertible Notes Payable;

• 21,693 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

• 356,666 shares of our common stock issuable upon the conversion of Series B Redeemable Preferred Stock, at an assumed exercise price of $7.50 per share, subject to certain adjustments. These shares of common stock are being registered in this offering.

Voting Common Stock

We are authorized to issue up to 100,000,000 shares of common stock with a par value of $0.001. As of March 31, 2016, we had 1,259,644 shares of common stock issued and outstanding, held by 38 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by us.  As of March 31, 2016, there were options outstanding for the purchase of 56,641 shares of common stock and warrants for the purchase of 830,326 shares of common stock.  In addition, 23,334 shares of our common stock are issuable upon the conversion of Series A Convertible Preferred Stock, up to 24,553 shares of our common stock are issuable upon the exercise of placement agent warrants and an unknown number of shares are issuable upon conversion of $975,000 in convertible promissory notes and an unknown number of our common shares issuance upon the exercise of $710,000 of warrants related to Convertible Notes Payable, all of which could potentially dilute future earnings per share.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights for the election of directors. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. On all other matters, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote is required for approval, unless otherwise provided in our articles of incorporation, bylaws or applicable law. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Voting Preferred Stock

As of March 31, 2016, we are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

On July 21, 2015, we filed with the Nevada Secretary of State an Amended and Restated Certificate of Designations, Preferences and Rights for our Series A Convertible Preferred Stock. Among other things, the Amended and Restated Certificate changed the conversion price and the stated value of the Series A Preferred from $0.10 (pre reverse stock split) to $30.00 (post-reverse stock split), and added a provision adjusting the conversion price upon the occurrence of certain events.

Under the Amended and Restated Certificate, we had 11,667 shares of Series A Preferred authorized, all of which are outstanding. Each holder of outstanding shares of Series A Preferred is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date. We cannot amend, alter or repeal any preferences, rights, or other terms of the Series A Preferred so as to adversely affect the Series A Preferred, without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Series A Preferred, voting as a separate voting group, given by written consent or by vote at a meeting called for such purpose for which notice shall have been duly given to the holders of the Series A Preferred.

During the year ended September 30, 2015, we sold 11,667 Series A Preferred Stock to two investors totaling $350,000.  These shares are expected to be convertible into 11,667 shares of common stock at $30.00 per share, subject to adjustment, for a period of five years.   The Series A Preferred Stock has voting rights and may not be redeemed without the consent of the holder. We also issued (i) a Series C five-year Warrant for 23,334 shares of common stock at an exercise price of $30.00 per share, which is callable at $60.00 per share; and (ii) a Series D five-year Warrant for 23,334 shares of common stock at an exercise price of $45.00 per share, which is callable at $90.00 per share. The Series A Preferred Stock and Series C and D Warrants have registration rights.

On July 20, 2015, the two investors entered into an Amendment to Series A Preferred Stock Terms whereby they agreed to the terms of the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock and waived all registration rights.

On August 14, 2015, the warrant exercise price was adjusted to $2.50 per share due to the issuance of common stock at that price.

On March 8, 2016, we received approval from the State of Nevada for the Correction to the Company’s Amended and Restated Certificate of Designations, Preferences and Rights of its Series A Convertible Preferred Stock.    The Amended and Restated Certificate filed July 21, 2015 changed the conversion price and the stated value from $0.10 (pre reverse stock split) to $30.00 (post-reverse stock split), and adding a provision adjusting the conversion price upon the occurrence of certain events. On February 19, 2016, the holders of Series A Convertible Preferred Stock entered into Amendment 2 of Series A Preferred Stock Terms and increased the number of Preferred Stock Shares to properly account for the reverse stock split. We have 23,334 Series A Preferred Stock issued and outstanding.

Series B Redeemable Convertible Preferred Stock

On March 8, 2016, we received approval from the State of Nevada for the Certificate of Designations of Preferences, Powers, Rights and Limitations of Series B Redeemable Convertible Preferred Stock. The Certificate authorized 5,000 shares of Series B Preferred Stock at a par value of $.001 per share that is convertible into common stock at $7.50 per share, subject to certain adjustments as set forth in the Certificate.

We entered into a Stock Purchase Agreement with an institutional investor pursuant to which the Company issued 255 Shares of Series B Redeemable Preferred Shares (“Series B Preferred Shares”) of the Company at $10,000.00 per share with a 5.0% original issue discount for the sum of $2,500,000.

See “Description of Series B Preferred Stock Purchase Agreement and Note” for more details.

Warrants to Purchase Common Stock

Prior to August 2015, we had outstanding 899,750 warrants to purchase an aggregate of 899,750 shares of common stock with expiration dates between February 2016 and January 2020 at exercise prices ranging from $15.00 to $45.00 per share.

In connection with the Special Situations transaction, in June 2013 we issued Series A Warrants to purchase a total of 348,685 shares of common stock at an original exercise price of $22.50 per share, and Series B Warrants to purchase a total of 348,685 shares of common stock at an original exercise price of $30.00 per share, the IDMC warrant to purchase 97,169 shares of common stock at an original exercise price of $30.00 per share, Series C Warrants to purchase 23,334 shares of common stock at an original exercise price of $30.00 per share and Series D Warrants to purchase 23,334 shares of common stock at an original exercise price of $45.00 per share (collectively, the “Special Situations Warrants”).

The Special Situations Warrants contain an adjustment provision that requires an adjustment in the exercise price of the Special Situations Warrants if we issue common stock, warrants or equity below the price that is reflected in the Special Situations Warrants.  On August 3, 10, 13 and 15, 2015, we issued a total of 22,980 shares of common stock related to the conversion of $64,000 of debt and interest of $2,560 pursuant to a Securities Purchase Agreement dated January 27, 2015. The shares were issued at an average of $2.785 per share, with a low price of $2.50 per share.  As a result, the exercise prices of the warrants described above were adjusted to $2.50 per share.

If we issue any additional shares of common stock, warrants or other equity securities at a price below the exercise prices of the Special Situations Warrants (currently $2.50 per share), it would result in a further reduction in the exercise price of the Special Situations Warrants. A downward adjustment in the exercise price of the Special Situations Warrants could also affect the market price of the common stock.

DESCRIPTION OF SECURITIES BEING REGISTERED

This prospectus covers the resale by the selling stockholder named herein of up to 356,666 shares of our common stock. The common stock covered by this prospectus will be offered for resale from time to time by the selling stockholder identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.” We will not receive any of the proceeds from the resale of the common stock by the selling stockholder.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Options to Purchase Common Stock

Our 2011 Stock Incentive Plan was approved by our stockholders in April 2011. We were authorized to issue options to purchase up to 46,668 shares of common stock under the 2011 Stock Incentive Plan. In March 2013, our stockholders approved an increase in the number of shares under the 2011 Stock Incentive Plan to 93,335. We have currently reserved 56,641 shares of our common stock for issuance under the 2011 Stock Incentive Plan.

Dividend Policy

We have not previously declared or paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all of our available funds to finance the growth and development of our business. We can give no assurances that we will ever have excess funds available to pay dividends. In addition, our articles of incorporation restrict our ability to pay any dividends on our common stock without the approval of 66% of our then outstanding Series A Preferred Stock.

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes.    Nevada's "acquisition of controlling interest" statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person who acquires a "controlling interest" in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of March 31, 2016 we have less than 200 record stockholders. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our stockholders.

Combinations with Interested Stockholders Statutes.    Nevada's "combinations with interested stockholders" statutes prohibit certain business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after the such person first becomes an "interested stockholder" unless (i) the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an "interested stockholder" is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between the corporation and an "interested stockholder". Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our Board of Directors.

Articles of Incorporation and Bylaws Provisions

Our articles of incorporation, as amended and restated, and our bylaws, as amended and restated, contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our articles of incorporation and bylaws, among other things:

• permit our Board of Directors to alter our bylaws without stockholder approval;

• provide that vacancies on our Board of Directors may be filled by a majority of directors in office, although less than a quorum;

• authorize the issuance of preferred stock, which can be created and issued by our Board of Directors without prior stockholder approval, with rights senior to our common stock, which may render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise; and

• establish advance notice procedures with respect to stockholder proposals relating to the nomination of candidates for election as directors and other business to be brought before stockholder meetings, which notice must contain information specified in our bylaws.

In addition, our articles of incorporation restrict our ability to take certain actions without the approval of at least 66% of the Series A Preferred Stock then outstanding.  These actions include, among other things;

• authorizing, creating, designating, establishing or issuing an increased number of shares of Series A Preferred Stock or any other class or series of capital stock ranking senior to or on a parity with the Series A Preferred Stock;

• adopting a plan for the liquidation, dissolution or winding up the affairs of our company or any recapitalization plan (whether by merger, consolidation or otherwise);

• amending, altering or repealing, whether by merger, consolidation or otherwise, our articles of incorporation or bylaws in a manner that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; and

• declaring or paying any dividend (with certain exceptions) or directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of our capital stock, stock options or convertible securities (with certain exceptions).

Finally, our articles of incorporation restrict our ability to take certain actions without the approval of at least a majority of the Series B Preferred Stock then outstanding.  These actions include, among other things

• altering or changing adversely the powers, preferences or rights given to the Series B Preferred Stock; and

• authorizing or creating any class of stock ranking as to distribution of dividends senior to the Series B Preferred Stock;

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, New York 11219, and their telephone number is (800) 937-5449.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

 LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Horwitz + Armstrong, A Professional Law Corporation, Lake Forest, California, will provide opinions regarding the validity of the shares of our Common Stock. Horwitz + Armstrong, A Professional Law Corporation may also provide opinions regarding certain other matters.

EXPERTS

PMB Helin Donovan, LLP, independent registered public accounting firm, has audited our financial statements at September 30, 2015 and 2014, and for each of the two years in the period ended September 30, 2015, as set forth in their report which includes an explanatory paragraph relating to our ability to continue as a going concern, included elsewhere in this prospectus. We have included our financial statements in this prospectus and elsewhere in this Registration Statement in reliance on PMB Helin Donovan, LLP's report, given on their authority as experts in accounting and auditing.

Except as noted below,  no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock we are offering to sell. This prospectus, which constitutes part of the Registration Statement, does not include all of the information contained in the Registration Statement and the exhibits, schedules and amendments to the Registration Statement. For further information with respect to us and our common stock, we refer you to the Registration Statement and to the exhibits and schedules to the Registration Statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the Registration Statement of which this prospectus is a part at the SEC's public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the Registration Statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the Registration Statement of which this prospectus is a part at the SEC's website.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and are required to file reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.growlifeinc.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	September 30, 2015
ASSETS		(audited)

CURRENT ASSETS:
Cash and cash equivalents	$141,059	$82,266
Accounts receivable, net of allowance of $40,000 and $40,000, respectively	611,777	619,849
Prepaid expenses	33,635	27,774
Inventories, net	188,936	217,824
Total current assets	975,407	947,713

EQUIPMENT, NET	348,153	366,250

OTHER ASSETS
Intangible assets, net	122,375	158,000
Goodwill	983,645	983,645
Other assets	5,070	5,070

TOTAL ASSETS	$2,434,650	$2,460,678

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$2,454,638	$2,520,223
Accounts payable - related parties	33,000	73,455
Accrued expenses	54,224	4,068
Accrued expenses - related parties	1,231,549	1,256,861
Derivative liability - warrants	4,050,800	2,704,840
Convertible notes payable	479,000	109,000
Notes payable - current portion of long term debt	1,386,149	1,164,692
Deferred revenue	3,333	5,833
Total current liabilities	9,692,693	7,838,972

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Series A Convertible Preferred stock - $0.001 par value, 5,000,000 shares authorized,
11,667 shares issued and outstanding at 12/31/2015 and 9/30/2015, respectively	12	12
Common stock - $0.001 par value, 100,000,000 shares authorized, 1,176,708
and 1,155,991 shares issued and outstanding at 12/31/2015 and 9/30/2015, respectively	1,183	1,156
Additional paid in capital	18,919,244	18,786,694
Accumulated deficit	(26,178,482)	(24,166,156)
Total stockholders' deficit	(7,258,043)	(5,378,294)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,434,650	$2,460,678

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended,
	December 31, 2015	December 31, 2014

REVENUE	$1,284,800	$1,843,213
COST OF SALES	1,086,678	1,545,449
GROSS PROFIT	198,122	297,764
RESEARCH AND DEVELOPMENT EXPENSES	91,962	119,387
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	736,207	653,203
OPERATING LOSS	(630,047)	(474,826)

OTHER INCOME (EXPENSE):
Interest expense	(38,639)	(37,130)
Other income	2,320	6,317
(Loss) on change - derivative liability warrants	(1,345,960)	(2,651,007)
Total other (expense)	(1,382,279)	(2,681,820)

LOSS BEFORE INCOME TAXES	(2,012,326)	(3,156,646)

Income taxes - current provision	-	663
		.
NET LOSS	$(2,012,326)	$(3,157,309)

Basic and diluted loss per common share attributable to Visualant,
Inc. and subsidiaries common shareholders-
Basic and diluted loss per share	$(1.73)	$(2.82)

Weighted average shares of common stock outstanding- basic and diluted	1,161,366	1,121,122

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended,
	December 31, 2015	December 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,012,326)	$(3,157,309)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation and amortization	53,722	104,378
Issuance of capital stock for services and expenses	104,476	2,500
Stock based compensation	11,837	20,835
(Gain) on sale of assets	-	(900)
Loss on change - derivative liability warrants	1,346,264	2,651,007
Provision for losses on accounts receivable	-	3,036
Changes in operating assets and liabilities:
Accounts receivable	7,768	(167,693)
Prepaid expenses	(5,861)	(8,791)
Inventory	28,888	79,758
Accounts payable - trade and accrued expenses	(81,196)	131,745
Income tax receivable	-	663
Deferred revenue	(2,500)	-
CASH (USED IN) OPERATING ACTIVITIES	(548,928)	(340,771)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	-	2,310
NET CASH PROVIDED BY INVESTING ACTIVITIES:	-	2,310

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	221,457	56,126
Proceeds from sale of preferred stock	-	300,000
Proeeds from warrant exercises	16,264	-
Proceeds from convertible notes payable	370,000	-
Repayments of capital leases	-	(732)
NET CASH PROVIDED BY FINANCING ACTIVITIES	607,721	355,394

NET INCREASE IN CASH AND CASH EQUIVALENTS	58,793	16,933

CASH AND CASH EQUIVALENTS, beginning of period	82,266	70,386

CASH AND CASH EQUIVALENTS, end of period	$141,059	$87,319

Supplemental disclosures of cash flow information:
Interest paid	$15,190	$52,755
Taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Visualant, Incorporated (the “Company,” “Visualant, Inc.” or “Visualant”) was incorporated under the laws of the State of Nevada in 1998.  The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share. On July 21, 2015, the Company filed with the Secretary of State of Nevada an Amended and Restated Certificate of Designations, Preferences and Rights for our Series A Convertible Preferred Stock.

Since 2007 the Company has been focused primarily on the development of a proprietary technology which is capable of uniquely identifying and authenticating almost any substance using light at the “photon” level to detect the unique digital “signature” of the substance.  The Company calls this its “ChromaID™” technology.

In 2010, the Company acquired TransTech Systems, Inc. as an adjunct to its business.  TransTech is a distributor of products for employee and personnel identification.  TransTech currently provides substantially all of the Company’s revenues.

The Company is in the process of commercializing its ChromaID™ technology.  To date, the Company has entered into one License Agreement with Sumitomo Precision Products Co., Ltd. and has a strategic relationship with Invention Development Management Company, L.L.C. (“IDMC”).

The Company believes that its commercialization success is dependent upon its ability to significantly increase the number of customers that are purchasing and using its products. To date the Company has generated minimal revenue from sales of its ChromaID products. The Company is currently not profitable. Even if the Company succeeds in introducing the ChromaID technology and related products to its target markets, the Company may not be able to generate sufficient revenue to achieve or sustain profitability.

ChromaID was invented by scientists from the University of Washington under contract with Visualant.  The Company has pursued an aggressive intellectual property strategy and have been granted nine patents.  The Company also has 21 patents pending.  The Company possess all right, title and interest to the issued patents.  Ten of the pending patents are licensed exclusively to the Company in perpetuity by the Company’s strategic partner, Intellectual Ventures through its subsidiary IDMC.

On May 6, 2015, the Company’s stockholders approved a reverse split of our common stock, in a ratio to be determined by the Company’s Board of Directors, of not less than 1-for-50 nor more than 1-for-150. On June 9, 2015, the Company’s Board of Directors determined that the ratio of the reverse split would be 1-for-150.  All warrant, option, share and per share information in this Form 10-Q gives retroactive effect for a 1-for-150 split with all numbers rounded up to the nearest whole share.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $2,631,037 and $1,017,291 for the years ended September 30, 2015 and 2014, respectively. Net cash used in operating activities was $(239,877) and $(1,379,397) for the years ended September 30, 2015 and 2014, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of December 31, 2015, the Company’s accumulated deficit was $26,178,482.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, our Chief Executive Officer, or entities with which he is affiliated. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by the Company’s independent registered public accounting firm relating to our financial statements for the year ended September 30, 2015 includes an explanatory paragraph expressing the substantial doubt about the Company’s ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation – The accompanying unaudited consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

The unaudited consolidated financial statements of the Company and the accompanying notes included in this Quarterly Report on Form 10-Q are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the Consolidated Financial Statements have been included. Such adjustments are of a normal, recurring nature. The Consolidated Financial Statements, and the accompanying notes, are prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and do not contain certain information included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014. The interim Condensed Consolidated Financial Statements should be read in conjunction with that Annual Report on Form 10-K.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries, TransTech Systems, Inc. Inter-Company items and transactions have been eliminated in consolidation.

Cash and Cash Equivalents – The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable consist primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $20,000 for impaired inventory as of December 31, 2015 and September 30, 2015, respectively.

Equipment – Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 5-20 years.

Intangible Assets/ Intellectual Property – The Company amortizes the intangible assets and intellectual property acquired in connection with the acquisition of TransTech, over sixty months on a straight - line basis, which was the time frame that the management of the Company was able to project forward for future revenue, either under agreement or through expected continued business activities.  Intangible assets and intellectual property acquired from RATLab LLC and Javelin are recorded likewise. The Company performs annual assessments and has determined that no impairment is necessary. On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab LLC, namely the rights to the medical field of use of the Chroma ID technology. On July 31, 2012, the Company closed the acquisition of all rights to the ChromaID technology in the environmental field of use from Javelin LLC.

Goodwill – Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. With the adoption of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Reporting units are one level below the business segment level, but are combined when reporting units within the same segment have similar economic characteristics. Under the criteria set forth by ASC 350, the Company has one reporting unit based on the current structure.  An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit.  The Company performs annual assessments and has determined that no impairment is necessary.

Long-Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and

Level 3 – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Derivative Instruments – Warrants with the June 2013 Private Placement

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	December 31, 2015

Liabilities:
Derivative Instruments - Warrants	$-	$3,313,949	$-	$3,313,949

Total	$-	$3,313,949	$-	$3,313,949

Liabilities measured at fair value on a recurring basis are summarized as follows:

December 31, 2015
Market price and estimated fair value of common stock:	$7.27
Exercise price	2.50
Expected term (years)	0.25
Dividend yield	-
Expected volatility	108.3%
Risk-free interest rate	0.001%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the warrants.

The Company issued warrants to purchase 697,370 shares of common stock in connection with our June 2013 private placement of 348,685 shares of common stock.  The exercise price of these warrants is $2.50 per share.  These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  These warrants were issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of our common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants were recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished.

The proceeds from the private placement were allocated between the shares of common stock and the warrants issued in connection with the private placement based upon their estimated fair values as of the closing date at June 14, 2013, resulting in the aggregate amount of $2,494,710 allocated to stockholders’ equity and $2,735,290 allocated to the warrant derivative.  The Company recognized $1,448,710 of other expense resulting from the increase in the fair value of the warrant liability at September 30, 2013. During the year ended September 30, 2014, the Company recognized $2,092,000 of other income resulting from the decrease in the fair value of the warrant liability at September 30, 2014. During the year ended September 30, 2015, the Company recognized $104,716 of other expense resulting from the decrease in the fair value of the warrant liability at September 30, 2015. During the three months ended December 31, 2015, the Company recognized $1,117,234 of other expense resulting from the increase in the fair value of the warrant liability at December 31, 2015.

Derivative Instruments – Warrant with the November 2013 IDMC Services and License Agreement

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	December 31, 2015

Liabilities:
Derivative Instruments - Warrants	$-	$465,537	$-	$465,537

Total	$-	$465,537	$-	$465,537

Liabilities measured at fair value on a recurring basis are summarized as follows:

December 31, 2015
Market price and estimated fair value of common stock:	$7.27
Exercise price	2.50
Expected term (years)	0.25
Dividend yield	-
Expected volatility	108.3%
Risk-free interest rate	0.001%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the warrants.

The Company issued a warrant to purchase 97,169 shares of common stock in connection with the November 2013 IDMC Services and License Agreement. The warrant price of $30.00 per share expires November 10, 2018 and the per share price is subject to adjustment.  This warrant was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  This warrant was issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of our common stock or securities exercisable, convertible or exchangeable for our common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants was recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished. During the year ended September 30, 2014, the Company recognized $320,657 of other expense related to the IDMC warrant. During the year ended September 30, 2015, the Company recognized $14,574 of other income related to the IDMC warrant. During the three months ended December 31, 2015, the Company recognized $159,454 of other expense resulting from the increase in the fair value of the warrant liability at December 31, 2015.

Derivative Instrument – Series A Convertible Preferred Stock

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	December 31, 2015

Liabilities:
Derivative Instruments - Warrants	$-	$223,586	$-	$223,586

Total	$-	$223,586	$-	$223,586

Liabilities measured at fair value on a recurring basis are summarized as follows:

December 31, 2015
Market price and estimated fair value of common stock:	$7.27
Exercise price	2.50
Expected term (years)	0.25
Dividend yield	-
Expected volatility	108.3%
Risk-free interest rate	0.001%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the Series A Convertible Preferred Stock.

The Company issued 11,667 shares of Series A Convertible Preferred Stock with attached warrants during the year ended September 30, 2015. The Company allocated $233,322 to stockholder’s equity and $116,678 to the derivative warrant liability. The warrants were issued with a down round provision. During the year ended September 30, 2015, the Company recognized $30,338 of other expense related to the warrant liability. During the three months ended December 31, 2015, the Company recognized $76,582 of other expense resulting from the increase in the fair value of the warrant liability at December 31, 2015.

Derivative Instrument – Convertible Note Payable Vis Vires Group, Inc.

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	December 31, 2015

Liabilities:
Derivative Instruments - Convertible Promissory Note	$-	$47,728	$-	$47,728

Total	$-	$47,728	$-	$47,728

Liabilities measured at fair value on a recurring basis are summarized as follows:

December 31, 2015
Market price and estimated fair value of common stock:	$7.27
Exercise price	4.73
Expected term (years)	0.125
Dividend yield	-
Expected volatility	108.3%
Risk-free interest rate	0.001%

The Company entered into a Convertible Note Payable with Vis Vires Group, Inc. on August 10, 2015 for $84,000 to fund short-term working capital.  The Vis Vires Note accrues interest at a rate of 8% per annum and becomes due on May 12, 2016 and is convertible into common stock on February 5, 2016. The Vis Vires Note is convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion. The Company recorded accrued interest of $405 as of September 30, 2015.

During the year ended September 30, 2015, the Company recognized $55,038 of other expense related to the Vis Vires Note. During the three months ended December 31, 2015, the Company recognized $7,310 of other income resulting from the decrease in the fair value of the warrant liability at December 31, 2015.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities at December 31, 2015 and September 30, 2015 based upon the short-term nature of the assets and liabilities.

Revenue Recognition – Visualant and TransTech revenue are derived from products and services. Revenue is considered realized when the products or services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, the Company defers all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned.

Stock Based Compensation – The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities issued subsequent to September 30, 2015. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Income Taxes – Income taxes are calculated based upon the asset and liability method of accounting.  Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.  A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard to allow for recognition of such an asset.  In addition, realization of an uncertain income tax position must be estimated as “more likely than not” (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements.  Further, the recognition of tax benefits recorded in the financial statements, if any, is based on the amount most likely to be realized assuming a review by tax authorities having all relevant information.

Net Loss per Share – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of December 31, 2015, there were options outstanding for the purchase of 56,641 common shares, warrants for the purchase of 893,244 common shares, 11,667 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock, up to 34,031 shares of our common stock issuable upon the exercise of placement agent warrants and an unknown number of shares related to the conversion of $479,000 in convertible promissory notes which could potentially dilute future earnings per share. As of December 31, 2014, there were options outstanding for the purchase of 12,900,000 common shares, warrants for the purchase of 134,555,286 common shares, preferred stock for the conversion of 3,000,000 common shares and an unknown number of shares related to the conversion of $166,500 in Convertible Promissory Notes due to KBM Worldwide, Inc. which could potentially dilute future earnings per share.

Dividend Policy – The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

New Accounting Standards Issued But Not Yet Adopted

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory ("ASU 2015-11"). This ASU requires inventories measured under any methods other than last-in, first-out ("LIFO") or the retail inventory method to be subsequently measured at the lower of cost or net realizable value, rather than at the lower of cost or market. Subsequent measurement of inventory using LIFO or the retail inventory method is unchanged by this ASU. ASU 2015-11 is effective for public companies for interim and annual periods beginning after December 15, 2016. The Company is currently evaluating the impact that this standard will have on the consolidated financial statements and does not anticipate a significant impact to the Company's financial position as a result of this change.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for us on January 1, 2016, with early adoption permitted. The Company does not believe that this pronouncement will have an impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”).  The amendments in ASU 2015-03 require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in ASU 2015-03. ASU 2015-03 is effective for the Company on January 1, 2016, with early adoption permitted.  The Company is currently evaluating the potential changes from this ASU to the Company’s future financial reporting and disclosures.

4.	DEVELOPMENT OF OUR CHROMAID™ TECHNOLOGY

The Company is focused primarily on the development of a proprietary technology which is capable of uniquely identifying and authenticating almost any substance using light to create, record and detect the unique digital “signature” of the substance.  The Company calls this its “ChromaID™” technology.

The Company’s ChromaID™ Technology

The Company has developed a proprietary technology to uniquely identify and authenticate almost any substance. This patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material.  This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature.  Each ChromaID signature is comprised of from hundreds or thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light that are outside the humanly visible light spectrum. The data obtained allows the Company to create a very specific and unique ChromaID signature of the substance for a myriad of authentication and verification applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light.  Spectrophotometers typically have a higher cost and utilize a form factor more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific frequencies of light resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications.  The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration.  The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. The Visualant scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result.

The following summarizes the Company’s plans for its Company’s proprietary ChromaID technology. Based on the Company’s anticipated expenditures on this technology, the expected efforts of its management and its relationship with Intellectual Ventures and its subsidiary, IDMC, and the Company’s other strategic partner, Sumitomo Precision Products, Ltd., the Company expects its ChromaID technology to provide an increasing portion of its revenues in future years from product sales, licenses, royalties and other revenue streams., as discussed further below.

ChromaID:  A Foundational Platform Technology

The Company’s ChromaID technology provides a platform upon which a myriad of applications can be developed.  As a platform technology, it is analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed.  The ChromaID technology is an enabling technology that brings the science of light and photonics to low cost, real world commercialization opportunities across multiple industries. The technology is foundational and as such, the basis upon which the Company believes a significant business can be built.

As with other foundational technologies, a single application may reach across multiple industries. The ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension this same technology can identify pure water from water with contaminants present. It can provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It can detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different clear liquids.

The cornerstone of a company with a foundational platform technology is its intellectual property.  ChromaID was invented by scientists from the University of Washington under contract with Visualant.  The Company has pursued an aggressive intellectual property strategy and has been granted nine patents.  The Company currently have 21 patents pending.  The Company possesses all right, title and interest to the issued patents.  Ten of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, the IDMC subsidiary of Intellectual Ventures.

At the Photonics West trade show held in San Francisco in February 2013, we were honored to receive a PRISM award from the Society of Photo-Optical Instrumentation Engineers International, better known as SPIE. The PRISM awards recognizes photonic products that break with conventional ideas, solve problems, and improve life through the application of light-based technologies.

IDMC Relationship

In November 2013, the Company entered into a strategic relationship with IDMC, a subsidiary of Intellectual Ventures, a private intellectual property fund with over $5 billion under management.  Intellectual Ventures owns over 40,000 IP assets and has broad global relationships for the invention of technology, the filing of patents and the licensing of intellectual property.  IDMC has worked to expand the reach and the potential application of the ChromaID technology and has filed ten patents base on the ChromaID technology, which it has licensed to the Company.  In connection with IDMC’s work to expand the Company’s intellectual property portfolio, the Company agreed to curtail outbound marketing activities of its technology through the fourth fiscal quarter of 2014.

Initial testing in the Company’s laboratories and the work of the IDMC inventors have shown that the ChromaID technology has a number of broad and useful applications a few of which include:

•	Milk identification for quality, protein and fat content and impurities
•	Identification of liquids for counterfeits or contaminants
•	Detecting adulterants in food and food products compromising its quality
•	Color grading of diamonds
•	Identifying real cosmetics versus counterfeit cosmetics
•	Identifying counterfeit medications versus real medications
•	Identifying regular flour versus gluten free flour
•	Authenticating secure identification cards

Products

The Company first delivered product, the ChromaID Lab Kit, scans and identifies solid surfaces. The Company is marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security cards, cosmetic companies, scanner manufactures and food processing companies.

The Company’s second product, the ChromaID Liquid Lab Kit, scans and identifies liquids.  This product is currently in prototype form.  Similar to the Company’s first product, it will be marketed to customers who are considering licensing the technology. Rather than use an LED emitter to reflect light off of a surface that is captured by a photodiode to generate a ChromaID signature the liquid analysis product shines light through the liquid (transmissive) with the LEDs positioned on one side of the liquid sample and the photo detectors on the opposite side. This device is in a functional state in our laboratory and the Company anticipates having a Liquid ChromaID Lab Kit available for customers by the Company during the fall of 2015. Target markets include, but are not limited to, water companies, petrochemical companies, pharmaceutical companies, and numerous consumer applications.

The ChromaID Lab Kits allows potential licensors of our technology to work with our technology and develop solutions for their particular application.  Our contractual arrangements with IDMC are described in greater detail below.

Our Commercialization Plans for the ChromaID Technology.

The Company shipped its first ChromaID product, the ChromaID Lab Kits, to our strategic partner IDMC during the last calendar quarter of 2013 and first calendar quarter of 2014, after we completed final assembly and testing. As part of the Company’s agreement with IDMC, the Company curtailed its ChromaID marketing efforts through the fourth calendar quarter of 2014 while IDMC worked to expand our intellectual property portfolio. Thereafter, the Company began to actively market the ChromaID Lab Kits to interested and qualified customers. Some ChromaID Lab Kits are provided free of charge to potential customers.  Others are sold for a modest price. To date, the Company has achieved limited revenue from the sale of our ChromaID Lab Kits.

The Lab Kit includes the following:

ChromaID Scanner. A small device made with electronic and optical components and firmware which pulses light onto a flat material and records and digitizes the light that is reflected back from that material. The device is the size of a typical flashlight (5.5” long and 1.25” diameter).  However, the technology can be incorporated into almost any size, shape and configuration.

ChromaID Lab Software. A software application that runs on a Windows PC. The software allows for configuration of the scanner, controls the behavior of the ChromaID Scanner, displays a graph of the captured ChromaID signature profile, stores the ChromaID signature in a database and uses algorithms to compare the accuracy of the match of the unknown scan to the known ChromaID signature profile.  This software is intended for lab and experimental use only and is not required for commercialized product applications.

 Software Development Toolkit. A collection of software applications, API (an abbreviation of application program interface – a set of routines, protocols, and tools for building software applications) definitions and file descriptions that allow a customer to extract the raw data from the ChromaID signatures and run their own software routines against that raw data.

The ChromaID Lab Kit allows customers to experiment with and evaluate the ChromaID technology and determine if it is appropriate for their specific applications. The primary electronic and optical parts of the ChromaID scanner, called the “scan head,” could be supplied to customers to integrate into their own products.  A set of ChromaID Developer Tools are also available.  These allow customers to develop their own applications and products based on the ChromaID technology.

ChromaID signatures must be stored, managed, and readily accessible for comparison, matching and authentication purposes. The database can be owned and operated by the end customer, but in the case of thousands of ChromaID signatures, database management may be outsourced to us or a third party provider.  These database services could be made available on a per-access transaction basis or on a monthly or annual subscription basis.  The actual storage location of the database can be cloud-based, on a stand-alone scanning device or on a mobile device via a Bluetooth connection depending on the requirements of access, size of the database and security as defined by the customer. As a result, large databases can be accessed by cell phone or other mobile technologies using either local storage or cloud based storage.

Based on the commercialization plans outlined above, the Company’s business model anticipates deriving revenue from several sources:

•	Sales of the ChromaID Lab Kit and ChromaID Liquid Lab Kit
•	Non Recurring Engineering (NRE) fees to assist customers with scan integration into their products
•	Licensing of the ChromaID technology
•	Royalties per unit generated from the sales of scan heads
•	Per click transaction revenue from accessing the unique ChromaID signatures
•	Developing custom product applications for customers
•	ChromaID database administration and management services

The Company’s Acceleration of Business Development in the United States and Around the World

The Company is coordinating its internal business development, sales and marketing efforts with those of its strategic partners IDMC, and Sumitomo Precision Products to leverage market data and information in order to focus on specific target vertical markets which have the greatest potential for early adoption.  The ChromaID Lab Kit provides a means for us to demonstrate the technology to customers in these markets.  It also allows customers to experiment with developing unique applications for their particular use.  Visualant’s Business Development team is pursuing license opportunities with customers in our target markets.

There is no requirement for FDA or other government approval for the current applications of our ChromaID technology. Over time, as the Company explores the application of its ChromaID technology for medical diagnostics and other applications, the Company expects that there will be requirements for FDA and other government approvals before applications using the technology in medical and other regulated fields can enter the marketplace.

Research and Development

The Company’s research and development efforts are primarily focused improving the core foundational ChromaID technology and developing new and unique applications for the technology.   As part of this effort, the Company typically conduct testing to ensure that ChromaID application methods are compatible with the customer’s requirements, and that they can be implemented in a cost effective manner. The Company is also actively involved in identifying new application methods.  Visualant’s team has considerable experience working with the application of light-based technologies and their application to various industries. The Company believes that its continued development of new and enhanced technologies relating to our core business is essential to its future success. The Company spent $362,661 and $670,742 during the years ended September 30, 2015 and 2014, respectively, on research and development activities.  The Company’s research and development efforts are supported internally, through its relationship with IDMC and through contractors led by Dr. Tom Furness and his team at RATLab LLC.

The Company’s Patents

The Company believes that it’s nine patents, 21 patent applications, and two registered trademarks, and our trade secrets, copyrights and other intellectual property rights are important assets. The Company’s patents will expire at various times between 2027 and 2033. The duration of the Company’s trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

The patents that have been granted to Visualant include:

On August 9, 2011, the Company was issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, the Company was issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, the Company was issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, the Company was issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, the Company was issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, the Company was issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, the Company was issued US Patent No. 8,888,207 B2 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033.

On March 23, 2015, the Company was issued US Patent No. 8,988,666 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On May 26, 2015, the Company was issued patent US Patent No. 9,041,920 B2 entitled “Device for Evaluation of Fluids using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033.

The Company pursues an aggressive patent strategy to expand its unique intellectual property in the United States and other countries.

Services and License Agreement Invention Development Management Company, L.L.C.

In November 2013, the Company entered into a Services and License Agreement with IDMC. IDMC is affiliated with Intellectual Ventures, which collaborates with inventors and partners with pioneering companies and invests both expertise and capital in the process of invention. On November 19, 2014, the Company amended the Services and License Agreement with IDMC. This amendment exclusively licenses 10 filed patents to us.

The agreement requires IDMC to identify and engage inventors to develop new applications of Visualant’s ChromaID™ technology, present the developments to us for approval, and file at least 10 patent applications to protect the developments. IDMC is responsible for the development and patent costs. The Company provided the Chroma ID Lab Kits to IDMC at no cost and are providing ongoing technical support. In addition, to provide time for this accelerated expansion of its intellectual property the Company delayed the selling of the ChromaID Lab Kits for 140 days except for certain select accounts. The Company continued its business development efforts during this period and have worked with IDMC and their global business development resources to secure potential customers and licensees for the ChromaID technology. The Company shipped 20 ChromaID Lab Kits to inventors in the IDMC network during December 2013 and January 2014. As part of the agreement with IDMC, the Company curtailed its ChromaID marketing efforts through the fourth calendar quarter of 2014 while IDMC worked to expand our intellectual property portfolio. Thereafter, the Company began to actively market the ChromaID Lab Kits to interested and qualified customers.

The Company has received a worldwide, nontransferable, exclusive license to the intellectual property developed under the IDMC agreement during the term of the agreement, and solely within the identification, authentication and diagnostics field of use, to (a) make, have made, use, import, sell and offer for sale products and services; (b) make improvements; and (c) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

The Company received a nonexclusive and nontransferable option to acquire a worldwide, nontransferable, nonexclusive license to the useful intellectual property held by IDMC within the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer to sell products and services and (b) grant sublicenses to any and all of the foregoing rights. The option to acquire this license may be exercised for up to two years from the effective date of the Agreement.

IDMC is providing global business development services to us for geographies not being pursued by Visualant. Also, IDMC has introduced the Company to potential customers, licensees and distributors for the purpose of identifying and pursuing a license, sale or distribution arrangement or other monetization event.

The Company granted to IDMC a nonexclusive, worldwide, fully paid, nontransferable, sublicenseable, perpetual license to our intellectual property solely outside the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer for sale products and services and (b) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

The Company granted to IDMC a nonexclusive, worldwide, fully paid up, royalty-free, nontransferable, non-sublicenseable, perpetual license to access and use the Company’s technology solely for the purpose of marketing the aforementioned sublicenses of our intellectual property to third parties outside the designated fields of use.

In connection with the original license agreement, the Company issued a warrant to purchase 97,169 shares of common stock to IDMC as consideration for the exclusive intellectual property license and application development services. The warrant has a current exercise price of $2.50 per share and expires November 10, 2018. The per share price is subject to adjustment based on any issuances below $2.50 per share except as described in the warrant.

The Company agreed to pay IDMC a percentage of license revenue for the global development business services and a percentage of revenue received from any company introduced to us by IDMC. The Company also have also agreed to pay IDMC a royalty when the Company receives royalty product revenue from an IDMC-introduced company. IDMC has agreed to pay the Company a license fee for the nonexclusive license of the Company’s intellectual property.

The term of both the exclusive intellectual property license and the nonexclusive intellectual property license commences on the effective date of November 11, 2013, and terminates when all claims of the patents expire or are held in valid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.

The term of the Agreement commences on the effective date until either party terminates the Agreement at any time following the fifth anniversary of the effective date by providing at least ninety days’ prior written notice to the other party.

5.	AGREEMENTS WITH SUMITOMO PRECISION PRODUCTS CO., LTD.

In May 2012, the Company entered into a Joint Research and Product Development Agreement (the “Joint Development Agreement”) with Sumitomo Precision Products Co., Ltd., a publicly-traded Japanese corporation, for the commercialization of our ChromaID technology.   In March 2013, the Company entered into an amendment to this agreement, which extended the Joint Development Agreement from March 31, 2013 to December 31, 2013.   The extension provided for continuing work between Sumitomo and Visualant focused on advancing the ChromaID technology and market research aimed at identifying the most significant markets for the ChromaID technology. This agreement expired December 31, 2013. This collaborative work supported the development of the ChromaID Lab Kit. The current version of the technology was introduced to the marketplace as a part of our ChromaID Lab Kit during the fourth quarter of 2013.

The Company also entered into a License Agreement with Sumitomo in May 2012 which provides for an exclusive license for the then-extant ChromaID technology. The territories covered by this license include Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). On May 21, 2015, the Company entered into an amendment to the License Agreement, which, effective as of June 18, 2014, which eliminated the Sumitomo exclusivity and provides that if the Company sells products in certain territories – Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines) – the Company will pay Sumitomo a royalty rate of 2% of net sales (excluding non-recurring engineering revenues) over the remaining term of the five-year License Agreement (through May 2017).

6.	ACQUISITION OF TRANSTECH SYSTEMS, INC.

The Company’s wholly owned subsidiary, TransTech Systems, Inc., is a distributor of products, including systems solutions, components and consumables, for employee and personnel identification in government and the private sector, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance to value-added resellers and system integrators throughout North America.

The Company expects its ownership of TransTech to accelerate our market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring its proprietary ChromaID technology.  TransTech currently provides substantially all of our revenues.  TransTech’s management team functions independently from Visualant’s and its operations require a minimal commitment of our management time and other resources.  The Company’s acquisition of TransTech closed in June 2010.

7.	ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $611,777 and $619,849, net of allowance, as of December 31, 2015 and September 30, 2015, respectively. The Company had one customer (14.4%) in excess of 10% of our consolidated revenues for the three months ended December 31, 2015. The Company had one customer (32.0%) with accounts receivable in excess of 10% as of December 31, 2015. The Company does expect to have customers with consolidated revenues or accounts receivable balances of 10% of total accounts receivable in the foreseeable future.

8.	INVENTORIES

Inventories were $188,936 and $217,824 as of December 31, 2015 and September 30, 2015, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There is a $20,000 reserve for impaired inventory as of December 31, 2015 and September 30, 2015, respectively.

9.	FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $348,153 and $366,250 as of December 31, 2015 and September 30, 2015, respectively. Accumulated depreciation was $821,802 and $803,705 as of December 31, 2015 and September 30, 2015, respectively. Total depreciation expense, was $18,097 and $19,571 for the three months ended December 31, 2015 and 2014, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

Property and equipment as of December 31, 2015 was comprised of the following:

	Estimated	December 31, 2015
	Useful Lives	Purchased	Capital Leases	Total
Machinery and equipment	2-10 years	$192,374	$87,038	$279,412
Leasehold improvements	5-20 years	603,612	-	603,612
Furniture and fixtures	3-10 years	77,039	101,260	178,299
Software and websites	3- 7 years	63,783	44,849	108,632
Less: accumulated depreciation		(588,655)	(233,147)	(821,802)
		$348,153	$-	$348,153

10.	INTANGIBLE ASSETS

Intangible assets as of December 31, 2015 and September 30, 2015 consisted of the following:

	Estimated	December 31.	September 30,
	Useful Lives	2015	2015

Customer contracts	5 years	$983,645	$983,645
Technology	5 years	712,500	712,500
Less: accumulated amortization		(1,573,770)	(1,538,145)
Intangible assets, net		$122,375	$158,000

Total amortization expense was $35,625 and $84,087 for the three months ended December 31, 2015 and 2014, respectively.

The fair value of the TransTech intellectual property acquired was $983,645, estimated by using a discounted cash flow approach based on future economic benefits associated with agreements with customers, or through expected continued business activities with its customers. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results. The TransTech intellectual property was fully amortized as of December 31, 2015.

The fair value of the RATLab intellectual property associated with the assets acquired was $450,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the Javelin intellectual property acquired was $262,500 estimated by using a discounted cash flow approach based on future economic benefits associated with the assets acquired. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

11.	ACCOUNTS PAYABLE

Accounts payable were $2,454,638 and $2,520,233 as of December 31, 2015 and September 30, 2015, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company.  The Company had three vendors (13.3%, 10.2% and 10.0%) with accounts payable in excess of 10% of its accounts payable as of December 31, 2015. The Company does expect to have vendors with accounts payable balances of 10% of total accounts payable in the foreseeable future.

12.	CONVERTIBLE NOTES PAYABLE

The Company entered into a Convertible Note Payable with Vis Vires Group, Inc. on August 10, 2015 for $84,000 to fund short-term working capital.  The Vis Vires Note accrued interest at a rate of 8% per annum and becomes due on May 12, 2016 and was convertible into common stock on February 5, 2016. The Vis Vires Note was convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion. The Company recorded accrued interest of $2,099 as of December 31, 2015. On February 6, 2015, the Company paid $114,979 to Vis Vires to repay the Note Payable in full.

The Company entered into Convertible Promissory Notes totaling $395,000 with accredited investors during September to November 2015 to fund short-term working capital.  The Notes accrue interest at a rate of 8% per annum and become due September 2016 to November 2016 and are convertible into common stock as part of our next financing. The Company recorded accrued interest of $6,088 as of December 31, 2015.

13.	NOTES PAYABLE, CAPITALIZED LEASES AND LONG TERM DEBT

Notes payable, capitalized leases and long term debt as of December 31, 2015 and December 31, 2014 consisted of the following:

	December 31,	September 30,
	2015	2015

Capital Source Business Finance Group	$410,624	$364,757
AMEX Merchant Services Financing Loan	175,590	-
Note payable to Umpqua Bank	199,935	199,935
Secured note payable to J3E2A2Z LP - related party	600,000	600,000
Total debt	1,386,149	1,164,692
Less current portion of long term debt	(1,386,149)	(1,164,692)
Long term debt	$-	$-

Capital Source Business Finance Group Secured Credit Facility

The Company finances its TransTech operations from operations and a Secured Credit Facility with Capital Source Business Finance Group. On December 9, 2008, TransTech entered into a $1,000,000 secured credit facility with Capital Source to fund its operations.   On December 12, 2015, the secured credit facility was renewed for an additional six months, with a floor for prime interest of 4.5% (currently 4.5%) plus 2.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $1,000,000. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by Visualant, including a security interest in all assets of Visualant. Availability under this Secured Credit ranges from $0 to $175,000 ($6,000 as of December 31, 2015) on a daily basis. The remaining balance on the accounts receivable line of $410,624 as of December 31, 2015 must be repaid by the time the secured credit facility expires on June 12, 2016, or we renew by automatic extension for the next successive six-month term.

AMEX Merchant Services Financing Loan

TransTech entered into a one year Loan in the amount of $214,000 on November 25, 2015 with AMEX Merchant Financing.  The loan fees were $25,680.  The total Loan of $239,680 will be paid with monthly payments of 25% of Credit Card Receipts on Monthly Sales.  The amount of the loan was based on historical usage of credit card processing.  No prepayment penalty for accelerated payments and or the balance before the maturity date of November 24, 2016. The remaining balance on the loan is $175,590 as of December 31, 2015.

Note Payable to Umpqua Bank

The Company has a $199,935 Business Loan Agreement with Umpqua Bank (the “Umpqua Loan”), which matures on December 31, 2015 and provides for interest at 3.25% per year.  On December 19, 2015, the Umpqua Loan maturity was extended to December 31, 2016 and provides for interest at 3.50% per year Related to this Umpqua Loan, the Company entered into a demand promissory note for $200,000 on January 10, 2014 with an entity affiliated with Ronald P. Erickson, our Chief Executive Officer. This demand promissory note will be effective in case of a default by the Company under the Umpqua Loan. The Company recorded accrued interest of $11,852 as of December 31, 2015.

Note Payables to Ronald P. Erickson or J3E2A2Z LP

The Company also has two other demand promissory notes payable to entities affiliated with Mr. Erickson, totaling $600,000.  Each of these notes were issued between January and July 2014, provide for interest of 3% per year and now mature on March 31, 2016.  They also provide for a second lien on our assets if not repaid by March 31, 2016 or converted into convertible debentures or equity on terms acceptable to the Mr. Erickson. The Company recorded accrued interest of $26,704 as of December 31, 2015.

Aggregate maturities totaling $1,386,149 are all due within twelve months.

14.	EQUITY

Authorized Capital Stock

The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares of voting preferred stock, par value $0.001 per share.

Voting Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

On July 21, 2015, the Company filed with the Nevada Secretary of State an Amended and Restated Certificate of Designations, Preferences and Rights for our Series A Convertible Preferred Stock. Among other things, the Amended and Restated Certificate changed the conversion price and the stated value of the Series A Preferred from $0.10 (pre reverse stock split) to $30.00 (post-reverse stock split), and added a provision adjusting the conversion price upon the occurrence of certain events.

Under the Amended and Restated Certificate, the Company has 11,667 shares of Series A Preferred authorized, all of which are outstanding. Each holder of outstanding shares of Series A Preferred is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date. The Company cannot amend, alter or repeal any preferences, rights, or other terms of the Series A Preferred so as to adversely affect the Series A Preferred, without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Series A Preferred, voting as a separate voting group, given by written consent or by vote at a meeting called for such purpose for which notice shall have been duly given to the holders of the Series A Preferred.

During the year ended September 30, 2015, the Company sold 11,667 Series A Preferred Stock to two investors totaling $350,000.  These shares are expected to be convertible into 11,667 shares of common stock at $30.00 per share, subject to adjustment, for a period of five years.   The Series A Preferred Stock has voting rights and may not be redeemed without the consent of the holder. The Company also issued (i) a Series C five-year Warrant for 23,334 shares of common stock at an exercise price of $30.00 per share, which is callable at $60.00 per share; and (ii) a Series D five-year Warrant for 23,334 shares of common stock at an exercise price of $45.00 per share, which is callable at $90.00 per share. The Series A Preferred Stock and Series C and D Warrants had registration rights.

On July 20, 2015, the two investors entered into an Amendment to Series A Preferred Stock Terms whereby they agreed to the terms of the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock and waived all registration rights.

On August 14, 2015, the warrant exercise price was adjusted to $2.50 per share due to the issuance of common stock at that price.

Common Stock

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities.

The following equity issuances occurred during the three months ended December 31, 2015:

Four investors converted warrants into 6,506 shares of common stock at $250 per share or $16,265.

On October 21, 2015, the Company entered into a Public Relations Agreement with Financial Genetics LLC for public relation services. Under the Agreement, Financial Genetics was awarded 12,500 shares of our common stock. The Company expensed $92,500 during the three months ended December 31, 2015.

On October 6, 2015, the Company entered into a Consulting Agreement with Joshua Conroy for business development services. Under the Agreement, Mr. Conroy was awarded 1,711 shares of our common stock. The Company expensed $11,977 during the three months ended December 31, 2015.

On May 6, 2015, the Company’s stockholders approved a reverse split of our common stock, in a ratio to be determined by the Company’s Board of Directors, of not less than 1-for-50 nor more than 1-for-150. On June 9, 2015, the Company’s Board of Directors determined that the ratio of the reverse split would be 1-for-150.  All warrant, option, share and per share information in this Form 10-Q gives retroactive effect for a 1-for-150 split with all numbers rounded up to the nearest whole share.

Warrants to Purchase Common Stock

The following warrant exercises occurred during the three months ended December 31, 2015:

Four investors converted warrants into 6,506 shares of common stock at $250 per share or $16,265.

A summary of the warrants issued as of December 31, 2015 were as follows:

	December 31, 2015
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	899,750	$3.18
Issued	-	-
Exercised	(6,506)	(2.50)
Forfeited	-	-
Expired	-	-
Outstanding at end of period	893,244	$3.19
Exerciseable at end of period	893,244

A summary of the status of the warrants outstanding as of December 31, 2015 is presented below:

	December 31, 2015
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life ( In Years)	Price	Exerciseable	Price
869,572	2.26	$2.50	869,572	$2.50
3,334	0.88	19.50-22.50	3,334	19.50-22.50
20,338	1.58	30.00	20,338	30.00
893,244	2.08	$3.19	893,244	$3.19

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the period ended December 31, 2015 were as follows:

Dividend yield	0%
Expected life	3
Expected volatility	90%
Risk free interest rate	0.7%

There were vested warrants of 899,750 as of December 31, 2015 with an aggregate intrinsic value of $4,147,858.

15.	STOCK OPTIONS

Description of Stock Option Plan

On April 29, 2011, the Company’s 2011 Stock Incentive Plan was approved at the Annual Stockholder Meeting. The Company was authorized to issue options for, and has reserved for issuance, up to 46,667 shares of common stock under the 2011 Stock Incentive Plan. On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares.

Determining Fair Value under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the three months ended December 31, 2015:

During the three months ended December 31, 2015, employees forfeited stock option grants for 767 shares of common stock at $36.03 per share.

There are currently 56,641 options to purchase common stock at an average exercise price of $18.187 per share outstanding as of December 31, 2015 under the 2011 Stock Incentive Plan. The Company recorded $11,837 and $20,835 of compensation expense, net of related tax effects, relative to stock options for the three months ended December 31, 2015 and 2014 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.010) and ($.019) per share, respectively. At December 31, 2015, there is approximately $173,374 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 4.02 years.

Stock option activity for the three months ended December 31, 2015 and the years ended September 30, 2015 and 2014 was as follows:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2013	84,900	$18.954	$1,609,200
Granted	2,633	15.002	39,500
Exercised	-	-	-
Forfeitures	(200)	(32.500)	(6,500)
Outstanding as of September 30, 2014	87,333	18.804	1,642,200
Granted	11,335	15.000	170,025
Exercised	-	-	-
Forfeitures	(41,261)	(18.286)	(754,500)
Outstanding as of September 30, 2015	57,407	18.43	1,057,725
Granted	-	-	-
Exercised	-	-	-
Forfeitures	(766)	(36.034)	(27,602)
Outstanding as of December 31, 2015	56,641	$18.187	$1,030,123

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2015:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
13.500	3,334	2.25	$13.50	3,334	$13.50
15.000	20,970	3.58	15.00	7,639	15.00
19.500	19,003	4.34	19.50	19,002	19.50
22.500	13,334	4.38	22.50	13,334	22.50
	56,641	4.02	$18.19	43,309	$19.64

There were exercisable options of 43,909 as of December 31, 2015 with an aggregate intrinsic value of $0.

16.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Related Party Transactions with Ronald P. Erickson

See Note 13 for Notes Payable to Ronald P. Erickson, our Chief Executive Officer Chief and/or entities in which Mr. Erickson has a beneficial interest.

The Company has a $199,935 Business Loan Agreement with Umpqua Bank (the “Umpqua Loan”), which matures on December 31, 2015 and provides for interest at 3.25% per year.  On December 19, 2015, the Umpqua Loan maturity was extended to December 31, 2016 and provides for interest at 3.50% per year Related to this Umpqua Loan, the Company entered into a demand promissory note for $200,000 on January 10, 2014 with an entity affiliated with Ronald P. Erickson, our Chief Executive Officer. This demand promissory note will be effective in case of a default by the Company under the Umpqua Loan. The Company recorded accrued interest of $11,852 as of December 31, 2015.

Note Payables to Ronald P. Erickson or J3E2A2Z LP

The Company also has two other demand promissory notes payable to entities affiliated with Mr. Erickson, totaling $600,000.  Each of these notes were issued between January and July 2014, provide for interest of 3% per year and now mature on March 31, 2016.  They also provide for a second lien on our assets if not repaid by March 31, 2016 or converted into convertible debentures or equity on terms acceptable to the Mr. Erickson. The Company recorded accrued interest of $26,704 as of December 31, 2015.

17.	COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of our business.  The Company is currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Properties and Operating Leases

The Company is obligated under various non-cancelable operating leases for its various facilities and certain equipment.

Corporate Offices

The Company’s executive office is located at 500 Union Street, Suite 420, Seattle, Washington, USA, 98101. The Company leases 2,244 square feet and its net monthly payment is $2,535. The Company leases this office on a month to month basis.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations. In March 2011, the lease was extended for a five year term at a monthly rental of $4,751. There are two additional five year renewals available with a set accelerating increase of 10% per 5 year term.

The aggregate future minimum lease payments under operating leases as of December 31, 2015 were $12,077.

18.	SUBSEQUENT EVENTS

The Company evaluates subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements are available. Subsequent to December 31, 2015, there were the following material transactions that require disclosure:

The Company entered into 10% Convertible Promissory Notes and Securities Purchase Agreements with three accredited investors on February 4, 2016 totaling $165,000 to fund short-term working capital. The Notes become due on February 3, 2017 and are convertible into common stock after six months from issuance. The Notes are convertible at 60% of the average of the lowest trading price in the 25 days prior to conversion. The Company issued a total of 10,500 shares of restricted common stock to the investors. The Company received $128,500 net of all fees.

The Company entered into a Convertible Note Payable with Vis Vires Group, Inc. on August 10, 2015 for $84,000 to fund short-term working capital.  The Vis Vires Note accrued interest at a rate of 8% per annum and becomes due on May 12, 2016 and was convertible into common stock on February 5, 2016. The Vis Vires Note was convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion. The Company recorded accrued interest of $2,099 as of December 31, 2015. On February 6, 2015, the Company paid $114,979 to Vis Vires to repay the Note Payable in full.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Visualant, Inc.:

We have audited the accompanying consolidated balance sheets of Visualant, Inc. (the “Company”) as of September 30, 2015 and 2014 and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years ended September 30, 2015 and 2014.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visualant, Inc. as of September 30, 2015 and 2014, and the results of its operations and its cash flows for the years ended September 30, 2015 and 2014 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has sustained a net loss from operations and has an accumulated deficit since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
PMB Helin Donovan, LLP /s/ PMB Helin Donovan, LLP November 4, 2015 Seattle, Washington

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2015	September 30, 2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$82,266	$70,386
Accounts receivable, net of allowance of $40,000 and $39,000, respectively	619,849	815,460
Prepaid expenses	27,774	25,067
Inventories, net	217,824	412,831
Refundable tax assets	-	29,590
Total current assets	947,713	1,353,334

EQUIPMENT, NET	366,250	447,236

OTHER ASSETS
Intangible assets, net	158,000	431,653
Goodwill	983,645	983,645
Other assets	5,070	5,070

TOTAL ASSETS	$2,460,678	$3,220,938

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$2,520,223	$2,234,123
Accounts payable - related parties	73,455	66,729
Accrued expenses	4,068	31,369
Accrued expenses - related parties	1,256,861	260,687
Derivative liability - warrants	2,704,840	2,579,157
Convertible notes payable	109,000	166,500
Notes payable - current portion of long term debt	1,164,692	1,290,960
Deferred revenue	5,833	-
Total current liabilities	7,838,972	6,629,525

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Series A Convertible Preferred stock - $0.001 par value, 5,000,000 shares authorized,
11,667 and 0 shares issued and outstanding at 9/30/2015 and 9/30/2014, respectively	12	-
Common stock - $0.001 par value, 100,000,000 shares authorized, 1,155,991
and 1,121,150 shares issued and outstanding at 9/30/2015 and 9/30/2014, respectively	1,156	1,121
Additional paid in capital	18,786,694	18,125,411
Accumulated deficit	(24,166,156)	(21,535,119)
Total stockholders' deficit	(5,378,294)	(3,408,587)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,460,678	$3,220,938

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended,
	September 30, 2015	September 30, 2014

REVENUE	$6,290,794	$7,983,352
COST OF SALES	5,274,334	6,694,274
GROSS PROFIT	1,016,460	1,289,078
RESEARCH AND DEVELOPMENT EXPENSES	362,661	670,742
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,983,751	3,179,699
OPERATING LOSS	(2,329,952)	(2,561,363)

OTHER INCOME (EXPENSE):
Interest expense	(170,157)	(104,818)
Other income	40,653	38,534
Loss on conversion of debt	(34,035)	-
(Loss) gain on change - derivative liability warrants	(107,956)	1,604,843
Total other (expense) income	(271,495)	1,538,559

LOSS BEFORE INCOME TAXES	(2,601,447)	(1,022,804)

Income taxes - current provision (benefit)	29,590	(5,513)
		.
NET LOSS	(2,631,037)	(1,017,291)

NONCONTROLLING INTEREST	-	-

NET LOSS ATTRIBUTABLE TO VISUALANT, INC. AND SUBSIDIARIES
COMMON SHAREHOLDERS	$(2,631,037)	$(1,017,291)
Basic and diluted loss per common share attributable to Visualant,
Inc. and subsidiaries common shareholders-
Basic and diluted loss per share	$(2.33)	$(0.92)

Weighted average shares of common stock outstanding- basic and diluted	1,131,622	1,108,964

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY

					Additional		Total
	Preferred Stock		Common Stock		Paid in	Accumulated	Stockholders'
	Amount	Amount	Amount	Amount	Capital	Deficit	(Deficit)
Balance as of September 30, 2013	-	-	1,101,817	1,101	17,729,731	(20,537,825)	(2,806,993)

Stock compensation expense - employee options	-	-	-	-	87,550	-	87,550
Issuance of common stock for services	-	-	8,667	9	90,991	-	91,000
Issuance of common stock for debt conversion	-	-	10,667	11	159,989	-	160,000
Issuance of warrants for services	-	-	-	-	57,150	-	57,150
Sale of noncontrolling interest	-	-	-	-	-	19,987	19,987
Net loss	-	-	-	-	-	(1,017,281)	(1,017,281)
Comprehensive loss							(1,017,281)

Balance as of September 30, 2014	-	-	1,121,150	1,121	18,125,411	(21,535,119)	(3,408,587)

Stock compensation expense - employee options	-	-	-	-	65,463	-	65,463
Issuance of preferred stock	11,667	12	-	-	233,310	-	233,322
Issuance of common stock for services	-	-	9,169	9	137,491	-	137,500
Issuance of common stock for debt conversion	-	-	24,710	25	91,781	-	91,806
Reversal of derivative liability for debt repayment	-	-	-	-	98,940	-	98,940
Effect of reverse stock split	-	-	962	1	263	-	264
Loss on conversion of debt	-	-	-	-	34,035	-	34,035
Net loss	-	-	-	-	-	(2,631,037)	(2,631,037)
Comprehensive loss							(2,631,037)

Balance as of September 30, 2015	11,667	12	1,155,991	$1,156	$18,786,694	$(24,166,156)	$(5,378,294)

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Months Ended,
	September 30, 2015	September 30, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,631,037)	$(1,017,281)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation and amortization	353,229	418,271
Issuance of capital stock for services and expenses	137,500	91,000
Issuance of warrants for services and expenses	-	57,150
Issuance of capital stock for accrued liabilities	-	160,000
Stock based compensation	65,463	87,550
(Gain) on sale of assets	(20,042)	(28,363)
Loss (gain) on change - derivative liability warrants	107,956	(1,604,843)
Provision for losses on accounts receivable	28,266	36
Loss on conversion of debt	34,035	-
Changes in operating assets and liabilities:	-
Accounts receivable	167,345	191,578
Prepaid expenses	(2,707)	31,464
Inventory	195,007	87,959
Other assets	-	1,091
Accounts payable - trade and accrued expenses	1,289,685	144,808
Income tax receivable	29,590	183
Deferred revenue	5,833	-
CASH (USED IN) OPERATING ACTIVITIES	(239,877)	(1,379,397)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	21,452	29,300
NET CASH PROVIDED BY INVESTING ACTIVITIES:	21,452	29,300

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from line of credit	(123,633)	(260,925)
Proceeds from sale of preferred stock	350,000	-
Proceeds from notes payable	-	200,000
Proceeds from notes payable- related party	-	600,000
Repayment of convertible notes	(166,500)	-
Proceeds from convertible notes payable	173,000	166,500
Repayments of capital leases	(2,562)	(3,138)
Change in controlling interest	-	(29,083)
NET CASH PROVIDED BY FINANCING ACTIVITIES	230,305	673,354

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,880	(676,743)

CASH AND CASH EQUIVALENTS, beginning of period	70,386	747,129

CASH AND CASH EQUIVALENTS, end of period	$82,266	$70,386

Supplemental disclosures of cash flow information:
Interest paid	$114,907	$52,755
Taxes paid	$-	$-

Non-cash investing and financing activities:
Loss (gain) on change - derivative liability warrants	$17,727	$-
Issuance of common stock for debt conversion	$91,806	$-

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Visualant, Incorporated (the “Company,” “Visualant, Inc.” or “Visualant”) was incorporated under the laws of the State of Nevada in 1998.  The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share. On July 21, 2015, the Company filed with the Secretary of State of Nevada an Amended and Restated Certificate of Designations, Preferences and Rights for our Series A Convertible Preferred Stock.

Since 2007 the Company has been focused primarily on the development of a proprietary technology which is capable of uniquely identifying and authenticating almost any substance using light at the “photon” level to detect the unique digital “signature” of the substance.  The Company calls this its “ChromaID™” technology.

In 2010, the Company acquired TransTech Systems, Inc. as an adjunct to its business.  TransTech is a distributor of products for employee and personnel identification.  TransTech currently provides substantially all of the Company’s revenues.

The Company is in the process of commercializing its ChromaID™ technology.  To date, the Company has entered into one License Agreement with Sumitomo Precision Products Co., Ltd. and has a strategic relationship with Invention Development Management Company, L.L.C. (“IDMC”).

The Company believes that its commercialization success is dependent upon its ability to significantly increase the number of customers that are purchasing and using its products. To date the Company has generated minimal revenue from sales of its ChromaID products. The Company is currently not profitable. Even if the Company succeeds in introducing the ChromaID technology and related products to its target markets, the Company may not be able to generate sufficient revenue to achieve or sustain profitability.

ChromaID was invented by scientists from the University of Washington under contract with Visualant.  The Company has pursued an aggressive intellectual property strategy and have been granted eight patents.  The Company also has 22 patents pending.  The Company possess all right, title and interest to the issued patents.  Ten of the pending patents are licensed exclusively to the Company in perpetuity by the Company’s strategic partner, Intellectual Ventures through its subsidiary IDMC.

On May 6, 2015, the Company’s stockholders approved a reverse split of our common stock, in a ratio to be determined by the Company’s Board of Directors, of not less than 1-for-50 nor more than 1-for-150. On June 9, 2015, the Company’s Board of Directors determined that the ratio of the reverse split would be 1-for-150.  All warrant, option, share and per share information in this Form 10-K gives retroactive effect for a 1-for-150 split with all numbers rounded up to the nearest whole share.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $2,631,037 and $1,017,291 for the years ended September 30, 2015 and 2014, respectively. Net cash used in operating activities was $(239,877) and $(1,379,397) for the years ended September 30, 2015 and 2014, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of September 30, 2015, the Company’s accumulated deficit was $24,166,156.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, our Chief Executive Officer, or entities with which he is affiliated. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by the Company’s independent registered public accounting firm relating to our financial statements for the year ended September 30, 2015 includes an explanatory paragraph expressing the substantial doubt about the Company’s ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation – The accompanying unaudited consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries, TransTech Systems, Inc. Inter-Company items and transactions have been eliminated in consolidation.

Cash and Cash Equivalents – The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable consist primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $20,000 and $10,000 reserve for impaired inventory as of September 30, 2015 and 2014, respectively.

Equipment – Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 5-20 years.

Intangible Assets/ Intellectual Property – The Company amortized the intangible assets and intellectual property acquired in connection with the acquisition of TransTech, over sixty months on a straight - line basis, which was the time frame that the management of the Company was able to project forward for future revenue, either under agreement or through expected continued business activities.  Intangible assets and intellectual property acquired from RATLab LLC and Javelin are recorded likewise. The Company performs annual assessments and has determined that no impairment is necessary. On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab LLC, namely the rights to the medical field of use of the Chroma ID technology. On July 31, 2012, the Company closed the acquisition of all rights to the ChromaID technology in the environmental field of use from Javelin LLC.

Goodwill – Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. With the adoption of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Reporting units are one level below the business segment level, but are combined when reporting units within the same segment have similar economic characteristics. Under the criteria set forth by ASC 350, the Company has one reporting unit based on the current structure.  An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit.  The Company performs annual assessments and has determined that no impairment is necessary.

Long-Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and

Level 3 – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Derivative Instruments – Warrants with the June 2013 Private Placement

Liabilities measured at fair value on a recurring basis are summarized as follows:

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	September 30, 2015

Liabilities:
Derivative Instruments - Warrants	$-	$2,196,716	$-	$2,196,716

Total	$-	$2,196,716	$-	$2,196,716

September 30, 2015
Market price and estimated fair value of common stock:	$5.600
Exercise price	2.50
Expected term (years)	0.25
Dividend yield	-
Expected volatility	105.1%
Risk-free interest rate	0.001%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the warrants.

The Company issued warrants to purchase 697,370 shares of common stock in connection with our June 2013 private placement of 348,685 shares of common stock.  The exercise price of these warrants is $2.50 per share.  These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  These warrants were issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of our common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants were recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished.

The proceeds from the private placement were allocated between the shares of common stock and the warrants issued in connection with the private placement based upon their estimated fair values as of the closing date at June 14, 2013, resulting in the aggregate amount of $2,494,710 allocated to stockholders’ equity and $2,735,290 allocated to the warrant derivative.  The Company recognized $1,448,710 of other expense resulting from the increase in the fair value of the warrant liability at September 30, 2013. During the year ended September 30, 2014, the Company recognized $2,092,000 of other income resulting from the decrease in the fair value of the warrant liability at September 30, 2014. During the year ended September 30, 2015, the Company recognized $104,716 of other expense resulting from the decrease in the fair value of the warrant liability at September 30, 2015.

Liabilities measured at fair value on a recurring basis are summarized as follows:

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	September 30, 2015

Liabilities:
Derivative Instruments - Warrants	$-	$306,082	$-	$306,082

Total	$-	$306,082	$-	$306,082

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the warrants.

September 30, 2015
Market price and estimated fair value of common stock:	$5.60
Exercise price	2.50
Expected term (years)	0.25
Dividend yield	-
Expected volatility	105.1%
Risk-free interest rate	0.001%

The Company issued a warrant to purchase 97,169 shares of common stock in connection with the November 2013 IDMC Services and License Agreement. The warrant price of $30.00 per share expires November 10, 2018 and the per share price is subject to adjustment.  This warrant was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  This warrant was issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of our common stock or securities exercisable, convertible or exchangeable for our common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants was recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished. During the year ended September 30, 2014, the Company recognized $320,657 of other expense related to the IDMC warrant. During the year ended September 30, 2015, the Company recognized $14,574 of other income related to the IDMC warrant.

Derivative Instrument – Convertible Note Payable KBM Worldwide, Inc.

The Company entered into a Convertible Note Payable with KBM Worldwide, Inc. on August 25, 2014 for $103,500. The Note was paid off on March 2, 2015. The Company entered into a Convertible Note Payable with KBM on September 24, 2014 for $63,000. The Note was repaid March 27, 2015. The Company entered into a Convertible Note Payable with KBM on January 27, 2015 for $64,000. The KBM Note accrued interest at a rate of 8% per annum and becomes due on October 27, 2015 and was convertible into common stock on July 26, 2015. On August 3, 10, 13 and 14, 2015, the Company issued a total of 23,010 shares of common stock to KBM Worldwide, Inc. related to the conversion of $64,000 of debt and interest of $2,560 pursuant to a Securities Purchase Agreement dated January 27, 2015. The shares were issued at an average of $2.785 per share, with a low price of $2.50 per share.

During the year ended September 30, 2014, the Company recognized $166,500 of other expense related to the KBM Note. During the year ended September 30, 2015, the Company recognized $29,529 of other income and allocated $98,940 to stockholder’s equity related to the KBM Note. The Company recorded accrued interest of $898 as of June 30, 2015. The Company recorded on a loss on conversion of $34,035 and allocated $34,035 to stockholder’s equity.

Derivative Instrument – Series A Convertible Preferred Stock

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	September 30, 2015

Liabilities:
Derivative Instruments - Warrants	$-	$147,004	$-	$147,004

Total	$-	$147,004	$-	$147,004

Liabilities measured at fair value on a recurring basis are summarized as follows:

September 30, 2015
Market price and estimated fair value of common stock:	$5.60
Exercise price	2.50
Expected term (years)	0.25
Dividend yield	-
Expected volatility	105.1%
Risk-free interest rate	0.001%

The risk-free rate of return reflects the interest rate for the United States Treasury Note with similar time-to-maturity to that of the Series A Convertible Preferred Stock.

The Company issued 11,667 shares of Series A Convertible Preferred Stock with attached warrants during the year ended September 30, 2015. The Company allocated $233,322 to stockholders equity and $116,678 to the derivative warrant liability. The warrants were issued with a down round provision. During the year ended September 30, 2015, the Company recognized $30,338 of other expense related to the warrant liability.

Derivative Instrument – Convertible Note Payable Vis Vires Group, Inc.

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	September 30, 2015

Liabilities:
Derivative Instruments - Convertible Promissory Note	$-	$55,038	$-	$55,038

Total	$-	$55,038	$-	$55,038

Liabilities measured at fair value on a recurring basis are summarized as follows:

September 30, 2015
Market price and estimated fair value of common stock:	$5.60
Exercise price	3.64
Expected term (years)	0.375
Dividend yield	-
Expected volatility	105.1%
Risk-free interest rate	0.75%

The Company entered into a Convertible Note Payable with Vis Vires Group, Inc. on August 10, 2015 for $84,000 to fund short-term working capital.  The Vis Vires Note accrues interest at a rate of 8% per annum and becomes due on May 12, 2016 and is convertible into common stock on February 5, 2016. The Vis Vires Note is convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion. The Company recorded accrued interest of $405 as of September 30, 2015.

During the year ended September 30, 2015, the Company recognized $55,038 of other expense related to the Vis Vires Note.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities at September 30, 2015 and 2014 based upon the short-term nature of the assets and liabilities.

Revenue Recognition – Visualant and TransTech revenue are derived from products and services. Revenue is considered realized when the products or services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, the Company defers all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned.

Stock Based Compensation – The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities issued subsequent to September 30, 2015. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Income Taxes – Income taxes are calculated based upon the asset and liability method of accounting.  Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.  A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard to allow for recognition of such an asset.  In addition, realization of an uncertain income tax position must be estimated as “more likely than not” (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements.  Further, the recognition of tax benefits recorded in the financial statements, if any, is based on the amount most likely to be realized assuming a review by tax authorities having all relevant information.

The Company recognizes refundable and deferred assets to the extent that management has determined their realization. As of September 30, 2015 and 2014, the Company had refundable tax assets related to TransTech of $0 and $29,590, respectively.

Net Loss per Share – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of September 30, 2015, there were options outstanding for the purchase of 57,407 common shares, warrants for the purchase of 899,750 common shares, 11,667 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock, up to 34,871 shares of our common stock issuable upon the exercise of placement agent warrants and an unknown number of shares related to the conversion of $109,000 in convertible promissory notes which could potentially dilute future earnings per share. As of September 30, 2014, there were options outstanding for the purchase of 87,333 common shares, warrants for the purchase of 857,083 common shares and up to 34,871 shares of our common stock issuable upon the exercise of placement agent warrants and an unknown number of shares related to the conversion of $166,500 in convertible promissory notes which could potentially dilute future earnings per share.

Dividend Policy – The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

In August 2014, FASB issued ASU 2014-15—Presentation of Financial Statements—Going Concern (ASC Subtopic 205-40): “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. The update requires management to assess a company’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. All entities are required to apply the new requirements in annual periods ending after December 15, 2016, and interim periods thereafter. Early application is permitted. As such, GrowLife, Inc. is required to adopt these provisions for the annual period ending December 31, 2016. The Company is currently evaluating the impact of FASB ASU 2014-15 but does not expect the adoption thereof to have a material effect on the Company’s financial statements.

In May 2014, FASB issued ASU 2014-09—Revenue from Contracts with Customers (Topic 606): “Section A—Summary and Amendments That Create Revenue from Contracts with Customers, (Topic 606) and Other Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40), Section B—Conforming Amendments to Other Topics and Subtopics in the Codification and Status Tables, Section C—Background Information and Basis for Conclusions”. The guidance in this update affects any entity that enters into contracts with customers to transfer goods or services and supersedes the revenue recognition requirements in Topic 605, Revenue Recognition. The update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. As such, GrowLife, Inc. is required to adopt these provisions as of December 31, 2016. The Company is currently evaluating the impact of FASB ASU 2014-09 but does not expect the adoption thereof to have a material effect on the Company’s financial statements.

In July 2013, FASB issued ASU 2013-11—Income Taxes (ASC Topic 740): “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force)”. The amendments in this update provide explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.  The adoption of FASB ASU 2013-11 did not have a material effect on the Company’s financial statements.

New Accounting Standards Issued But Not Yet Adopted

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory ("ASU 2015-11"). This ASU requires inventories measured under any methods other than last-in, first-out ("LIFO") or the retail inventory method to be subsequently measured at the lower of cost or net realizable value, rather than at the lower of cost or market. Subsequent measurement of inventory using LIFO or the retail inventory method is unchanged by this ASU. ASU 2015-11 is effective for public companies for interim and annual periods beginning after December 15, 2016. The Company is currently evaluating the impact that this standard will have on the consolidated financial statements and does not anticipate a significant impact to the Company's financial position as a result of this change.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 affects reporting entities that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for us on January 1, 2016, with early adoption permitted. The Company does not believe that this pronouncement will have an impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”).  The amendments in ASU 2015-03 require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in ASU 2015-03. ASU 2015-03 is effective for the Company on January 1, 2016, with early adoption permitted.  The Company is currently evaluating the potential changes from this ASU to the Company’s future financial reporting and disclosures.

4.	DEVELOPMENT OF OUR CHROMAID™ TECHNOLOGY

The Company is focused primarily on the development of a proprietary technology which is capable of uniquely identifying and authenticating almost any substance using light to create, record and detect the unique digital “signature” of the substance.  The Company calls this its “ChromaID™” technology.

The Company’s ChromaID™ Technology

The Company has developed a proprietary technology to uniquely identify and authenticate almost any substance. This patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material.  This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature.  Each ChromaID signature is comprised of from hundreds or thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light that are outside the humanly visible light spectrum. The data obtained allows the Company to create a very specific and unique ChromaID signature of the substance for a myriad of authentication and verification applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light.  Spectrophotometers typically have a higher cost and utilize a form factor more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific frequencies of light resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications.  The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration.  The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. The Visualant scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result.

The following summarizes the Company’s plans for its Company’s proprietary ChromaID technology. Based on the Company’s anticipated expenditures on this technology, the expected efforts of its management and its relationship with Intellectual Ventures and its subsidiary, IDMC, and the Company’s other strategic partner, Sumitomo Precision Products, Ltd., the Company expects its ChromaID technology to provide an increasing portion of its revenues in future years from product sales, licenses, royalties and other revenue streams., as discussed further below.

ChromaID:  A Foundational Platform Technology

The Company’s ChromaID technology provides a platform upon which a myriad of applications can be developed.  As a platform technology, it is analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed.  The ChromaID technology is an enabling technology that brings the science of light and photonics to low cost, real world commercialization opportunities across multiple industries. The technology is foundational and as such, the basis upon which the Company believes a significant business can be built.

As with other foundational technologies, a single application may reach across multiple industries. The ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension this same technology can identify pure water from water with contaminants present. It can provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It can detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different clear liquids.

The cornerstone of a company with a foundational platform technology is its intellectual property.  ChromaID was invented by scientists from the University of Washington under contract with Visualant.  The Company has pursued an aggressive intellectual property strategy and has been granted nine patents.  The Company currently have 21 patents pending.  The Company possesses all right, title and interest to the issued patents.  Ten of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, the IDMC subsidiary of Intellectual Ventures.

At the Photonics West trade show held in San Francisco in February 2013, we were honored to receive a PRISM award from the Society of Photo-Optical Instrumentation Engineers International, better known as SPIE. The PRISM awards recognizes photonic products that break with conventional ideas, solve problems, and improve life through the application of light-based technologies.

IDMC Relationship

In November 2013, the Company entered into a strategic relationship with IDMC, a subsidiary of Intellectual Ventures, a private intellectual property fund with over $5 billion under management.  Intellectual Ventures owns over 40,000 IP assets and has broad global relationships for the invention of technology, the filing of patents and the licensing of intellectual property.  IDMC has worked to expand the reach and the potential application of the ChromaID technology and has filed ten patents base on the ChromaID technology, which it has licensed to the Company.  In connection with IDMC’s work to expand the Company’s intellectual property portfolio, the Company agreed to curtail outbound marketing activities of its technology through the fourth fiscal quarter of 2014.

Initial testing in the Company’s laboratories and the work of the IDMC inventors have shown that the ChromaID technology has a number of broad and useful applications a few of which include:

•	Milk identification for quality, protein and fat content and impurities
•	Identification of liquids for counterfeits or contaminants
•	Detecting adulterants in food and food products compromising its quality
•	Color grading of diamonds
•	Identifying real cosmetics versus counterfeit cosmetics
•	Identifying counterfeit medications versus real medications
•	Identifying regular flour versus gluten free flour
•	Authenticating secure identification cards

Products

The Company first delivered product, the ChromaID Lab Kit, scans and identifies solid surfaces. The Company is marketing this product to customers who are considering licensing the technology. Target markets include, but are not limited to, commercial paint manufacturers, pharmaceutical equipment manufacturers, process control companies, currency paper and ink manufacturers, security cards, cosmetic companies, scanner manufactures and food processing companies.

The Company’s second product, the ChromaID Liquid Lab Kit, scans and identifies liquids.  This product is currently in prototype form.  Similar to the Company’s first product, it will be marketed to customers who are considering licensing the technology. Rather than use an LED emitter to reflect light off of a surface that is captured by a photodiode to generate a ChromaID signature the liquid analysis product shines light through the liquid (transmissive) with the LEDs positioned on one side of the liquid sample and the photo detectors on the opposite side. This device is in a functional state in our laboratory and the Company anticipates having a Liquid ChromaID Lab Kit available for customers by the Company during the fall of 2015. Target markets include, but are not limited to, water companies, petrochemical companies, pharmaceutical companies, and numerous consumer applications.

The ChromaID Lab Kits allows potential licensors of our technology to work with our technology and develop solutions for their particular application.  Our contractual arrangements with IDMC are described in greater detail below.

Our Commercialization Plans for the ChromaID Technology.

The Company shipped its first ChromaID product, the ChromaID Lab Kits, to our strategic partner IDMC during the last calendar quarter of 2013 and first calendar quarter of 2014, after we completed final assembly and testing. As part of the Company’s agreement with IDMC, the Company curtailed its ChromaID marketing efforts through the fourth calendar quarter of 2014 while IDMC worked to expand our intellectual property portfolio. Thereafter, the Company began to actively market the ChromaID Lab Kits to interested and qualified customers. Some ChromaID Lab Kits are provided free of charge to potential customers.  Others are sold for a modest price. To date, the Company has achieved limited revenue from the sale of our ChromaID Lab Kits.

The Lab Kit includes the following:

ChromaID Scanner. A small device made with electronic and optical components and firmware which pulses light onto a flat material and records and digitizes the light that is reflected back from that material. The device is the size of a typical flashlight (5.5” long and 1.25” diameter).  However, the technology can be incorporated into almost any size, shape and configuration.

ChromaID Lab Software. A software application that runs on a Windows PC. The software allows for configuration of the scanner, controls the behavior of the ChromaID Scanner, displays a graph of the captured ChromaID signature profile, stores the ChromaID signature in a database and uses algorithms to compare the accuracy of the match of the unknown scan to the known ChromaID signature profile.  This software is intended for lab and experimental use only and is not required for commercialized product applications.

Software Development Toolkit. A collection of software applications, API (an abbreviation of application program interface – a set of routines, protocols, and tools for building software applications) definitions and file descriptions that allow a customer to extract the raw data from the ChromaID signatures and run their own software routines against that raw data.

The ChromaID Lab Kit allows customers to experiment with and evaluate the ChromaID technology and determine if it is appropriate for their specific applications. The primary electronic and optical parts of the ChromaID scanner, called the “scan head,” could be supplied to customers to integrate into their own products.  A set of ChromaID Developer Tools are also available.  These allow customers to develop their own applications and products based on the ChromaID technology.

ChromaID signatures must be stored, managed, and readily accessible for comparison, matching and authentication purposes. The database can be owned and operated by the end customer, but in the case of thousands of ChromaID signatures, database management may be outsourced to us or a third party provider.  These database services could be made available on a per-access transaction basis or on a monthly or annual subscription basis.  The actual storage location of the database can be cloud-based, on a stand-alone scanning device or on a mobile device via a Bluetooth connection depending on the requirements of access, size of the database and security as defined by the customer. As a result, large databases can be accessed by cell phone or other mobile technologies using either local storage or cloud based storage.

Based on the commercialization plans outlined above, the Company’s business model anticipates deriving revenue from several sources:

•	Sales of the ChromaID Lab Kit and ChromaID Liquid Lab Kit
•	Non Recurring Engineering (NRE) fees to assist customers with scan integration into their products
•	Licensing of the ChromaID technology
•	Royalties per unit generated from the sales of scan heads
•	Per click transaction revenue from accessing the unique ChromaID signatures
•	Developing custom product applications for customers
•	ChromaID database administration and management services

The Company’s Acceleration of Business Development in the United States and Around the World

The Company is coordinating its internal business development, sales and marketing efforts with those of its strategic partners IDMC, and Sumitomo Precision Products to leverage market data and information in order to focus on specific target vertical markets which have the greatest potential for early adoption.  The ChromaID Lab Kit provides a means for us to demonstrate the technology to customers in these markets.  It also allows customers to experiment with developing unique applications for their particular use.  Visualant’s Business Development team is pursuing license opportunities with customers in our target markets.

There is no requirement for FDA or other government approval for the current applications of our ChromaID technology. Over time, as the Company explores the application of its ChromaID technology for medical diagnostics and other applications, the Company expects that there will be requirements for FDA and other government approvals before applications using the technology in medical and other regulated fields can enter the marketplace.

Research and Development

The Company’s research and development efforts are primarily focused improving the core foundational ChromaID technology and developing new and unique applications for the technology.   As part of this effort, the Company typically conduct testing to ensure that ChromaID application methods are compatible with the customer’s requirements, and that they can be implemented in a cost effective manner. The Company is also actively involved in identifying new application methods.  Visualant’s team has considerable experience working with the application of light-based technologies and their application to various industries. The Company believes that its continued development of new and enhanced technologies relating to our core business is essential to its future success. The Company spent $362,661 and $670,742 during the years ended September 30, 2015 and 2014, respectively, on research and development activities.  The Company’s research and development efforts are supported internally, through its relationship with IDMC and through contractors led by Dr. Tom Furness and his team at RATLab LLC.

The Company’s Patents

The Company believes that it’s nine patents, 21 patent applications, and two registered trademarks, and our trade secrets, copyrights and other intellectual property rights are important assets. The Company’s patents will expire at various times between 2027 and 2033. The duration of the Company’s trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

The patents that have been granted to Visualant include:

On August 9, 2011, the Company was issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, the Company was issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, the Company was issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, the Company was issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, the Company was issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, the Company was issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, the Company was issued US Patent No. 8,888,207 B2 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033.

On March 23, 2015, the Company was issued US Patent No. 8,988,666 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On May 26, 2015, the Company was issued patent US Patent No. 9,041,920 B2 entitled “Device for Evaluation of Fluids using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033.

The Company pursues an aggressive patent strategy to expand its unique intellectual property in the United States and other countries.

Services and License Agreement Invention Development Management Company, L.L.C.

In November 2013, the Company entered into a Services and License Agreement with IDMC. IDMC is affiliated with Intellectual Ventures, which collaborates with inventors and partners with pioneering companies and invests both expertise and capital in the process of invention. On November 19, 2014, the Company amended the Services and License Agreement with IDMC. This amendment exclusively licenses 10 filed patents to us.

The agreement requires IDMC to identify and engage inventors to develop new applications of Visualant’s ChromaID™ technology, present the developments to us for approval, and file at least 10 patent applications to protect the developments. IDMC is responsible for the development and patent costs. The Company provided the Chroma ID Lab Kits to IDMC at no cost and are providing ongoing technical support. In addition, to provide time for this accelerated expansion of its intellectual property the Company delayed the selling of the ChromaID Lab Kits for 140 days except for certain select accounts. The Company continued its business development efforts during this period and have worked with IDMC and their global business development resources to secure potential customers and licensees for the ChromaID technology. The Company shipped 20 ChromaID Lab Kits to inventors in the IDMC network during December 2013 and January 2014. As part of the agreement with IDMC, the Company curtailed its ChromaID marketing efforts through the fourth calendar quarter of 2014 while IDMC worked to expand our intellectual property portfolio. Thereafter, the Company began to actively market the ChromaID Lab Kits to interested and qualified customers.

The Company has received a worldwide, nontransferable, exclusive license to the intellectual property developed under the IDMC agreement during the term of the agreement, and solely within the identification, authentication and diagnostics field of use, to (a) make, have made, use, import, sell and offer for sale products and services; (b) make improvements; and (c) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

The Company received a nonexclusive and nontransferable option to acquire a worldwide, nontransferable, nonexclusive license to the useful intellectual property held by IDMC within the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer to sell products and services and (b) grant sublicenses to any and all of the foregoing rights. The option to acquire this license may be exercised for up to two years from the effective date of the Agreement.

IDMC is providing global business development services to us for geographies not being pursued by Visualant. Also, IDMC has introduced the Company to potential customers, licensees and distributors for the purpose of identifying and pursuing a license, sale or distribution arrangement or other monetization event.

The Company granted to IDMC a nonexclusive, worldwide, fully paid, nontransferable, sublicenseable, perpetual license to our intellectual property solely outside the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer for sale products and services and (b) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

The Company granted to IDMC a nonexclusive, worldwide, fully paid up, royalty-free, nontransferable, non-sublicenseable, perpetual license to access and use the Company’s technology solely for the purpose of marketing the aforementioned sublicenses of our intellectual property to third parties outside the designated fields of use.

In connection with the original license agreement, the Company issued a warrant to purchase 97,169 shares of common stock to IDMC as consideration for the exclusive intellectual property license and application development services. The warrant has a current exercise price of $2.50 per share and expires November 10, 2018. The per share price is subject to adjustment based on any issuances below $2.50 per share except as described in the warrant.

The Company agreed to pay IDMC a percentage of license revenue for the global development business services and a percentage of revenue received from any company introduced to us by IDMC. The Company also have also agreed to pay IDMC a royalty when the Company receives royalty product revenue from an IDMC-introduced company. IDMC has agreed to pay the Company a license fee for the nonexclusive license of the Company’s intellectual property.

The term of both the exclusive intellectual property license and the nonexclusive intellectual property license commences on the effective date of November 11, 2013, and terminates when all claims of the patents expire or are held in valid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.

The term of the Agreement commences on the effective date until either party terminates the Agreement at any time following the fifth anniversary of the effective date by providing at least ninety days’ prior written notice to the other party.

5.	AGREEMENTS WITH SUMITOMO PRECISION PRODUCTS CO., LTD.

In May 2012, the Company entered into a Joint Research and Product Development Agreement (the “Joint Development Agreement”) with Sumitomo Precision Products Co., Ltd., a publicly-traded Japanese corporation, for the commercialization of our ChromaID technology.   In March 2013, the Company entered into an amendment to this agreement, which extended the Joint Development Agreement from March 31, 2013 to December 31, 2013.   The extension provided for continuing work between Sumitomo and Visualant focused on advancing the ChromaID technology and market research aimed at identifying the most significant markets for the ChromaID technology. This agreement expired December 31, 2013. This collaborative work supported the development of the ChromaID Lab Kit. The current version of the technology was introduced to the marketplace as a part of our ChromaID Lab Kit during the fourth quarter of 2013.

The Company also entered into a License Agreement with Sumitomo in May 2012 which provides for an exclusive license for the then-extant ChromaID technology. The territories covered by this license include Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines). On May 21, 2015, the Company entered into an amendment to the License Agreement, which, effective as of June 18, 2014, which eliminated the Sumitomo exclusivity and provides that if the Company sells products in certain territories – Japan, China, Taiwan, Korea and the entirety of Southeast Asia (Burma, Indonesia, Thailand, Cambodia, Laos, Vietnam, Singapore and the Philippines) – the Company will pay Sumitomo a royalty rate of 2% of net sales (excluding non-recurring engineering revenues) over the remaining term of the five-year License Agreement (through May 2017).

6.	ACQUISITION OF TRANSTECH

The Company’s wholly owned subsidiary, TransTech Systems, Inc., is a distributor of products, including systems solutions, components and consumables, for employee and personnel identification in government and the private sector, document authentication, access control, and radio frequency identification.  TransTech provides these products and services, along with marketing and business development assistance to value-added resellers and system integrators throughout North America.

The Company expects its ownership of TransTech to accelerate our market entry and penetration through well-operated and positioned dealers of security and authentication systems, thus creating a natural distribution channel for products featuring its proprietary ChromaID technology.  TransTech currently provides substantially all of our revenues.  TransTech’s management team functions independently from Visualant’s and its operations require a minimal commitment of our management time and other resources.  The Company’s acquisition of TransTech in June 2010.

7.	ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $619,845 and $815,460, net of allowance, as of September 30, 2015 and 2014, respectively. The Company had one customer (11.1%) in excess of 10% of the Company’s consolidated revenues for the year ended September 30, 2015. The Company had  two customers (13.5% and 11.1%) with accounts receivable in excess of 10% as of September 30, 2015. The Company does expect to have customers with consolidated revenues or accounts receivable balances of 10% of total accounts receivable in the foreseeable future.

8.	INVENTORIES

Inventories were $217,824 and $412,831 as of September 30, 2015 and 2014, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There is a $20,000 and $10,000 reserve for impaired inventory as of September 30, 2015 and 2014, respectively.

9.	FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $366,250 and $447,236 as of September 30, 2015 and 2014, respectively. Accumulated depreciation was $803,705 and $742,676 as of September 30, 2015 and 2014, respectively. Total depreciation expense, was $79,576 and $64,357 for the years ended September 30, 2015 and 2014, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

Property and equipment as of September 30, 2015 was comprised of the following:

	Estimated	June 30, 2015
	Useful Lives	Purchased	Capital Leases	Total
Machinery and equipment	2-10 years	$192,374	$87,038	$279,412
Leasehold improvements	5-20 years	603,612	-	603,612
Furniture and fixtures	3-10 years	77,039	101,260	178,299
Software and websites	3- 7 years	63,783	44,849	108,632
Less: accumulated depreciation		(570,558)	(233,147)	(803,705)
		$366,250	$-	$366,250

10.	INTANGIBLE ASSETS

Intangible assets as of September 30, 2015 and 2014 consisted of the following:

	Estimated	September 30,	September 30,
	Useful Lives	2015	2014

Customer contracts	5 years	$983,645	$983,645
Technology	5 years	712,500	712,500
Less: accumulated amortization		(1,538,145)	(1,264,492)
Intangible assets, net		$158,000	$431,653

Total amortization expense was $273,653 and $339,229 for the years ended September 30, 2015 and 2014, respectively.

The fair value of the TransTech intellectual property acquired was $983,645, estimated by using a discounted cash flow approach based on future economic benefits associated with agreements with customers, or through expected continued business activities with its customers. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results. The TransTech intellectual property was fully amortized as of September 30, 2015.

The fair value of the RATLab intellectual property associated with the assets acquired was $450,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the Javelin intellectual property acquired was $262,500 estimated by using a discounted cash flow approach based on future economic benefits associated with the assets acquired. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

11.	ACCOUNTS PAYABLE

Accounts payable were $2,520,223 and $2,234,123 as of September 30, 2015 and 2014, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company.  The Company had one vendor (12.5%) with accounts payable in excess of 10% of its accounts payable as of September 30, 2015. The Company does expect to have vendors with accounts payable balances of 10% of total accounts payable in the foreseeable future.

12.	CONVERTIBLE NOTES PAYABLE

The Company entered into a Convertible Note Payable with KBM Worldwide, Inc. on August 25, 2014 for $103,500. The Note was paid off on March 2, 2015. The Company entered into a Convertible Note Payable with KBM on September 24, 2014 for $63,000. The Note was repaid March 27, 2015. The Company entered into a Convertible Note Payable with KBM on January 27, 2015 for $64,000. The KBM Note accrued interest at a rate of 8% per annum and becomes due on October 27, 2015 and was convertible into common stock on July 26, 2015. On August 3, 10, 13 and 14, 2015, the Company issued a total of 23,010 shares of common stock to KBM Worldwide, Inc. related to the conversion of $64,000 of debt and interest of $2,560 pursuant to a Securities Purchase Agreement dated January 27, 2015. The shares were issued at an average of $2.785 per share, with a low price of $2.50 per share.

During the year ended September 30, 2014, the Company recognized $166,500 of other expense related to the KBM Note. During the year ended September 30, 2015, the Company recognized $29,529 of other income and allocated $98,940 to stockholder’s equity related to the KBM Note. The Company recorded accrued interest of $898 as of June 30, 2015. The Company recorded on a loss on conversion of $34,035 and allocated $34,035 to stockholder’s equity.

The Company entered into a Convertible Note Payable with Vis Vires Group, Inc. on August 10, 2015 for $84,000 to fund short-term working capital.  The Vis Vires Note accrues interest at a rate of 8% per annum and becomes due on May 12, 2016 and is convertible into common stock on February 5, 2016. The Vis Vires Note is convertible at 65% of the average of the lowest three day trading price in the 10 days prior to conversion. The Company recorded accrued interest of $405 as of September 30, 2015.

The Company entered into a Convertible Promissory Note with Planning Partners, Inc. on September 24, 2015 for $25,000 to fund short-term working capital.  The Planning Partners Note accrues interest at a rate of 8% per annum and becomes due on September 23, 2016 and is convertible into common stock as part of our next financing. The Company recorded accrued interest of $38 as of September 30, 2015.

13.	NOTES PAYABLE, CAPITALIZED LEASES AND LONG TERM DEBT

Notes payable, capitalized leases and long term debt as of September 30, 2015 and 2014 consisted of the following:

	September 30,	September 30,
	2015	2014

Capital Source Business Finance Group	$364,757	$488,398
Note payable to Umpqua Bank	199,935	200,000
Secured note payable to J3E2A2Z LP - related party	600,000	600,000
TransTech capitalized leases, net of capitalized interest	0	2,562
Total debt	1,164,692	1,290,960
Less current portion of long term debt	(1,164,692)	(1,290,960)
Long term debt	$-	$-

Capital Source Business Finance Group Secured Credit Facility

The Company finances its TransTech operations from operations and a Secured Credit Facility with Capital Source Business Finance Group. On December 9, 2008, TransTech entered into a $1,000,000 secured credit facility with Capital Source to fund its operations.   On June 12, 2015, the secured credit facility was renewed for an additional six months, with a floor for prime interest of 4.5% (currently 4.5%) plus 2.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $1,000,000. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by Visualant, including a security interest in all assets of Visualant. Availability under this Secured Credit ranges from $0 to $175,000 ($24,000 as of September 30, 2015) on a daily basis. The remaining balance on the accounts receivable line of $364,757 as of September 30, 2015 must be repaid by the time the secured credit facility expires on December 12, 2015, or we renew by automatic extension for the next successive six-month term.

Note Payable to Umpqua Bank

The Company has a $199,935 Business Loan Agreement with Umpqua Bank (the “Umpqua Loan”), which currently matures on December 31, 2015 and provides for interest at 3.25% per year.  Related to this Umpqua Loan, the Company entered into a demand promissory note for $200,000 on January 10, 2014 with an entity affiliated with Ronald P. Erickson, our Chief Executive Officer. This demand promissory note will be effective in case of a default by the Company under the Umpqua Loan. The Company recorded accrued interest of $10,340 as of September 30, 2015.

Note Payables to Ronald P. Erickson or J3E2A2Z LP

The Company also has two other demand promissory notes payable to entities affiliated with Mr. Erickson, totaling $600,000.  Each of these notes were issued between January and July 2014, provide for interest of 3% per year and now mature on December 31, 2015.  They also provide for a second lien on our assets if not repaid by December 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Mr. Erickson. The Company recorded accrued interest of $22,167 as of September 30, 2015.

Aggregate maturities totaling $1,164,692 are all due within twelve months.

14.	EQUITY

Authorized Capital Stock

The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares of voting preferred stock, par value $0.001 per share.

Voting Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

On July 21, 2015, the Company filed with the Nevada Secretary of State an Amended and Restated Certificate of Designations, Preferences and Rights for our Series A Convertible Preferred Stock. Among other things, the Amended and Restated Certificate changed the conversion price and the stated value of the Series A Preferred from $0.10 (pre reverse stock split) to $30.00 (post-reverse stock split), and added a provision adjusting the conversion price upon the occurrence of certain events.

Under the Amended and Restated Certificate, the Company has 11,667 shares of Series A Preferred authorized, all of which are outstanding. Each holder of outstanding shares of Series A Preferred is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date. The Company cannot amend, alter or repeal any preferences, rights, or other terms of the Series A Preferred so as to adversely affect the Series A Preferred, without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Series A Preferred, voting as a separate voting group, given by written consent or by vote at a meeting called for such purpose for which notice shall have been duly given to the holders of the Series A Preferred.

During the year ended September 30, 2015, the Company sold 11,667 Series A Preferred Stock to two investors totaling $350,000.  These shares are expected to be convertible into 11,667 shares of common stock at $30.00 per share, subject to adjustment, for a period of five years.   The Series A Preferred Stock has voting rights and may not be redeemed without the consent of the holder. The Company also issued (i) a Series C five-year Warrant for 23,334 shares of common stock at an exercise price of $30.00 per share, which is callable at $60.00 per share; and (ii) a Series D five-year Warrant for 23,334 shares of common stock at an exercise price of $45.00 per share, which is callable at $90.00 per share. The Series A Preferred Stock and Series C and D Warrants had registration rights.

On July 20, 2015, the two investors entered into an Amendment to Series A Preferred Stock Terms whereby they agreed to the terms of the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock and waived all registration rights.

On August 14, 2015, the warrant exercise price was adjusted to $2.50 per share due to the issuance of common stock at that price.

Common Stock

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities.

The following equity issuances occurred during the year ended September 30, 2015:

On December 14, 2014, the Company entered into an Advisory Agreement with Lester Garfinkel for financial consulting services. Under the Advisory Agreement, Mr. Garfinkel was awarded 167 shares of our common stock. The Company expensed $2,500 during the year ended September 30, 2015.

On January 23, 2015, the Company issued 9,002 shares of restricted common stock to seven employees and directors for services during 2014. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $15.00 per share, the market price of our common stock. The Company expensed $135,000 during the year ended September 30, 2015.

On February 23, 2015, the Company issued 1,700 shares of common stock to NVPR LLC related to a conversion of $25,499 under a 7% Convertible Debenture.

On April 24, 2015, the Company filed a registration statement on Form S-1 to register $10 million of Company securities in a proposed public offering. The Company has applied for listing of the Company’s common stock and the warrants on The NASDAQ Capital Market.

On May 6, 2015, the Company’s stockholders approved a reverse split of our common stock, in a ratio to be determined by the Company’s Board of Directors, of not less than 1-for-50 nor more than 1-for-150. On June 9, 2015, the Company’s Board of Directors determined that the ratio of the reverse split would be 1-for-150 , and the reverse split became effective on June 17, 2015.  All warrant, option, share and per share information in this Form 10-Q gives retroactive effect for a 1-for-150 split with all numbers rounded up to the nearest whole share. The Company issued 962 fractional shares related to the reverse split.

On August 3, 10, 13 and 14, 2015, the Company issued a total of 23,010 shares of common stock to KBM Worldwide, Inc. related to the conversion of $64,000 of debt and interest of $2,560 pursuant to a Securities Purchase Agreement dated January 27, 2015. The shares were issued at an average of $2.785 per share, with a low price of $2.50 per share. The Company recorded on a loss on conversion of $34,035 and allocated $34,035 to stockholder’s equity.

The Company had the following equity transactions during the year ended September 30, 2014:

On May 15, 2014, the Company issued 10,667 shares of common stock to White Oak Capital LLC related to a conversion under a 7% Convertible Debenture. The shares were valued at $160,000 or $15.00 per share.

On June 12, 2014, the Company issued 2,000 shares of common stock to Dynasty Wealth, Inc. related to Financial Public Relations Group dated June 9, 2014. The shares were valued at $60,000 or $30.00 per share.

On August 27, 2014, the Company entered into an Addendum to a Financial Consultant Agreement or Agreement with D. Weckstein and Co, Inc. for financial consulting and investment banking services. Under the Addendum, Weckstein was awarded 6,667 shares of the Company’s common stock on August 27, 2014. The shares were valued at $30.00 per share by the parties. The Company expensed $70,000 during the year ended September 30, 2014 or $10.50, the closing price on August 27, 2014.

Warrants to Purchase Common Stock

The following warrant issuances occurred during the year ended September 30, 2015:

On June 14, 2013, the Company entered into a Purchase Agreement, Warrants, and Registration Rights Agreement with Special Situations Technology Funds and forty other accredited investors, pursuant to which the Company issued 348,685 shares of common stock at $15.00 per share for a total of $5,230,000, which amount includes the conversion of $500,000 in outstanding debt of the Company owed to one of its officers.  As part of the transaction, which closed on June 14, 2013, the Company issued to the investors (i) five year Series A Warrants to purchase a total of 348,685 shares of common stock at $22.50 per share; and (ii) five year Series B Warrants to purchase a total of 348,685 shares of common stock at $30.00 per share.  The Company also issued 34,871 placement agent warrants exercisable at $15.00 per share to GVC Capital, with an obligation to issue up to 34,871 additional placement agent warrants exercisable at $22.50 per share.  The placement agent warrants shall issue only upon the exercise of the Series A Warrants by the investors, and are issuable ratably based upon the number of Warrants exercised by the investors.  The placement agent warrants have a term of five years from the date of closing of the transaction. On August 14, 2015, the warrant exercise price was adjusted to $2.50 per share due the issuance of common stock at this price.

Warrants to purchase 4,000 shares of common stock at $15.00 per share were forfeited.

The following warrant issuances occurred during the year ended September 30, 2014:

The Company issued a warrant to purchase 97,169 shares of common stock as consideration for the exclusive IP license and application development services to IDMC signed on November 11, 2013. The warrant price of $30.00 per share expires November 10, 2018 and the per share price is subject to adjustment.  On August 14, 2015, the warrant exercise price was adjusted to $2.50 per share due the issuance of common stock at this price.

On April 2, 2014, the Company issued a warrant to purchase 6,667 shares of common stock to Thomas Furness, a supplier, at an exercise price of $30.00 per share. The Warrant expires on April 1, 2019.

On April 2, 2014, the Company issued a warrant to purchase 1,334 shares of common stock to Delacore LLC, a supplier, at an exercise price of $30.00 per share. The Warrant expires on April 1, 2017.

On June 11, 2014, the Company issued a warrant to purchase 3,334 shares of common stock to Designsense Ltd, a supplier, at an exercise price of $30.00 per share. The Warrant expires on June 10, 2017.

On June 11, 2014, the Company issued a warrant to purchase 1,667 shares of common stock to Alan Tompkins, a supplier, at an exercise price of $30.00 per share. The Warrant expires on June 10, 2017.

On June 12, 2014, the Company issued a warrant for 1,334 shares of common stock to Dynasty Wealth, Inc. The warrants vested on June 12, 2014, are exercisable at $30.00 per share expire on September 3, 2016.

Warrants to purchase 11,180 shares of common stock at $46.35 per share were forfeited.

A summary of the warrants issued as of September 30, 2015 were as follows:

	September 30, 2015
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	857,083	$26.28
Issued	46,667	37.50
Exercised	-	-
Forfeited	-	-
Expired	(4,000)	15.00
Outstanding at end of period	899,750	$3.18
Exerciseable at end of period	899,750

A summary of the status of the warrants outstanding as of September 30, 2015 is presented below:

	September 30, 2015
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life ( In Years)	Price	Exerciseable	Price
876,078	3.31	$2.50	876,078	$2.50
3,334	1.13	19.50-22.50	3,334	19.50-22.50
20,338	1.83	30.00	20,338	30.00
899,750	2.94	$3.18	899,750	$3.18

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the year ended September 30, 2015 were as follows:

Dividend yield	0%
Expected life	3
Expected volatility	90%
Risk free interest rate	0.7%

At September 30, 2015, vested warrants totaling 876,078 shares had an aggregate intrinsic value of $2,715,842.

15.	STOCK OPTIONS

Description of Stock Option Plan

On April 29, 2011, the Company’s 2011 Stock Incentive Plan was approved at the Annual Stockholder Meeting. The Company was authorized to issue options for, and has reserved for issuance, up to 46,667 shares of common stock under the 2011 Stock Incentive Plan. On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares.

Determining Fair Value under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the year ended September 30, 2015:

During the year ended September 30, 2015, twelve employees and directors, forfeited stock option grants for 41,621 shares of common stock at $18.29 per share.

On January 23, 2015, three employees were issued performance grants for 11,335 shares of common stock at $15.00 per share. The grants were issued in accordance with the 2011 Stock Incentive Plan, vest quarterly over three years after being earned and expire January 22, 2020. As of September 30, 2015, none of the stock option grants were earned.

The Company had the following stock option transactions during the year ended September 30, 2014:

During the year ended September 30, 2015, two employees of TransTech, forfeited stock option grants for 200 shares of common stock at $31.50 per share.

On April 2, 2014, the Company issued stock option grants to two employees totaling 2,633 shares at $15.00 per share. The grants vest quarterly over three years and expire on April 1, 2019.

There are currently 57,407 options to purchase common stock at an average exercise price of $18.435 per share outstanding as of September 30, 2015 under the 2011 Stock Incentive Plan. The Company recorded $65,463 and $87,550 of compensation expense, net of related tax effects, relative to stock options for the years ended September 30, 2015 and 2014 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.058) and ($.079) per share, respectively. At September 30, 2015, there is approximately $185,211 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 4.24 years.

Stock option activity for the year ended September 30, 2015 and 2014 was as follows:

	Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2013	84,900	18.954	1,609,200
Granted	2,633	15.000	39,500
Exercised	-	-	-
Forfeitures	(200)	(32.500)	(6,500)
Outstanding as of September 30, 2014	87,333	18.804	1,642,200
Granted	11,335	15.000	170,025
Exercised	-	-	-
Forfeitures	(41,261)	(18.286)	(754,500)
Outstanding as of September 30, 2015	57,407	$18.425	$1,057,725

The following table summarizes information about stock options outstanding and exercisable at September 30, 2015:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
13.500	3,334	2.38	$13.50	3,334	$13.50
15.000	20,970	3.83	15.00	6,837	15.00
19.500	19,002	4.50	19.50	19,002	19.50
22.500	13,334	4.63	22.50	13,334	22.50
36.000	767	-	36.00	934	36.00
	57,407	4.24	$18.43	43,441	$20.35

There is no aggregate intrinsic value of the exercisable options as of September 30, 2015.

16.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Related Party Transactions with Ronald P. Erickson

See Note 13 for Notes Payable to Ronald P. Erickson, our Chief Executive Officer Chief and/or entities in which Mr. Erickson has a beneficial interest.

The Company a $199,935 Business Loan Agreement with Umpqua Bank (the “Umpqua Loan”), which currently matures on December 31, 2015 and provides for interest at 3.25% per year.  Related to the Umpqua Loan, the Company entered into a demand promissory note for $200,000 on January 10, 2014 with an entity with which Ronald P. Erickson, our Chief Executive Officer, is affiliated.  This demand promissory note will be effective in case of a default by us under the Umpqua Loan.

The Company have two other demand promissory notes payable to entities affiliated with Mr. Erickson, totaling $600,000.  Each of these notes were issued between January and July 2014, provide for interest of 3% per year and now mature on December 31, 2015.  They also provide for a second lien on our assets if not repaid by December 31, 2015 or converted into convertible debentures or equity on terms acceptable to the Mr. Erickson. Mr. Erickson and/or entities with which he is affiliated also have advanced $708,500 and have unreimbursed expenses and compensation of approximately $344,221.  The Company Mr. Erickson, or entities with which he is affiliated, $1,652,721 as of September 30, 2015.

17.	COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of our business.  The Company is currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Properties and Operating Leases

The Company is obligated under various non-cancelable operating leases for its various facilities and certain equipment.

Corporate Offices

The Company’s executive office is located at 500 Union Street, Suite 420, Seattle, Washington, USA, 98101. The Company leases 2,244 square feet and its net monthly payment is $2,535. The Company leases this office on a month to month basis.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations. In March 2011, the lease was extended for a five year term at a monthly rental of $4,751. There are two additional five year renewals available with a set accelerating increase of 10% per 5 year term.

The aggregate future minimum lease payments under operating leases as of June 30, 2015 were $26,330.

18.	INCOME TAXES

The Company has incurred losses since inception, which have generated net operating loss carryforwards.  The net operating loss carryforwards arise from United States sources.

Pretax losses arising from United States operations were approximately $773,000 for the year ended September 30, 2015.

Pretax losses arising from United States operations were approximately $835,000 for the year ended September 30, 2014.

The Company has net operating loss carryforwards of approximately $18,901,000, which expire in 2020-2033. Because it is not more likely than not that sufficient tax earnings will be generated to utilize the net operating loss carryforwards, a corresponding valuation allowance of approximately $6,426,000 was established as of September 30, 2015. Additionally, under the Tax Reform Act of 1986, the amounts of, and benefits from, net operating losses may be limited in certain circumstances, including a change in control. The Company is subject to possible tax examination for the years 2011 through 2015.

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership. There can be no assurance that the Company will be able to utilize any net operating loss carryforwards in the future.

For the year ended September 30, 2015, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses and warrants issued for services.

The principal components of the Company’s deferred tax assets at September 30, 2015 are as follows:

	2015	2014
U.S. operations loss carry forward at statutory rate of 34%	$(6,426,360)	$(6,163,645)
Non-U.S. operations loss carry forward at statutory rate of 20.5%	0	0
Total	(6,426,360)	(6,163,645)
Less Valuation Allowance	6,426,360	6,163,645
Net Deferred Tax Assets	-	-
Change in Valuation allowance	$6,426,360	$6,163,645

A reconciliation of the United States Federal Statutory rate to the Company’s effective tax rate for the period ended September 30, 2015 and 2014 is as follows:

	2015	2014
Federal Statutory Rate	-34.0%	-34.0%
Increase in Income Taxes Resulting from:
Change in Valuation allowance	34.0%	34.0%
Effective Tax Rate	0.0%	0.0%

19.	SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued.

As of November 3, 2015, the Company received commitments from debtors to convert $1,000,000 into common stock of the Company as part of the Company’s proposed listing on The NASDAQ Capital Market. These conversions are expected to increase stockholder’s equity by $1,000,000.

The Company entered into convertible notes payable with accredited investors during September 2015 and October 2015 totaling $255,000 to fund short-term working capital.  Notes payable accrue interest at a rate of 8% per annum and becomes due during September and October 2016 and are convertible into common stock as part of the Company’s next financing.